UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ACTION PERFORMANCE COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies: 19,341,740 shares of Action Performance common stock, which includes (i) 18,668,711 shares of common stock which are issued and outstanding, and (ii) 673,029 shares of common stock issuable upon exercise of issued and outstanding warrants and vested options that have an exercise price less than $13.00 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $28,935.20 was determined by multiplying 0.0001177 by the aggregate amount of cash to be transferred to security holders in the transaction.

(4)	Proposed maximum aggregate value of transaction: $245,838,554

(5)	Total fee paid: $28,935.20

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

ACTION PERFORMANCE COMPANIES, INC.
1480 S. Hohokam Drive
Tempe, AZ 85281
(602) 227-3900
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Action Performance Companies, Inc.:
      You are cordially invited to attend a special meeting of shareholders of Action Performance Companies, Inc. (“Action Performance”) to be held on                     , 2005, at 8:00 a.m., local time, at Action Performance’s corporate headquarters located at 1480 S. Hohokam Drive, Tempe, Arizona 85281.
      On August 29, 2005, Action Performance entered into a merger agreement providing for the acquisition of Action Performance by SMISC, LLC (“SMISC”), a Delaware limited liability company equally owned by International Speedway Corporation and Speedway Motorsports, Inc. If the merger contemplated by the merger agreement is consummated, you will be entitled to receive $13.00 in cash, without interest, for each share of Action Performance common stock you own. At the special meeting, you will be asked to approve the merger agreement, a copy of which is attached to this proxy statement as Appendix A, and the transactions contemplated thereby.
      The board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has unanimously determined that the merger agreement and such transactions are advisable and fair to, and in the best interests of, the holders of common stock of Action Performance. The board of directors unanimously recommends that Action Performance shareholders vote “FOR” the approval of the merger agreement.
      Mr. Fred W. Wagenhals, our chief executive officer, controls the voting power over approximately 9.7% of our outstanding shares of common stock. Mr. Wagenhals is a party to a shareholder agreement, attached to this proxy statement as Appendix C with SMISC requiring him to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms.
      Only shareholders of record at the close of business on                     , 2005 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. If you fail to return your proxy card, the effect will be the same as a vote against the approval of the merger agreement.
      The accompanying proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire proxy statement carefully. The affirmative vote of a majority of the shares of Action Performance common stock outstanding on the record date is required to approve the merger agreement.
      REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR COOPERATION IN VOTING YOUR SHARES WILL BE GREATLY APPRECIATED.
      Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting.

Herbert M. Baum
Executive Chairman
Tempe, Arizona
                    , 2005
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.
      The proxy statement, dated                , 2005, is first being mailed to shareholders on or about                , 2005.

ACTION PERFORMANCE COMPANIES, INC.
1480 S. Hohokam Drive
Tempe, AZ 85281
(602) 227-3900

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held                         , 2005

TO THE SHAREHOLDERS OF ACTION PERFORMANCE COMPANIES, INC.:
      Notice is hereby given that a special meeting of shareholders of Action Performance Companies, Inc., an Arizona corporation (“Action Performance”), will be held on                     , 2005, at 8:00 a.m. local time, at Action Performance’s corporate headquarters located at 1480 S. Hohokam Drive, Tempe, Arizona 85281, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 29, 2005, by and among International Speedway Corporation, Speedway Motorsports, Inc., SMISC, LLC, Motorsports Authentics, Inc. and Action Performance, which provides for the merger of Motorsports Authentics, Inc., an indirect wholly-owned subsidiary of SMISC, LLC, with and into Action Performance, with Action Performance continuing as the surviving corporation of the merger, and the conversion of each outstanding share of common stock of Action Performance into the right to receive $13.00 in cash, without interest (other than shares held (i) as treasury shares or by any subsidiary of Action Performance or (ii) by SMISC, LLC or Motorsports Authentics, Inc.).

2. To transact such other business as may properly come before the special meeting and any adjournments or postponements of the special meeting, including, if submitted to a vote of the shareholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.
      Only shareholders of record at the close of business on                     , 2005 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.
      The board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has unanimously determined that the merger agreement and such transactions are advisable and fair to, and in the best interests of, the holders of common stock of Action Performance. The board of directors unanimously recommends that Action Performance shareholders vote “FOR” the approval of the merger agreement.
      The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the merger agreement carefully.
      We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.
      The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Action Performance common stock entitled to vote thereon. Mr. Fred W. Wagenhals, our chief executive officer, controls the voting power over approximately 9.7% of our outstanding shares of common stock. Mr. Wagenhals is a party to a shareholder agreement with SMISC, LLC requiring him to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms.
      Under Arizona law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange or quoted on NASDAQ. Consequently, because shares of Action Performance’s common stock are registered on the New York Stock Exchange, you will not be entitled to exercise dissenters’ rights. See “Special Factors — No Dissenters’ Rights” on page 46.
      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the merger agreement. If you are a shareholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. It is important that all shareholders execute, date and return the proxy, using the enclosed envelope to which no postage need be affixed if mailed in the United States.
      Please do not send any stock certificates to us at this time. If the merger is consummated, you will be sent instructions regarding surrender of your certificates.

By Order of our Board of Directors,

David M. Riddiford
Chief Financial Officer, Treasurer and Secretary
Tempe, Arizona
                    , 2005

PROXY STATEMENT

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Page

Guaranty by ISC and SMI	67
Shareholder Agreement	68
MARKET PRICE OF ACTION PERFORMANCE’S COMMON STOCK	70
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	71
FUTURE SHAREHOLDER PROPOSALS	74
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION	75
 Appendix A Agreement and Plan of Merger, dated as of August 29, 2005, by and among International Speedway Corporation, Speedway Motorsports, Inc., SMISC, LLC, Motorsports Authentics, Inc. and Action Performance Companies, Inc.

Appendix B Opinion of SunTrust Robinson Humphrey, dated August 28, 2005
Appendix C Shareholder Agreement, dated as of August 29, 2005, among SMISC, LLC and Fred W. Wagenhals

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SUMMARY TERM SHEET
      This summary term sheet highlights selected information contained in this proxy statement and might not contain all of the information that is important to you. You are urged to read this proxy statement carefully, including the appendices and the documents referred to in this proxy statement.
      In this proxy statement, the terms “we,” “us,” “our,” “Action Performance” and the “Company” refer to Action Performance Companies, Inc. and, where appropriate, its subsidiaries. In this proxy statement, we refer to International Speedway Corporation as “ISC,” Speedway Motorsports, Inc. as “SMI,” SMISC, LLC as “SMISC” and Motorsports Authentics, Inc. as “Motorsports Authentics.”
Parties Involved in the Proposed Transaction (Page 14)

•	Action Performance is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. Our products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other sports-inspired memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors and dealers, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers and select online retailers.

•	ISC is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. ISC owns and/or operates 11 of the nation’s major motorsports entertainment facilities. ISC also owns and operates the Motor Racing Network, Inc. radio network, or MRN Radio, the nation’s largest independent sports radio network in terms of event programming; DAYTONA USA — the Ultimate Motorsports Attraction, a motorsports-themed entertainment complex and the Official Attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”

•	SMI is a leading marketer and promoter of motorsports entertainment in the United States. SMI owns and operates six of the nation’s premier motorsports facilities. SMI provides souvenir merchandising services through its SMI Properties subsidiaries, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. SMI also owns Performance Racing Network, which broadcasts syndicated motorsports programming to over 710 radio stations nationwide.

•	SMISC is a Delaware limited liability company that is equally owned by ISC and SMI. SMISC does business through its subsidiaries, which engage in the business of designing, marketing and distributing licensed motorsports merchandise. SMISC may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.

•	Motorsports Authentics, Inc. is a newly-formed Arizona corporation and an indirect wholly-owned subsidiary of SMISC. SMISC formed Motorsports Authentics for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Motorsports Authentics has not engaged in any business except in anticipation of the merger. Motorsports Authentics may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.
Action Performance Will Hold a Special Meeting of Its Shareholders to Approve the Merger Agreement (Page 16)

Time, Place and Date (Page 16)
      The special meeting will be held on                     , 2005, at 8:00 a.m., local time, at Action Performance’s corporate headquarters located at 1480 S. Hohokam Drive, Tempe, Arizona 85281.

Purpose (Page 16)
      At the special meeting, you will be asked to consider and vote upon the proposal to approve the merger agreement.

Record Date and Voting (Page 16)
      Only shareholders who hold shares of Action Performance common stock at the close of business on                     , 2005, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of Action Performance common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were                      shares of Action Performance common stock outstanding and entitled to vote at the special meeting.

Vote Required (Page 17)
      Approval of the merger agreement requires the affirmative vote of a majority of the shares of Action Performance common stock outstanding on the record date. Mr. Fred W. Wagenhals, our chief executive officer, controls the voting power over approximately 9.7% of our outstanding shares of common stock. Mr. Wagenhals is a party to a shareholder agreement with SMISC requiring him to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms.

Proxies and Revocation of Proxies (Page 17)
      Any Action Performance shareholder of record entitled to vote may submit a proxy by returning the enclosed proxy by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. Any person giving a proxy has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Action Performance at Action Performance’s executive offices located at 1480 S. Hohokam Drive, Tempe, Arizona 85281, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

When the Merger will be Consummated (Page 47)
      We are working to consummate the merger as soon as possible. We anticipate consummating the merger during our first fiscal quarter ending December 31, 2005, subject to the approval and adoption of the merger agreement by Action Performance’s shareholders and the satisfaction of the other closing conditions.

Share Ownership of Directors and Executive Officers (Page 71)
      As of                     , 2005, the record date for the special meeting, the directors and executive officers of Action Performance held and are entitled to vote, in the aggregate,                      shares of Action Performance common stock, representing approximately      % of the outstanding shares of Action Performance common stock. Each of our directors and executive officers have informed Action Performance that they intend to vote all of their shares of Action Performance common stock “FOR” the approval of the merger agreement. In addition, Mr. Fred W. Wagenhals, our chief executive officer, controls the voting power over approximately 9.7% of our outstanding shares of common stock. Mr. Wagenhals is a party to a shareholder agreement with SMISC requiring him to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms.

Action Performance Shareholders Will Receive $13.00 in Cash, Without Interest, For Each Share of Action Performance Common Stock They Own (Page 48)
      Upon the consummation of the merger, each issued and outstanding share of Action Performance common stock will be converted into the right to receive $13.00 in cash, without interest (other than shares held (i) as treasury shares or by any subsidiary of Action Performance or (ii) by SMISC, Motorsports Authentics or any subsidiary of Motorsports Authentics).
How Outstanding Options and Warrants Will Be Treated (Page 42)
      All options and warrants to acquire shares of Action Performance common stock outstanding immediately prior to the effective time of the merger will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At the effective time of the merger, any options and warrants not exercised will be canceled as of the effective time of the merger, and the holders thereof will be entitled to receive a cash payment equal to $13.00 multiplied by the number of shares subject to the options or warrants, less the aggregate exercise prices of the options or warrants and less applicable taxes required to be withheld. Any options or warrants with an exercise price greater than $13.00 per share will be canceled without the right to receive any cash payment.
Recommendations of the Board of Directors; Fairness of the Merger (Page 28)

Board of Directors (Page 28)
      Our board of directors has (i) unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the holders of Action Performance common stock, (ii) unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that you vote “FOR” the approval of the merger agreement.
      Our board of directors reached this determination based on the opinion of SunTrust Robinson Humphrey, its financial advisor, and such other factors, documentation and information deemed appropriate by the board of directors.

Fairness Opinion of SunTrust Robinson Humphrey (Page 32)
      Our board of directors engaged SunTrust Robinson Humphrey to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the consideration to be received by holders of shares of Action Performance common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.
      The full text of the opinion, attached hereto as Appendix B, should be read for a description of the assumptions made, the matters considered and the limitations on the review undertaken.
      SunTrust Robinson Humphrey provided its opinion for the information and assistance of the board of directors in connection with their consideration of the merger. SunTrust Robinson Humphrey’s opinion is not a recommendation as to how any Action Performance shareholder should vote with respect to the merger agreement. Action Performance agreed to pay SunTrust Robinson Humphrey a fee for these services, the principal portion of which is payable upon consummation of the merger.
Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or In Addition To, Interests of Action Performance Shareholders Generally (Page 42)
      In considering the recommendations of our board of directors, you should be aware that some executive officers and directors of Action Performance have interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. These interests are described in more detail under “Special Factors — Interests of Action Performance Directors and Executive Officers in the Merger” beginning on page 42, and include the following:

•	the merger will constitute a “change of control” for purposes of the change of control provisions in the employment and/or change of control agreements with certain of our executive officers, and will result in a change of position or duties with respect to such executive officers. Accordingly, such executive officers will be entitled to receive severance payments under such agreements in the event such executive officers resign or are terminated in connection with the consummation of the merger;

•	option awards previously granted to our executive officers and directors will vest in full and become exercisable immediately prior to the consummation of the merger, whether or not then vested or subject to any performance condition that has not been satisfied; and

•	the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue following the effective time of the merger, as well as insurance coverage that will continue for six years following the effective time of the merger covering his or her service with Action Performance as a director or officer.
      Our board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Action Performance shareholders vote “FOR” the approval of the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.
Payment of the Merger Consideration (Page 41)
      In the merger agreement, SMISC represented and warranted to Action Performance that it had sufficient cash on hand, or commitments from ISC and SMI, to pay the aggregate merger consideration payable to holders of Action Performance common stock, options and warrants. In addition, ISC and SMI have severally (but not jointly) guaranteed all obligations of SMISC and Motorsports Authentics through the closing date under the merger agreement, including the obligation to pay such consideration. Accordingly, the consummation of the transactions contemplated by the merger agreement are not contingent upon SMISC’s receipt of third party financing.
A Number of Conditions Must Be Satisfied or Waived to Consummate the Merger (Page 61)
      The obligations of the parties to consummate the merger are subject to various standard conditions, including:

•	the approval of the merger agreement by holders of a majority of the shares of Action Performance common stock outstanding on the record date; and

•	the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);
      In addition, the obligations of SMISC and Motorsports Authentics to consummate the merger are subject to various other conditions, including:

•	the absence of any pending or, to Action Performance’s knowledge, overt, written and credible threat of any suit, action or proceeding by any governmental authority or other person having a reasonable likelihood of success challenging the merger agreement or the transactions contemplated thereby, seeking to restrain or prohibit the merger, seeking to place limitations on the ownership of Action Performance and its subsidiaries by SMISC, seeking damages that are material in relation to Action Performance, seeking to prohibit or materially limit the ownership or operation by the parties of any portion of the business or assets of Action Performance, seeking to compel the parties to divest or hold separate any portion of the business or assets of Action Performance as a result of the merger, or seeking to prohibit SMISC and its affiliates from controlling in any material respect the business or operations of Action Performance or its subsidiaries;

•	the delivery by Action Performance of its audited financial statements for its fiscal year ended September 30, 2005, including an unqualified opinion of its independent auditors;

•	the delivery by Action Performance of a written representation to SMISC setting forth any and all deficiencies, significant deficiencies, and/or material weaknesses noted in Action Performance’s compliance efforts with Section 404 of the Sarbanes-Oxley Act of 2002, as amended to date, and a separate written description of remediation and/or proposed remediation plans for such deficiencies, significant deficiencies, and/or material weaknesses, and the remediation or proposed remediation plan with respect to any identified material weakness must reasonably be expected to prevent a material adverse effect;

•	the receipt by Action Performance of consents to the transaction from certain specified drivers, driver teams and automobile manufacturers whose contracts with Action Performance give them consent rights in connection with the merger; and

•	no material adverse effect shall have occurred with respect to Action Performance since the date of the merger agreement.
See “Terms of the Merger Agreement — Conditions to the Merger” beginning on page 61 for a further discussion of the conditions to closing set forth in the merger agreement.
Limitations on Solicitation of Competing Proposals (Page 54)
      We have agreed not to solicit from third parties or enter into discussions or negotiations regarding a proposal for an alternative transaction while the merger is pending, and our board of directors may not (i) withdraw or modify its recommendation of the merger in a manner adverse to SMISC, (ii) approve or recommend an alternative transaction, or (iii) enter into an agreement relating to a proposal for an alternative transaction, in each case, except in the circumstances specified in the merger agreement. See “Terms of the Merger Agreement — No Solicitation of Competing Proposals” beginning on page 54.
How the Merger Agreement May Be Terminated (Page 62)
      SMISC, Motorsports Authentics and Action Performance may mutually agree to terminate the merger agreement at any time upon the approval of their respective boards of directors or managers. With certain exceptions, SMISC or Action Performance may also terminate the merger agreement at any time if:

•	the merger has not been consummated on or before December 31, 2005;

•	a court or any governmental entity issues a nonappealable final order, injunction or ruling that prevents the consummation of the merger or otherwise has a material adverse effect; or

•	the approval of Action Performance’s shareholders is not obtained.
      SMISC may also terminate the merger agreement at any time if, with certain exceptions:

•	Action Performance has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of a closing condition (See “Conditions to Merger” beginning on page 61) and which is incapable of being cured, or has not been cured (if capable of being cured) by December 31, 2005;

•	a court or any governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action, or there shall be in effect any statute, law, rule, legal restraint or prohibition, in either case (a) challenging, restraining or prohibiting the merger, or placing limitations on the ownership of shares of Action Performance common stock (or shares of common stock of the surviving corporation) by SMISC or Motorsports Authentics, or imposing upon Action Performance any damages that are material in relation to Action Performance, (b) prohibiting or materially limiting the ownership or operation by Action Performance, SMISC or any of their subsidiaries of any portion of any business or any assets of Action Performance, SMISC or any of their respective subsidiaries, or compelling Action Performance, SMISC or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of Action Performance, SMISC or any of their respective subsidiaries, or (c) prohibiting SMISC or any of its subsidiaries from effectively controlling in any material respect the business or operations of Action Performance or any of its subsidiaries;

•	our board of directors (a) withdraws or modifies in a manner adverse to SMISC its recommendation of the merger agreement and the merger, (b) recommends any alternative transaction, (c) fails publicly to reaffirm its recommendation of the merger agreement and the merger within five business days of receipt of a written request by SMISC to provide such reaffirmation following the receipt by Action Performance of a proposal for an alternative transaction, or (d) notifies SMISC it has received a superior proposal and that a majority of the disinterested directors of Action Performance have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the merger agreement and the merger would violate the board of director’s fiduciary duties to Action Performance’s shareholders under applicable law;

•	SMISC determines that any litigation costs it would be required to bear in connection with resolving any objections and challenges asserted by any governmental entity or third party with respect to the transactions contemplated by the merger agreement under the HSR Act or any other antitrust or unfair competition law, rule or regulation are reasonably likely to exceed $1.0 million, or SMISC determines in good faith (after consultation with outside counsel) that SMISC, Action Performance or one of their affiliates will be required to proffer, divest or hold separate any material assets or any material portion of any business of SMISC, Action Performance or any of their affiliates in connection with resolving any such objection or challenge;

•	Action Performance fails to deliver its audited financial statements for its fiscal year ended September 30, 2005, including an unqualified opinion of Action Performance’s independent auditors as to its financial statements, or its written representation concerning deficiencies, significant deficiencies and/or material weaknesses (and the proposed remediation plans), to SMISC by December 31, 2005; or

•	the amount required to obtain the consents of the specified drivers, driver teams and automobile manufacturers described above exceeds, in the aggregate, $1.0 million (exclusive of any expenses, settlement amounts, or damages arising out of litigation relating to this transaction).

      Action Performance may also terminate the merger agreement at any time if, with certain exceptions:

•	SMISC or Motorsports Authentics has breached or failed to perform any of their representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of a closing condition and which is incapable of being cured, or has not been cured (if capable of being cured) by December 31, 2005; or

•	our board of directors accepts a superior proposal prior to the approval of the merger agreement by the shareholders of Action Performance, subject to various requirements and conditions described under “Terms of the Merger Agreement — No Solicitation of Competing Proposals” and “Special Meeting of Action Performance Shareholders; Recommendation of Our Board of Directors.”
See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page 62.
Termination Fees and Expenses May Be Payable in Some Circumstances (Page 65)
      In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must reimburse SMISC for its documented out-of-pocket expenses up to a maximum of $1.55 million and pay SMISC a termination fee of $7.0 million. In addition, in specified circumstances, if the merger agreement is terminated before the effective time of the merger, SMISC must reimburse Action Performance for its documented out-of-pocket expenses up to a maximum of $1.55 million. See “Terms of the Merger Agreement — Effects of Terminating the Merger Agreement” beginning on page 65.

Procedures for Receiving Merger Consideration (Page 48)
      As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Action Performance shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
Tax Considerations For Action Performance Shareholders (Page 44)
      Generally, the merger will be a taxable transaction to U.S. holders of our common stock for U.S. federal income tax purposes. A U.S. holder of Action Performance common stock receiving cash in the merger in exchange for the holder’s shares of Action Performance common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in the merger and the holder’s adjusted tax basis in the Action Performance common stock surrendered. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 44. Non-U.S. holders of our common stock should consult their own tax advisors for a full understanding of the tax consequences of the merger to them.
      Action Performance shareholders should be aware that the tax consequences to them of the merger may depend upon their own situations. In addition, Action Performance shareholders may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. Action Performance shareholders should consult their own tax advisors for a full understanding of the tax consequences of the merger to them.
Market Price of Action Performance Stock (Page 70)
      Our common stock is listed on the New York Stock Exchange, which we refer to as “NYSE” in this proxy statement, under the trading symbol “ATN.” On August 29, 2005, which was the last trading day before we announced the merger, Action Performance’s common stock closed at $11.99 per share. On July 29, 2005, June 30, 2005 and May 27, 2005, which were the trading days approximately 30, 60 and 90 days prior to our announcement of the merger, Action Performance’s common stock closed at $8.55, $8.82 and $9.12, respectively. On                     , 2005, which was the last trading day before this proxy statement was printed, Action Performance’s common stock closed at $           per share.
Action Performance Shareholders Will Not Have Dissenters’ Rights (Page 46)
      Under Arizona law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange or quoted on NASDAQ. Consequently, because shares of Action Performance’s common stock are registered on the NYSE, you will not have the right to exercise dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following discussion briefly addresses some questions you may have regarding the special meeting and the proposed merger. This discussion may not address all questions that may be important to you as a shareholder of Action Performance. Please refer to the more detailed information contained elsewhere in this proxy statement, including the appendices to this proxy statement and the documents referred to in this proxy statement.
The Special Meeting

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of common stock, par value $0.01 per share, of Action Performance. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will be held on , 2005, at 8:00 a.m., local time, at Action Performance’s corporate headquarters located at 1480 S. Hohokam Drive, Tempe, Arizona 85281.

Q:	On what am I being asked to vote?

A:	You are being asked to consider and vote upon a proposal to approve a merger agreement which provides for the merger of Motorsports Authentics with and into Action Performance, with Action Performance continuing as the surviving corporation of the merger, and the conversion of each outstanding share of common stock of Action Performance into the right to receive $13.00 in cash, without interest (other than shares held (i) as treasury shares or by any subsidiary of Action Performance or (ii) by SMISC, Motorsports Authentics or any subsidiary of Motorsports Authentics).

Q:	Who is entitled to vote?

A:	Only shareholders who hold shares of Action Performance common stock at the close of business on , 2005, the record date for the special meeting, will be entitled to vote at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	For the merger agreement to be approved, shareholders holding a majority of the shares of Action Performance common stock outstanding on the record date must vote “FOR” the approval of the merger agreement. Mr. Fred W. Wagenhals, our chief executive officer, controls the voting power over approximately 9.7% of our outstanding shares of common stock. Mr. Wagenhals is a party to a shareholder agreement with SMISC requiring him to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms.

Q:	How does the Action Performance board of directors recommend that I vote on the merger agreement?

A:	The board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and has unanimously determined that the merger agreement and such transactions are advisable and fair to, and in the best interests of, the holders of common stock of Action Performance. The board of directors unanimously recommends that Action Performance shareholders vote “FOR” the approval of the merger agreement.

Q:	How do I vote my shares of Action Performance common stock?

A:	Before you vote, you should carefully read and consider the information contained in or referred to in this proxy statement, including the appendices. You should also determine whether you hold your shares of Action Performance common stock directly in your name as a registered shareholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Action Performance common stock (that is, if you hold your Action Performance common stock in certificate form), you may vote in one of the following ways:

•	in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting as evidence of your stock ownership; or

•	by mail — complete, sign and date the enclosed proxy card and return it to Action Performance in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of common stock of Action Performance (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card but do not include instructions on how to vote, your shares of Action Performance common stock will be voted “FOR” the approval of the merger agreement.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on the merger agreement proposal, your shares will be counted in determining whether a quorum is present at the special meeting. An abstention with respect to the merger agreement proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted in determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement.

Q:	May I revoke or change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of Action Performance common stock, you can do this in any of the following ways:

• by sending a written notice to the Secretary of Action Performance to the address specified below stating that you would like to revoke your proxy;

• by completing and submitting a new, later-dated proxy card by mail to the address specified below; or

• by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to Action Performance at the following address: 1480 S. Hohokam Drive, Tempe, Arizona 85281, Attn: David M. Riddiford.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of Action Performance common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Action Performance common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

The Merger

Q:	What is the proposed transaction?

A:	The proposed transaction is an acquisition of Action Performance by SMISC, a Delaware limited liability company equally owned by ISC and SMI. The acquisition will be effected by the merger of Motorsports Authentics, an indirect, wholly-owned subsidiary of SMISC, with and into Action Performance, with Action Performance continuing as the surviving corporation of the merger.

Q:	What will I receive in the merger?

A:	If the merger is consummated, you will be entitled to receive $13.00 in cash, without interest, for each share of Action Performance common stock owned by you at the effective time of the merger.

Q:	How will the merger affect options and warrants to acquire Action Performance common stock?

A:	All options and warrants to acquire shares of Action Performance common stock outstanding immediately prior to the effective time of the merger will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied) at the effective time of the merger. At the effective time of the merger, any option or warrant not exercised will be canceled as of the effective time of the merger, and the holder thereof will be entitled to receive a cash payment equal to $13.00 multiplied by the total number of shares subject to the options or warrants, less the aggregate exercise prices of the options or warrants and less applicable taxes required to be withheld. Any options or warrants with an exercise price equal to or greater than $13.00 per share will be canceled without the right to receive any cash payment.

Q:	Why is the Action Performance board of directors recommending the approval of the merger agreement?

A:	The Action Performance board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, holders of shares of Action Performance’s common stock. The board of directors reached this determination based on the opinion of SunTrust Robinson Humphrey, its financial adviser, and such other factors, documentation and information deemed appropriate by the board of directors. See “Special Factors — The Action Performance Board of Directors” beginning on page 28.

Q:	What are the consequences of the merger to our executive officers and our board of directors?

A:	Like all other shareholders, upon consummation of the merger, our executive officers and members of our board of directors will be entitled to receive $13.00 per share in cash for each of their shares of Action Performance common stock. In addition, like options to acquire shares of Action Performance common stock held by other option holders, options to acquire shares of Action Performance common stock held by our executive officers and directors and outstanding immediately prior to the effective time of the merger will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied) at the effective time of the merger. Any unexercised options will be canceled as of the effective time of the merger. The holders of such options will thereafter be entitled to receive a cash payment equal to $13.00 multiplied by the total number of shares subject to the options, less the aggregate exercise prices of the options and less applicable taxes required to be withheld. Any options with an exercise price equal to or greater than $13.00 per share will be canceled without the right to receive any cash payment.

In addition, as discussed in more detail under “Special Factors — Interests of Action Performance Directors and Executive Officers in the Merger” beginning on page 42, the merger will constitute a “change of control” for purposes of the change of control provisions in the employment or change of control agreements with certain of our executive officers, and will result in a change of position or duties with respect to such executive officers. Accordingly, such executive officers will be entitled to receive severance payments under such agreements in the event such executive officers resign or are terminated in connection with the consummation of the merger, unless a particular executive officer enters into an agreement with the surviving corporation providing for different treatment.

In addition, the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue following the effective time of the merger, as well as insurance coverage that will continue for six years following the effective time of the merger covering his or her service with Action Performance as a director or officer.

Q:	If the merger is consummated, how will I receive the cash for my shares?

A:	If the merger is consummated, you will receive a letter of transmittal with instructions on how to send your stock certificates to the bank or trust company designated to act as paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Action Performance common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to affect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Soon after the merger is consummated, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of $13.00, without interest, for each share of Action Performance common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon consummation of the merger.

Q:	Are dissenters’ rights available?

A:	No. Under Arizona law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange or quoted on NASDAQ. Consequently, because shares of Action Performance’s common stock are registered on the NYSE, you will not be entitled to exercise dissenters’ rights.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact David M. Riddiford, our Chief Financial Officer, at (602) 337-3700. You may also contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at (877) 651-8856 with any questions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      Any statements in this proxy statement about future results of operations, expectations, plans and prospects, including statements regarding consummation of the proposed merger, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Action Performance’s current estimates and assumptions and, as such, involve uncertainty and risk.
      The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents attached to this proxy statement, as of the respective dates of such documents. These forward-looking statements should be read in conjunction with our annual report on Form 10-K for the fiscal year ended September 30, 2004, our subsequent quarterly reports on Form 10-Q and any subsequent current reports on Form 8-K. Our reports on Form 10-K, Form 10-Q and Form 8-K are on file with the United States Securities and Exchange Commission and copies are available without charge upon request at the address provided in the section titled “Where You Can Find More Information” on page 75.
      In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure to satisfy the conditions to consummate the merger, including the receipt of the required shareholder or regulatory approvals and third party consents;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the merger;

•	the effect of the announcement of the merger, including increased employee turnover;

•	any decrease in the popularity or growth rate of motorsports, and NASCAR racing in particular;

•	the failure of our existing license agreements to be profitable, or our failure to enter into profitable license agreements in the future or renew our existing profitable license agreements;

•	the loss of our competitive advantages if we are unable to enforce and preserve our rights under our license agreements;

•	our failure to maintain and capitalize on our key license agreements;

•	any disruptions in the business of our third-party manufacturers, particularly Early Light Industrial Co. Ltd.;

•	our failure to continue to design and market high-quality products that appeal to our customers;

•	the risks associated with our exclusive relationship with QVC and the outsourcing of the operations of our collectors’ club;

•	the loss of key members of our senior management;

•	our dependence on a limited number of mass-merchant retailers to purchase a significant portion of our products;

•	our dependence on a limited number of wholesale distributors to sell a significant portion of our products;

•	the risks related to the transition of our wholesale business to a direct to retail distribution model;

•	seasonal fluctuations in our sales;

•	the impact of higher gasoline prices on consumer demand, particularly at race events;

•	competition from companies that are able to devote greater resources to marketing and promotional campaigns than we do;

•	potential adverse trade regulations and restrictions in connection with our importation of our die-cast products;

•	our exposure to Chinese and European currency rate fluctuations;

•	material increases in the cost of the raw materials used to manufacture our products;

•	infringement on, or misappropriation of, our intellectual property by third parties;

•	product liability, product recalls, and other claims relating to the use of our products;

•	our failure to continue to meet debt covenants;

•	the additional expenses we must incur in complying with corporate governance and public disclosure requirements; and

•	the risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports should be read in conjunction with this proxy statement).
      Except to the extent required under the federal securities laws, Action Performance does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION
Action Performance
Action Performance Companies, Inc.
1480 S. Hohokam Drive
Tempe, Arizona 85281
Telephone: (602) 337-3700
      Action Performance is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. Our products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other sports-inspired memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors and dealers, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail and department stores, specialty dealers and select online retailers.
ISC, SMI, SMISC and Motorsports Authentics
International Speedway Corporation
1801 W. International Speedway Blvd.
Daytona Beach, Florida 32174
Telephone: (386) 254-2700
Speedway Motorsports, Inc.
5555 Concord Parkway South
Concord, North Carolina 28027
Telephone: (704) 455-3239
SMISC, LLC
Motorsports Authentics, Inc.
6047 Tyvola Glen Circle
Charlotte, North Carolina 28217
Telephone: (386) 254-2700
(704) 455-3239
      ISC is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. ISC owns and/or operates 11 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois. ISC also owns and operates the Motor Racing Network, Inc. radio network, or MRN Radio, the nation’s largest independent sports radio network in terms of event programming; DAYTONA USA — the Ultimate Motorsports Attraction, a motorsports-themed entertainment complex and the Official Attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”
      SMI is a leading marketer and promoter of motorsports entertainment in the United States. SMI owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. SMI provides souvenir merchandising services through its SMI Properties subsidiaries, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. SMI also owns Performance Racing Network, which broadcasts syndicated motorsports programming to over 710 radio stations nationwide.
      SMISC is a Delaware limited liability company that is equally owned by ISC and SMI. SMISC does business through its subsidiaries, which engage in the business of designing, marketing and distributing licensed motorsports merchandise.
      Motorsports Authentics, Inc. is a newly-formed Arizona corporation and an indirect wholly-owned subsidiary of SMISC. SMISC formed Motorsports Authentics for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Motorsports Authentics has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING
General
      The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of shareholders to be held on                     , 2005, at 8:00 a.m., local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at Action Performance’s corporate headquarters located at 1480 S. Hohokam Drive, Tempe, Arizona 85281. Action Performance intends to mail this proxy statement and the accompanying proxy card on or about                    , 2005 to all shareholders entitled to vote at the special meeting.
      The special meeting will be held for the following purposes:

•	to consider and vote upon a proposal to approve a merger agreement which provides for the merger of Motorsports Authentics with and into Action Performance, with Action Performance continuing as the surviving corporation of the merger, and the conversion of each outstanding share of common stock of Action Performance into the right to receive $13.00 in cash, without interest (other than shares held (i) as treasury shares or by any subsidiary of Action Performance or (ii) by SMISC, Motorsports Authentics or any subsidiary of Motorsports Authentics); and

•	to transact such other business as may properly come before the special meeting and any adjournments or postponements of the special meeting, including, if submitted to a vote of the shareholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.
Record Date and Voting Information
      Only holders of record of Action Performance common stock at the close of business on                     , 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date,                      shares of Action Performance common stock were outstanding and entitled to vote at the special meeting. A list of shareholders will be available for review at Action Performance’s executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment thereof. Each holder of record of Action Performance common stock on the record date will be entitled to one vote for each share held. If you sell or transfer your shares of Action Performance common stock after the record date but before the special meeting, you will transfer the right to receive the $13.00 in cash per share, without interest, if the merger is consummated to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.
      All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”
Quorum
      Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Action Performance common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting it will be deemed present for purposes of determining whether a quorum exists.

      Any shares of Action Performance common stock held in treasury by Action Performance are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.
      Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.
Required Vote
      The affirmative vote of a majority of the outstanding shares of Action Performance common stock on the record date of the special meeting is required to approve the merger agreement and the transactions contemplated thereby, including the merger.
      Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement.
      If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.
Proxies and Revocation of Proxies
      Shareholders of record may submit proxies by mail. After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail the proxy card in the enclosed postage paid return envelope as soon as possible so that your shares of Action Performance common stock may be voted at the special meeting, even if you plan to attend the special meeting in person. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.
      Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates specific voting instructions, it will be voted in accordance with the voting instructions. If no voting instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement.
      Please do not send in stock certificates at this time. If the merger is consummated, you will receive instructions regarding the procedures for exchanging your existing Action Performance stock certificates for the $13.00 per share cash payment, without interest.
      Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Action Performance at Action Performance’s executive offices located at 1480 S. Hohokam Drive, Tempe, Arizona 85281, by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.
Expenses of Proxy Solicitation
      This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Action Performance will bear the entire cost of solicitation of proxies, including costs relating to preparation, assembly, printing and mailing of this proxy statement, the notice of the special meeting of shareholders, the enclosed proxy and any additional information furnished to shareholders. Action Performance has engaged the services of Georgeson Shareholder Communications Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Action Performance, Georgeson Shareholder Communications Inc. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. Action Performance has agreed to pay Georgeson Shareholder Communications Inc. a fee of $20,000 plus reasonable out-of-pocket expenses for its services. Action Performance also has agreed to indemnify Georgeson Shareholder Communications Inc. against any losses arising from any proxy solicitation services provided on our behalf. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Action Performance common stock beneficially owned by others to forward to these beneficial owners. Action Performance may, upon request, reimburse brokers, bankers and other nominees representing beneficial owners of Action Performance common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of Action Performance. No additional compensation will be paid to directors, officers or other regular employees for their services.
Adjournments and Postponements
      Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. If the special meeting is adjourned to a different place, date or time, Action Performance need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment or postponement, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Action Performance’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Attending the Special Meeting
      In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Action Performance. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment or postponement of the meeting.

SPECIAL FACTORS
Background of the Merger
      Over the past several years, Action Performance has received a variety of inquiries from third parties who wished to explore the possibility of engaging in a business combination or other transaction with Action Performance. In response to several of those inquiries, Action Performance engaged financial advisers to assist it in reviewing and evaluating these potential transactions. In each case, the discussions were terminated due to an inability to agree on purchase price and other considerations.
      On June 1, 2004, Mr. Fred W. Wagenhals, our chief executive officer, met with Mr. W. Garrett Crotty, the general counsel of ISC, Mr. George Pyne, the chief operating officer of NASCAR, Inc. and Mr. Todd Wilson, the chief financial officer of NASCAR, Inc., at Action Performance’s corporate headquarters in Tempe, Arizona. Mr. Crotty attended this meeting at the request of Mr. Pyne and Mr. Wilson. At this meeting, Mr. Crotty expressed ISC’s interest in acquiring Action Performance’s trackside business unit. Messrs. Pyne and Crotty also indicated that, if Action Performance was not interested in selling only one business unit, they knew of other entities that might be interested in acquiring Action Performance’s other businesses. In particular, they mentioned that a third party, referred to herein as “Company A,” had an interest in acquiring Action Performance’s apparel business. The parties agreed that a previously executed confidentiality agreement would cover their discussions on the prospective transaction.
      On June 9, 2004, at a regularly scheduled meeting of the board of directors of Action Performance attended by representatives of Action Performance’s outside corporate counsel, Mr. Wagenhals reviewed with the board of directors ISC’s interest in acquiring Action Performance’s trackside business and the prospect of selling other Action Performance business units to other interested parties. Mr. Wagenhals expressed his point of view that, given Action Performance’s relative disadvantage in terms of financial resources and its strategic position within the NASCAR-themed licensed goods business, the sale of the company could be the best alternative for its shareholders. Management and the board of directors had an extensive discussion on the strategic rationale for such transactions, the attributes of the businesses under consideration for sale, anticipated prices and terms and alternative strategies. Action Performance’s outside counsel reviewed for the board of directors the background legal framework and fiduciary responsibilities of the board of directors in connection with a transaction of that type. Mr. Wagenhals noted that Action Performance had previously retained SunTrust Robinson Humphrey for investment banking services and the board of directors requested that SunTrust Robinson Humphrey assist management and the board of directors in negotiating the terms and evaluating the merits of any potential transaction. At the conclusion of this discussion, the board of directors authorized Mr. Wagenhals to continue the discussions with the interested parties.
      On August 6, 2004, Mr. Wagenhals met with Ms. Lesa France Kennedy, the President of ISC, Mr. John Saunders, the chief operating officer of ISC, Mr. Crotty and Ms. Tracie Winters, senior director of business development of ISC, at the Indianapolis Motor Speedway in Indianapolis, Indiana. Also attending the meeting were Mr. Wagenhals’ attorney and a representative of Company A. At this meeting, Ms. Kennedy and Mr. Saunders reiterated ISC’s interest in acquiring Action Performance’s trackside business. The parties also discussed various deal structures, including structures under which Action Performance would sell its trackside and apparel businesses but retain its die-cast collectibles and novelties business. Subsequent to this meeting, on August 17 and 18th, representatives of ISC traveled to Action Performance’s headquarters for the purposes of conducting due diligence regarding this transaction.
      On August 19, 2004, at a regularly scheduled meeting of the board of directors of Action Performance attended by representatives of Action Performance’s outside corporate counsel, Mr. Wagenhals updated the board of directors regarding the progress since the last board of directors meeting on the potential transactions involving Action Performance’s trackside and apparel businesses, including the discussions that had taken place, the parties involved, terms being discussed and related matters. At the conclusion of this discussion, the board of directors authorized Mr. Wagenhals to continue the discussions with ISC and Company A.
      On October 4, 2004, Mr. Wagenhals had a telephone conference with Mr. Saunders and Mr. Crotty during which they discussed the terms pursuant to which ISC would be willing to acquire Action

Performance’s trackside business, including pricing terms. The parties contemplated that Company A would purchase Action Performance’s apparel business.
      On October 14, 2004, Messrs. Wagenhals and Saunders had a telephone conference during which they continued discussions concerning ISC’s proposed acquisition of Action Performance’s trackside business, again focusing on the proposed valuation.
      On November 11, 2004, at a regularly scheduled meeting of the board of directors of Action Performance attended by representatives of Action Performance’s outside corporate counsel, Mr. Wagenhals reviewed his communications with ISC and Company A since the last board of directors meeting and also reviewed the price and key terms under which he would recommend a sale of Action Performance’s trackside and apparel businesses. After discussion of the required price and terms of a transaction and the attributes of the trackside and apparel businesses, the board of directors authorized Mr. Wagenhals to continue the discussions with ISC and Company A.
      On November 29, 2004, Messrs. Wagenhals and David M. Riddiford, our chief financial officer, along with Ms. Melodee L. Volosin, our executive vice president and chief operating officer, met with Messrs. Crotty and Michael Gentry, the president of Americrown, the wholly-owned subsidiary of ISC engaged in merchandise and souvenir sales, Ms. Tracie Winters and a representative of Company A, in New York, New York. At this meeting, Messrs. Wagenhals and Riddiford discussed various trends in Action Performance’s trackside and apparel businesses. The parties also discussed various terms for the proposed purchase of Action Performance’s trackside business by ISC and its apparel business by Company A. A follow-up meeting was held on November 30, 2004, among Messrs. Crotty, Wagenhals and a representative of Company A, along with Ms. Winters and Ms. Susan Schandel, chief financial officer of ISC, and Glenn R. Padgett, chief counsel-operations of ISC.
      On December 10, 2004, at a regularly scheduled meeting of the board of directors of Action Performance attended by representatives of Action Performance’s outside corporate counsel, Messrs. Wagenhals and Riddiford and Ms. Volosin provided a summary of the November 29, 2004 meeting with ISC and Company A.
      On December 27, 2004 and December 29, 2004, Messrs. Wagenhals and Saunders engaged in a series of telephone conferences. During these conferences, the parties discussed the range of an overall purchase price for Action Performance’s trackside and apparel businesses, the relative values of such businesses and how that purchase price might be allocated between ISC and Company A.
      On January 13, 2005, Mr. Wagenhals had a telephone conference with Messrs. Saunders and Crotty. On this call, the parties further discussed the terms for a proposed purchase of Action Performance’s trackside business by ISC and its apparel business by Company A. During this discussion, Mr. Saunders indicated that ISC and Company A had to date been unable to agree upon the relative values of the two businesses and how the overall purchase price should be allocated between them. He also indicated that, in any such transaction, the overall purchase price to be paid by ISC and Company A would likely not reach the valuation level previously required by Mr. Wagenhals.
      On February 1 and 2, 2005, Messrs. Wagenhals and Riddiford met with Mr. Saunders, Mr. Crotty and Ms. Winters, a representative of Company A and Mr. Pyne in Concord, North Carolina. At these meetings, the parties discussed the licenses held by Action Performance from various driver teams for use in the trackside, apparel and die-cast collectibles and novelties businesses and whether such licenses could be split among the three businesses in the event Action Performance sold its trackside business to ISC and its apparel business to Company A and retained its die-cast collectibles and novelties business. ISC indicated that, in any transaction, it would require that it receive direct licenses from the driver teams for the trackside businesses and that it and Action Performance would need to enter into an agreement providing for Action Performance to be the exclusive supplier to ISC of hardgoods. The parties were joined at various times during these discussions by representatives of Action Performance’s driver team licensors.
      On February 13, 2005, at a regularly scheduled meeting of the board of directors of Action Performance attended by representatives of Snell & Wilmer L.L.P., Action Performance’s new outside corporate counsel

(which we refer to in this proxy statement as Snell & Wilmer), Messrs. Wagenhals and Riddiford reviewed for the board of directors the February 1 and 2, 2005 meetings with ISC, Company A and certain driver teams and provided the board of directors with an update on the status of discussions regarding the price and terms for the proposed transaction, as well as ISC’s requirement for a direct license with driver teams and its proposed terms for an exclusive supply agreement with Action Performance. After an extensive discussion of these matters, the board of directors and management concluded that the proposed terms were not acceptable. The board of directors authorized Mr. Wagenhals to notify ISC and Company A of its determination. Following the meeting, Mr. Wagenhals notified ISC and Company A of the board of directors’ determination.
      On March 7, 2005, Messrs. Wagenhals and Riddiford had a telephone conference with Mr. Saunders. During this conference, Mr. Saunders informed Messrs. Wagenhals and Riddiford that Action Performance’s proposed terms for the sale of its trackside and apparel businesses were not acceptable to ISC and that ISC was terminating any further discussions regarding such a transaction.
      On March 22, 2005, Mr. Wagenhals had a telephone conference with Mr. Marcus Smith, SMI’s executive vice president, during which Mr. Smith indicated that SMI was interested in acquiring Action Performance. Messrs. Wagenhals and Smith agreed to arrange a meeting, subsequently set for April 13, 2005, among Mr. Riddiford, Mr. William Brooks, SMI’s chief financial officer, and other representatives.
      On April 12, 2005, Messrs. Wagenhals and Brooks had a telephone conference in which they discussed SMI’s interest in acquiring Action Performance and the types of information that SMI would be interested in reviewing at the April 13, 2005 meeting. Later that day, Mr. Riddiford discussed the proposed transaction with SunTrust Robinson Humphrey.
      On April 13, 2005, Mr. Riddiford met with Messrs. Brooks and Marcus Smith, and Mr. John Bickford Sr., a former officer and director of, and now a consultant to, Action Performance, in Charlotte, North Carolina. At this meeting, Mr. Riddiford provided SMI with a general overview of Action Performance’s business and a summary of publicly available historical financial information and information concerning Action Performance’s historical trends, its turnaround strategy and timeframe and its future plans and potential. Following the meeting, Mr. Riddiford noted that SMI would need to execute a confidentiality agreement if it wanted to review non-public information concerning Action Performance.
      On April 15, 2005, Mr. Wagenhals met with Messrs. Marcus Smith and  David Hynes in Concord, North Carolina. Mr. Smith indicated at this meeting that SMI remained interested in acquiring Action Performance and outlined various benefits that SMI believed would accrue to their respective businesses and shareholders in the event such a transaction could be accomplished.
      On April 29, 2005, Messrs. Riddiford and Brooks had a telephone conference during which they discussed the terms of the confidentiality agreement that Action Performance desired for SMI to sign prior to continuing discussions on the proposed transaction. Later that day, Action Performance and SMI entered into a confidentiality agreement.
      On May 2, 2005, at a regularly scheduled meeting of the board of directors of Action Performance attended by representatives of Snell & Wilmer, Messrs. Wagenhals and Riddiford reviewed their communications with SMI, including SMI’s expression of interest in acquiring Action Performance. The board of directors also reviewed materials prepared by SunTrust Robinson Humphrey concerning the proposed transaction with SMI. In connection with this review, the board of directors was provided with SMI’s annual report on Form 10-K and other publicly available information concerning SMI.
      On May 19, 2005, Messrs. Wagenhals, Bickford, Marcus Smith, Bruton Smith, the chief executive officer of SMI, Brooks and Hynes met in Charlotte, North Carolina. At this meeting, the SMI representatives reiterated to Mr. Wagenhals that SMI was interested in acquiring all of Action Performance’s outstanding shares of capital stock and discussed with Mr. Wagenhals SMI’s potential valuation of Action Performance and a proposed timetable for such a transaction. SMI indicated to Mr. Wagenhals at this meeting that it expected to make a formal written offer to Action Performance with respect to such a transaction.

      On May 20, 2005, Messrs. Riddiford and Brooks had a telephone conference in which they reviewed the meeting from the prior day and discussed the timing of the proposed offer and Action Performance’s response. Mr. Riddiford indicated to Mr. Brooks at this time that Action Performance would need to receive a written, non-binding letter of intent indicating a purchase price for all of Action Performance’s outstanding shares before it could proceed any further.
      On May 21, 2005, SMI distributed a draft letter of intent to Mr. Riddiford, Snell & Wilmer and SunTrust Robinson Humphrey in which it indicated that it would be willing to acquire all of Action Performance’s outstanding shares of capital stock in a stock-for-stock transaction for approximately $9.56 per share (such value being based on each company’s closing price on May 20, 2005). This draft letter was distributed to our board of directors and, over the next few days, members of Action Performance’s board of directors and senior management discussed this offer and concluded it was inadequate.
      During the period of discussion concerning the SMI offer, on May 23, 2005, at the request of ISC, Mr. Wagenhals and Mr. Bickford met with Mr. Saunders in Charlotte, North Carolina. At this meeting, Mr. Saunders indicated that ISC was interested in acquiring all of Action Performance’s outstanding shares of capital stock. Mr. Saunders presented Mr. Wagenhals with a letter that confirmed ISC’s interest in such a transaction but did not indicate a price. Mr. Saunders requested that Action Performance allow ISC to conduct due diligence on Action Performance and agree to grant ISC an exclusivity period in which to engage in negotiations concerning the proposed transaction. Mr. Wagenhals indicated to Mr. Saunders that he would discuss ISC’s proposal at the meeting of Action Performance’s board of directors scheduled for later that week.
      On May 26, 2005, at a special meeting of the board of directors attended by representatives of Snell & Wilmer and SunTrust Robinson Humphrey, the directors discussed the transaction activity. Messrs. Wagenhals and Riddiford reviewed for the board members the respective businesses of SMI and ISC, as well as their communications to date with each, and also discussed the written proposals received from each of SMI and ISC (which the board members had previously received). In connection with this review, Snell & Wilmer, which had previously provided the board of directors with written materials regarding its fiduciary duties and the background legal framework for change of control transactions, led a discussion regarding these matters. In addition, SunTrust Robinson Humphrey presented the board with a written review of Action Performance, ISC and SMI, as well as process options and a timeframe if the board of directors determined to pursue a more extensive sale process. After an extensive discussion of the proposed transaction, as well as the strategic, operational and other issues facing Action Performance, as described below under “—Reasons for the Merger; Recommendations of Our Board of Directors; Fairness of the Merger,” the board of directors authorized management to continue to discuss the potential transactions with SMI and ISC and to attempt to guide the discussions toward a cash or part-cash transaction. The board of directors advised management, however, that, at this time, it wanted to maintain the flexibility to pursue a standalone business plan if the discussions were not successfully concluded.
      On May 31, 2005, Messrs. Saunders and Marcus Smith initiated a telephone conference with Mr. Wagenhals. On this call, Messrs. Saunders and Smith informed Mr. Wagenhals that ISC and SMI intended to form a joint venture to pursue an acquisition of Action Performance. The parties scheduled a meeting for June 7, 2005 at Action Performance’s corporate headquarters at which ISC and SMI would make a joint presentation to Action Performance.
      On June 2, 2005, Ms. Kennedy called Ms. Volosin, to request that Ms. Volosin seek to arrange a meeting between Ms. Kennedy and Mr. Herbert M. Baum, then Action Performance’s lead outside director and currently our executive chairman, at Mr. Baum’s home in West Palm Beach, Florida.
      On June 3, 2005, Mr. Baum and Ms. Kennedy met at Mr. Baum’s home. At this meeting, Mr. Baum and Ms. Kennedy discussed ISC’s and SMI’s mutual interest in Action Performance, their strategic rationale for acquiring Action Performance and the potential benefits to each of the companies from such a transaction.
      On June 6, 2005, Ms. Volosin and Ms. Kennedy met in Phoenix, Arizona. At this meeting, Ms. Kennedy and Ms. Volosin discussed the agenda for the planned meeting the following day.

      On June 7, 2005, Messrs. Wagenhals and Riddiford and Ms. Volosin met with Ms. Kennedy, Mr. Saunders, Mr. Crotty, Ms. Winters, and Ms. Schandel and Mr. Brooks and Mr. James Scudder, the controller of SMI, at Action Performance’s corporate headquarters in Tempe, Arizona. Also attending the meeting were representatives of Snell & Wilmer and Mr. Wagenhals’ personal attorney. At the beginning of this meeting, the parties negotiated, and reached an agreement in principle, on the terms of a confidentiality and standstill agreement to be executed between Action Performance, ISC and SMI. Following this agreement in principle, the representatives of Action Performance gave a presentation on Action Performance’s strategic direction, future plans and growth potential and also provided the ISC and SMI representatives with financial projections, including estimates of the benefits that an acquisition of Action Performance would provide to ISC and SMI. Following this presentation, Mr. Brooks, on behalf of ISC and SMI, presented Action Performance with an offer to acquire all of its outstanding shares of capital stock for a price of $10.00 per share in cash. As part of the discussions, representatives of ISC indicated that they were then actively negotiating the purchase of another company that distributes and licenses motorsports merchandise and that they intended to grow their business in that area, which would compete with Action Performance. Following a series of discussions among the parties that same day, ISC and SMI raised their offer to $12.00 per share in cash. After further discussion and at the conclusion of the meeting, ISC and SMI asked Action Performance if it would consider a combined cash and stock offer of $14.00 per share, consisting of $10.00 per share in cash, $2.00 per share in ISC stock and $2.00 per share in SMI stock, although Action Performance did not consider such inquiry to be a firm offer.
      On June 8, 2005, Messrs. Wagenhals and Riddiford and Ms. Volosin met at Action Performance’s corporate headquarters in Tempe, Arizona. At this meeting, the parties called SunTrust Robinson Humphrey to update it on the discussions of the day before, including the negotiations over valuation and price, ISC’s and SMI’s proposed cash offer and the discussions concerning a potential part cash, part stock offer. SunTrust Robinson Humphrey concurred in management’s assessment that based, among other things, on the past trading range of Action Performance’s stock, which had exceeded $14.00 per share as recently as March 2005, and the proposed use of ISC and SMI stock as consideration in the transaction, any offer from ISC and SMI to acquire Action Performance was more likely to be accepted if it exceeded $14.00 per share. At the conclusion of the meeting, Mr. Wagenhals called Mr. Crotty and informed him of this assessment.
      On June 10, 2005, at a special meeting of the board of directors attended by Snell & Wilmer and SunTrust Robinson Humphrey, Messrs. Wagenhals and Riddiford and Ms. Volosin reviewed the ISC/SMI offer. The members of the board of directors were again informed by Snell & Wilmer of their fiduciary duties and the background legal framework with respect to change of control transactions. SunTrust Robinson Humphrey led a discussion of its updated valuation materials relating to Action Performance, the ISC/SMI proposal and historical and projected financial information. After a thorough discussion regarding SunTrust Robinson Humphrey’s presentation, including extensive questions from the members of the board of directors, as well as discussion concerning the strategic, operational and other issues facing Action Performance, as described below under “— Reasons for the Merger; Recommendations of Our Board of Directors; Fairness of the Merger,” the board of directors determined to authorize Mr. Baum to present a counter-proposal to ISC and SMI of $16.00 per share, consisting of at least $8.00 per share in cash and up to $4.00 per share in ISC stock and $4.00 per share in SMI stock.
      On June 13, 2005, Messrs. Baum, Wagenhals and Riddiford and Ms. Volosin had a telephone conference with Ms. Kennedy, Messrs. Saunders and Crotty and Ms. Winters and Messrs. Marcus Smith and Brooks. On this call, Mr. Baum presented Action Performance’s counter-proposal. After further discussion, Ms. Kennedy indicated that ISC and SMI would review the counter-proposal.
      On June 14, 2005, Action Performance entered into a confidentiality and standstill agreement with ISC and SMI.
      On June 20, 2005, Mr. Baum had a telephone conference with Ms. Kennedy. Ms. Kennedy requested that a team composed of ISC and SMI representatives, including representatives of Wachovia Securities, their financial advisor, be permitted to conduct due diligence at Action Performance’s corporate headquarters in Tempe, Arizona.

      On June 27, 2005, the ISC/SMI due diligence team arrived at Action Performance’s corporate headquarters in Tempe, Arizona and proceeded to conduct a due diligence review of various aspects of Action Performance’s business over the period of June 27-28th. This review included a review of business documents, as well as a series of meetings with Action Performance’s legal and finance personnel, including its general counsel, Mr. Kory Klecker, and its controller, assistant controller, internal audit manager and tax manager.
      On July 18, 2005, Mr. Baum met with Ms. Kennedy and Mr. Marcus Smith at the airport in West Palm Beach, Florida. At this meeting, Ms. Kennedy and Mr. Smith confirmed to Mr. Baum their offer for all outstanding shares of capital stock of Action Performance of $12.00 per share in cash. The parties discussed this offer and Ms. Kennedy indicated that a written offer would follow.
      In a letter dated July 21, 2005, ISC and SMI submitted a non-binding written proposal for the acquisition of Action Performance. This proposal, however, omitted any price, and further indicated that any agreed upon price would be subject to adjustment for transaction fees, change in control payments and other items.
      On July 27, 2005, Mr. Wagenhals met for dinner with Mr. Baum and the other independent members of Action Performance’s board of directors in Phoenix, Arizona. At this dinner, Messrs. Wagenhals and Baum discussed the course of negotiations to date, including the pricing discussions, as well as the written proposal received on July 21, 2005. After discussion, the board members indicated to Messrs. Wagenhals and Baum that they did not think the $12.00 per share price was adequate.
      On July 28, 2005, Mr. Wagenhals, after conferring with SunTrust Robinson Humphrey and updating it on the discussions to date, sent a letter to ISC and SMI in which he informed them that the offer of $12.00 per share in cash was inadequate, and that a price of at least $14.50 per share, which could be composed of part cash and part stock, would be necessary to proceed with the transaction.
      Later on July 28, 2005, at a special meeting of the board of directors attended by Snell & Wilmer and SunTrust Robinson Humphrey, the board of directors engaged in extensive discussions concerning the negotiations with ISC and SMI. The members of the board of directors were again informed by Snell & Wilmer of their fiduciary duties and the background legal framework with respect to change of control transactions. SunTrust Robinson Humphrey led a discussion of its updated valuation materials relating to Action Performance, the ISC/SMI proposal and historical and projected financial information. After a thorough discussion regarding SunTrust Robinson Humphrey’s presentation, including extensive questions from the members of the board of directors, the board of directors ratified the rejection of the ISC/SMI offer as inadequate, and further communications among the parties were terminated.
      On August 5, 2005, Ms. Kennedy called Ms. Volosin to ask whether Action Performance was interested in resuming discussions. They agreed to arrange a meeting for August 18, 2005 in Charlotte, North Carolina. Between August 5, 2005 and August 18, 2005, Ms. Kennedy and Ms. Volosin engaged in a series of communications pursuant to which they coordinated the agenda and logistics for the meeting.
      On August 18, 2005, Messrs. Baum (who, at the July 28, 2005 meeting of the board of directors had been elected as Action Performance’s executive chairman), Wagenhals and Riddiford and Ms. Volosin met with Ms. Kennedy, Messrs. Saunders and Crotty, and Ms. Schandel, Ms. Winters and Ms. Kelly Lee, ISC’s manager of presidential projects and Messrs. Bruton Smith, Marcus Smith, Brooks and Donnie Bobbitt, vice president of business operations of SMI, along with Mr. Hynes in Charlotte, North Carolina. Also attending the meeting were representatives of SunTrust Robinson Humphrey and other Action Performance managers, as well as representatives of Wachovia Securities. At this meeting, the Action Performance representatives gave a presentation to the group covering various business initiatives that Action Performance was undertaking that were not included in the information previously shown to ISC and SMI. There also was discussion concerning the status of Action Performance’s material license agreements, its relationships with racetrack owners and key drivers and driver teams and existing litigation in which Action Performance was a party. In addition, the ISC representatives indicated that the planned acquisition of another company that distributes and licenses motorsports merchandise would shortly be completed. Following the conclusion of this presentation, Mr. Saunders, on behalf of ISC and SMI, reiterated to Action Performance the offer to acquire all of Action Performance’s outstanding shares of capital stock for a price of $12.00 per share. Later that day, following a series of discussions among the parties over valuation issues and projections, Mr. Bruton Smith, on behalf of ISC and SMI, presented to Action Performance a last and final offer to acquire all of its outstanding shares of capital stock for a price of $13.00 per share in cash. The Action Performance representatives agreed to present this final offer to Action Performance’s board of directors.
      On August 22, 2005, the Action Performance board of directors held a special meeting at Action Performance’s corporate headquarters in Tempe, Arizona, which was attended by Snell & Wilmer and SunTrust Robinson Humphrey. At this meeting, Snell & Wilmer led a discussion concerning the board’s fiduciary duties in connection with a change of control transaction. In addition, SunTrust Robinson Humphrey provided an update of its ongoing valuation review. After hearing SunTrust Robinson Humphrey’s update, the board engaged in extensive discussion concerning the revised offer of $13.00 per share in cash. At the conclusion of this discussion, the board of directors determined that it would be in the best interests of Action Performance and its shareholders to pursue an all-cash transaction at $13.00 per share. In reaching its preliminary determination, the board of directors considered the strategic, operational and other issues facing Action Performance, as described below under “—Reasons for the Merger; Recommendations of Our Board of Directors; Fairness of the Merger,” as well as, among other things: (1) the current financial projections of Action Performance, including the risks of achievement, in light of Action Performance’s recent history of declining financial performance and its inability to meet internal targets; (2) the relationship of the $13.00 per share cash merger consideration to the current and historical trading prices of Action Performance’s common stock; (3) the board of directors’ assessment, based on the discussions with SunTrust Robinson Humphrey and its unsuccessful attempts in recent years to engage other potential buyers in substantive discussions, that it would be unlikely for any financial or strategic buyer to pay more than $13.00 per share for Action Performance’s common stock; and (4) management’s concern that ISC and SMI were expanding their trackside souvenir merchandising and licensing activities that compete with Action Performance and that their ownership of racetracks that currently host the majority of NASCAR Nextel Cup events could provide them with advantages in pursuing and obtaining licenses with driver teams. The board of directors instructed Mr. Wagenhals to communicate its willingness to pursue discussions with them based upon a price of $13.00 per share; provided, that any ultimate merger agreement must both allow Action Performance flexibility in responding to unsolicited inquiries from third parties and not contain provisions that would preclude a superior proposal. Later that day, Mr. Wagenhals contacted ISC and SMI to inform them of the board of directors’ determination.
      Later on the evening of August 22, 2005, Baker Botts L.L.P. (which we refer to in this proxy statement as Baker Botts), counsel to ISC, distributed an initial draft of the proposed merger agreement, together with a related shareholder agreement, to Mr. Wagenhals, who forwarded it to the board of directors, Snell & Wilmer and SunTrust Robinson Humphrey. The board of directors requested that Snell & Wilmer, following its initial review of the draft agreement, travel to Charlotte, North Carolina to negotiate the terms of the agreement.
      On August 23, 2005, Snell & Wilmer delivered to Messrs. Baum, Wagenhals, Riddiford and Klecker a summary of the key provisions of the draft merger agreement and shareholder agreement, together with its initial comments to the draft agreement that it proposed to deliver to ISC and SMI.
      On August 24, 2005, Messrs. Baum, Wagenhals, Riddiford and Klecker met by telephone, together with representatives of Snell & Wilmer, to discuss Snell & Wilmer’s summary of the terms of the draft merger agreement. Snell & Wilmer presented its summary of the key provisions of the merger agreement and shareholder agreement, with particular focus on the firmness of the $13.00 per share price, as well as the deal protection provisions, including termination events and termination fees, non-solicitation provisions and the ability of the board of directors to change its recommendation of the transaction. The parties discussed these issues as well as comments to the draft merger agreement submitted by SunTrust Robinson Humphrey. Messrs. Baum, Wagenhals, Riddiford and Klecker provided Snell & Wilmer with guidance on how to respond to the initial draft of the merger agreement. In addition, there was discussion concerning the willingness of Action Performance’s senior executives to consider post-closing employment with SMISC. Later that day, Snell & Wilmer distributed its summary of the key issues raised by the draft agreements as well as its initial comments on the full draft merger agreement and shareholder agreement to ISC, SMI and their respective counsel, and then traveled to North Carolina to engage in negotiations. On the evening of August 24, 2005, at the offices of SMI’s counsel in Charlotte, North Carolina, Snell & Wilmer and representatives of ISC, SMI and their respective counsel discussed the major issues identified in Snell & Wilmer’s key issues summary.
      On August 25, 2005, Snell & Wilmer and the representatives of ISC, SMI and their respective counsel discussed Snell & Wilmer’s comments to the draft merger agreement, including the representations and warranties, the covenants regarding interim operations of Action Performance and the issues raised in Snell & Wilmer’s key issues summary. As part of this discussion, ISC and SMI indicated that they would be speaking with Messrs. Wagenhals and Riddiford and Ms. Volosin concerning potential post-closing employment terms. During the course of the day, Messrs. Baum and Riddiford met by telephone with representatives of Snell & Wilmer to discuss the key issues. Snell & Wilmer briefed Messrs. Baum and Riddiford on the progress of negotiations on those and other points and Messrs. Baum and Riddiford provided guidance on the terms they wanted to be reflected in the merger agreement. On the evening of August 25, 2005, following the conclusion of discussions for the day, Baker Botts distributed a revised draft of the merger agreement.
      Between August 25, 2005 and August 28, 2005, while negotiations on the merger agreement were taking place in Charlotte, North Carolina, representatives of ISC and SMI traveled to Action Performance’s corporate headquarters in Tempe, Arizona to continue due diligence on Action Performance and to interview employees of Action Performance.
      On August 26, 2005, Snell & Wilmer and the representatives of ISC, SMI and their respective counsel discussed the revised draft of the merger agreement, including the representations and warranties, the covenants regarding interim operations of Action Performance and the issues raised in Snell & Wilmer’s key issues summary. During the course of the day, Messrs. Baum, Wagenhals and Riddiford and Ms. Volosin, together with representatives of Snell & Wilmer, had a telephone conference with, from ISC, Ms. Kennedy, and, from SMI, Mr. Marcus Smith, and the other representatives of ISC, SMI and their respective counsel, concerning the key issues in the merger agreement, including provisions concerning the proposed requirement that Action Performance obtain consents to the transaction from its key driver and driver team licensors and other vendors. There was also discussion concerning the timing of the transaction and the potential announcement of the transaction. Following further discussions regarding the merger agreement, on the evening of August 26, 2005, Baker Botts distributed a new revised draft of the merger agreement.
      On August 27, 2005, the board of directors of Action Performance met by telephone, together with representatives of SunTrust Robinson Humphrey and Snell & Wilmer. In advance of the meeting, the members of the board of directors had received written materials, including an updated valuation presentation from SunTrust Robinson Humphrey, the most recent draft of the merger agreement and a summary of the key terms of the merger agreement. At the meeting, upon the advice of Snell & Wilmer, the board of directors determined to form a special committee to review the transaction for purposes of the Arizona anti-takeover statute. Under the statute, the entry into the shareholder agreement by Mr. Wagenhals and SMISC could render SMISC an “interested shareholder” and prevent any transaction with SMISC for a period of three years, unless the transaction was approved in advance by a committee made up of disinterested members of the board of directors. With advice from Snell & Wilmer, the board of directors determined that Dr. Roy Herberger, Jr., Lowell L. Robertson, Michael L. Gallagher, Robert L. Matthews and Anne L. Mariucci were disinterested directors for purposes of the Arizona statute. Accordingly, the board of directors adopted resolutions establishing a special committee comprised of the foregoing members. Following such action, Snell & Wilmer reported on the status of the merger agreement negotiations, summarized and discussed with the board of directors the material terms of the merger agreement, particularly the provisions regarding the ability of the board of directors to change its recommendation or pursue a superior offer and the termination, break-up fee and expense reimbursement provisions, as well as selected terms that were being finalized. Snell & Wilmer also discussed the directors’ fiduciary duties. SunTrust Robinson Humphrey then provided an update of its valuation review of the $13.00 per share offer. After discussion, the board of directors authorized Messrs. Baum, Wagenhals and Riddiford and Ms. Volosin, together with Snell & Wilmer, to seek to complete its negotiations concerning the key provisions of the merger agreement, and also agreed to meet the following day.

      On the afternoon of August 27, 2005, Baker Botts, responding to further comments submitted by Snell & Wilmer, distributed a revised draft of the merger agreement.
      On August 28, 2005, the board of directors met by telephone, along with representatives of Snell & Wilmer and SunTrust Robinson Humphrey. In advance of the meeting, the members of the board of directors had again received written materials, including a memorandum from Snell & Wilmer concerning the board’s fiduciary duties in connection with a change of control transaction, the most recent draft of the merger agreement, a draft of the merger agreement showing the negotiated changes since the initial draft that had been distributed on August 22, 2005, a summary of the key terms, and SunTrust Robinson Humphrey’s draft fairness opinion. At the meeting, SunTrust Robinson Humphrey orally rendered its opinion (which was subsequently confirmed in writing) as to the fairness, from a financial point of view, of the $13.00 per share cash consideration to Action Performance’s shareholders who will receive the merger consideration pursuant to the merger agreement. In addition, Snell & Wilmer briefed the board of directors on the status of the merger agreement, the key terms of the agreement and the material changes that had been negotiated over the course of the past several days, and again discussed the board of directors’ fiduciary duties. The board of directors engaged in extensive discussions concerning the merger agreement in light of the strategic, operational and other issues facing Action Performance, as described below under “— Reasons for the Merger; Recommendations of Our Board of Directors; Fairness of the Merger,” including, in particular, the closing condition insisted upon by ISC and SMI that Action Performance receive consents from specified key driver and driver team licensors and other vendors and the risks that the transaction could fail if Action Performance could not obtain such consents. The board of directors next discussed the need for ISC and SMI to address employee integration and related issues to ensure ordinary course operation of the business during the period between signing and closing. Finally, Mr. Wagenhals and Ms. Volosin discussed the progress of discussions with ISC and SMI regarding the terms of their post-closing employment. The board of directors meeting was then adjourned to later that evening, to be reconvened following the meeting of the special committee.
      On the evening of August 28, 2005, the special committee of the board of directors met by telephone, along with representatives of Snell & Wilmer. After discussion, the special committee, by unanimous vote, adopted resolutions approving and adopting the merger agreement and the shareholder agreement, and approving SMISC as an “interested shareholder” for purposes of the Arizona anti-takeover statute.
      The special committee meeting was then adjourned, at which time the meeting of the full board of directors was reconvened, together with representatives of Snell & Wilmer and SunTrust Robinson Humphrey. Based on the opinion of SunTrust Robinson Humphrey and other factors considered by the board, the board of directors unanimously adopted resolutions approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger, determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, holders of Action Performance common stock and recommending that the holders of Action Performance common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.
      On August 29, 2005, in accordance with the authorizations of their respective boards of directors, the parties finalized and thereafter executed the merger agreement.
      On the morning of August 30, 2005, ISC, SMI and Action Performance issued a press release announcing the execution of the merger agreement and filed Current Reports on Form 8-K announcing the same and filing the merger agreement as an exhibit.
      Discussions regarding the proposed employment arrangements among the surviving corporation and certain executive officers of Action Performance are ongoing as of the date of this proxy statement.

Reasons for the Merger; Recommendations of our Board of Directors; Fairness of the Merger

The Action Performance Board of Directors
      The Board of Directors of Action Performance, by unanimous vote at a meeting on August 28, 2005, adopted resolutions:

•	approving the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	determining that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, holders of Action Performance common stock; and

•	recommending that the holders of Action Performance common stock vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “— Background of the Merger” above for additional information on the recommendation of our board of directors.
      In reaching its determinations, the board of directors consulted with management, as well as its outside financial and legal advisors, and considered the short-term and long-term interests and prospects of Action Performance and the interests of its shareholders. The board of directors also considered the fairness opinion presented to the board of directors by SunTrust Robinson Humphrey. See “— Opinion of SunTrust Robinson Humphrey” below for a description of SunTrust Robinson Humphrey’s fairness opinion. In reaching the foregoing determinations, the board of directors considered the following material factors that it believed potentially supported its determinations:

•	Recent and current strategic environment of Action Performance’s business, characterized by the following attributes:

•	the other entities that participate in the business of producing, marketing and selling NASCAR themed licensed merchandise have significantly greater financial resources than Action Performance;

•	the business of producing, marketing and selling NASCAR themed licensed merchandise was maturing and likely would attract additional competition and potentially require additional investment to maintain Action Performance’s current market position; and

•	the business of producing, marketing and selling NASCAR themed licensed merchandise would likely undergo consolidation.

•	Recent and current operating environment of Action Performance’s business, characterized by the following attributes:

•	the increasing concentration of sales in a limited number of NASCAR drivers;

•	past success in growing the NASCAR licensed goods category that led to increased expectations from the driver teams in terms of the levels of royalties guaranteed by Action Performance;

•	a shift in the growth of demand for NASCAR licensed goods from channels well-developed by Action Performance, such as trackside and specialty motor sports retailers, to those where Action Performance has less expertise, such as mass markets;

•	the accelerated pace of change in the regular and special paint schemes of race cars in NASCAR events, which placed additional demands and costs on Action Performance’s process of producing and marketing collectible die-cast race cars;

•	the requirement by consumers to produce collectible die-cast race cars in lower numbers, which increases the cost to produce those cars;

•	deflationary retail pricing of Action Performance’s collectible die-cast race cars in the specialty motor sports retail channel caused by historical overproduction, a two-step distribution process utilizing distributors and the growth of internet based re-sellers;

•	consumer demand for a greater variety of, and better quality, NASCAR licensed apparel, which increases the cost to produce that apparel; and

•	limited opportunities in the near term to increase prices.

•	The strategies implemented by Action Performance’s management and the board of directors over the past two years to address the foregoing changes, including the following:

•	reducing debt to strengthen Action Performance’s future financial resources;

•	making changes in senior management to gain traditional consumer products experience;

•	reorganizing the marketing and production process for collectible die-cast race cars;

•	seeking to extend and retain key licensors prior to the expiration date of the license under economic terms acceptable to Action Performance;

•	shifting its distribution method for the specialty motorsports retail channel from a two-step method of distribution to a direct-to-retailer method;

•	seeking to reduce both operating and capital expenditures in order to free up cash flow to improve profitability, fund product improvements and provide funds to invest in the business; and

•	focusing on increasing mass market distribution and sales and hiring a senior executive with extensive mass market sales experience.
      While each of these strategies are currently underway, there is no assurance that such strategies could be successfully executed or that, if executed, such strategies would succeed in improving Action Performance’s market standing and financial results.

•	Current and historical results of operations of Action Performance:

•	the ongoing risks of Action Performance’s business, including its declining financial results and the risks associated with its 2006 plan, such as the need for the successful implementation of the planned change in its distribution model, and continuing restructuring actions;

•	Action Performance’s failure to achieve its budget in recent quarters;

•	Action Performance’s failure to maintain compliance with certain financial covenants in its credit agreement;

•	Strategic considerations:

•	the lack of interest, over a long period, of other potential parties in pursuing a combination with Action Performance;

•	the lack of a clear successor to Fred W. Wagenhals, Action Performance’s founder and chief executive officer, and the lack of overall management depth in light of the strategic initiatives being undertaken by Action Performance and the operational challenges that it faced in implementing such initiatives;

•	SMISC’s (and its owners’) knowledge of and presence in the motorsports entertainment industry, and their ability to assist in promoting the transaction to drivers, driver teams, automobile manufacturers and other interested parties who would need to support and/or consent to the transaction;

•	the ability, financial and otherwise, of SMISC (or its owners’) to compete with Action Performance;

•	the relationship of the $13.00 per share cash merger consideration to (a) the trading price of Action Performance’s common stock on August 26, 2005, the last trading day prior to the date upon which our board of directors approved the merger agreement and the transactions contemplated thereby (an approximately 5.9% premium), (b) the trading price of Action Performance’s common stock at the end of July 2005 (an approximately 52.0% premium), and (c) the volume weighted average price of Action Performance’s common stock over the past 30, 60 and 90 days, respectively (an approximately 21.3%, 31.1% and 33.9% premium, respectively);

•	the course of negotiations of the merger consideration, including the efforts made to negotiate for more than $13.00 per share and the fact that the $13.00 per share cash merger consideration represents a premium over the $9.56 per share purchase price first proposed by SMI;

•	the fact that the consideration to be received by Action Performance’s shareholders in the merger will consist entirely of cash rather than stock, which will provide liquidity and certainty of value to Action Performance’s shareholders;

•	SMISC’s (and its owners’) financial strength and capacity to complete the transaction;

•	SMISC’s (and its owners’) belief that the transaction would not raise antitrust concerns with regulatory authorities, nor create antitrust or a similar cause of action by private parties;

•	the presentation relating to and the opinion of SunTrust Robinson Humphrey that, as of August 28, 2005, the $13.00 per share cash merger consideration was fair, from a financial point of view, to the shareholders of Action Performance who will receive such merger consideration pursuant to the merger agreement;

•	the terms and conditions of the merger agreement, and the course of negotiations thereof, including:

•	the board’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if the board of directors determines in good faith, after consultation with its independent legal and financial advisors, that it is required to do so in order to comply with its fiduciary duties and that such proposal constitutes or is reasonably likely to lead to a superior proposal;

•	the board’s right to change its recommendation to shareholders of the transaction if an unsolicited superior proposal has been made and if the board of directors believes that it is required to do so in order to comply with its fiduciary duties, subject to the payment of a termination fee and expense reimbursement to SMISC;

•	Action Performance’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and the payment of a termination fee and expense reimbursement to SMISC;

•	the termination fee and expense reimbursement provisions of the merger agreement, as compared to termination fees and expense reimbursement provisions in similar transactions;

•	the closing conditions to the merger, including (a) the requirement that Action Performance deliver consents to the transaction from specified drivers, driver teams and automobile manufacturers whose contracts with Action Performance given them consent rights to the transfer of their contracts to Motorsports Authentics in connection with the merger, and the ability of Action Performance to obtain such consents; and (b) the ability of SMISC to terminate the agreement due to a “material adverse effect” as a result of the negotiated changes to the definition of such term;

•	the fact that, because Motorsports Authentics is a newly formed entity that may not have any significant assets unless the merger is consummated, ISC and SMI agreed to severally (but not jointly) guarantee all obligations of SMISC and Motorsports Authentics through the closing date under the merger agreement, including the payment of the merger consideration;

•	the fact that the merger agreement would be available promptly following the public disclosure of the merger via the SEC’s EDGAR database as part of a current report on Form 8-K to be filed by Action Performance (such Form 8-K was filed by Action Performance on August 30, 2005);

•	a comparison of the terms and conditions of the merger agreement to recent precedent transactions;

•	the careful review of the representations and warranties in the merger agreement, and the preparation of Action Performance’s disclosure schedules, by Action Performance’s management team and its outside counsel; and

•	the active and direct role of the members of the board of directors in guiding the negotiations with respect to the proposed merger, the consideration of the transaction by the board of directors in several board of directors meetings, the experience of the board members with Action Performance and the past general business experience of such members.
      The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, Action Performance’s public shareholders will cease to participate in any future earnings growth of Action Performance or benefit from any future increase in its value;

•	the price offered was in the upper end, but not at the top, of the range in which Action Performance’s stock traded over the past year;

•	the fact that if Action Performance could achieve its “aggressive” 2006 plan, and a market price based on a multiple of EBITDA consistent with its current multiple, its stock price could trade above $13.00 per share;

•	the numerous closing conditions to the merger and, in particular, the potential difficulty in obtaining the consents of the specified drivers, driver teams and automobile manufacturers;

•	the fact that, for United States federal income tax purposes, the cash merger consideration will generally be taxable to U.S. holders of Action Performance common stock entitled to receive such consideration;

•	the possible disruption to Action Performance’s business that may result from the announcement of the merger and the resulting distraction of the attention of Action Performance’s management;

•	the fact that the failure to consummate the merger could negatively impact the market price of Action Performance’s common stock;

•	the fact that, until the merger is consummated or the merger agreement is terminated, Action Performance may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement;

•	the fact that the uncertainties associated with the merger may cause Action Performance to lose key personnel; and

•	the fact that shareholders of Action Performance will not be entitled to dissenters’ rights under Arizona law.
      The board of directors believes that sufficient procedural safeguards were and are present to ensure the substantive and procedural fairness of the merger to the shareholders of Action Performance and to permit the board of directors to represent effectively the interests of the shareholders of Action Performance. These procedural safeguards include the following:

•	the board of directors retained and received the advice of Snell & Wilmer L.L.P., its independent legal counsel, and SunTrust Robinson Humphrey, its financial advisor, and requested that SunTrust Robinson Humphrey render an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by holders of Action Performance common stock pursuant to the merger agreement. Both of these advisors have extensive experience in transactions similar to the merger and assisted the board of directors in its negotiations with ISC and SMI; and

•	the board of directors and its advisors conducted extensive negotiations with ISC and SMI.

      The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, addresses the material factors considered by our board of directors. The board of directors considered a wide variety of complex factors in evaluating the merger and considered each such factor as part of the total mix of information available to it, without quantifying or otherwise assigning a relative weight to each specific factor it considered in reaching its determinations. Our board of directors made its judgment based on this mix of information, including its analysis of the overall effect of the merger on the Action Performance shareholders compared to any alternative transaction or to remaining an independent company, and individual members of our board of directors may have given different weight to different factors. Our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of the shareholders of Action Performance.
      Based on the factors outlined above, our board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, the Action Performance shareholders entitled to receive the merger consideration.
      Our board of directors believes that the merger is advisable and fair to, and in the best interests of, the Action Performance shareholders entitled to receive the merger consideration. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.
Opinion of SunTrust Robinson Humphrey
      Action Performance engaged SunTrust Robinson Humphrey as its financial advisor in connection with the merger. At meetings of the board of directors of Action Performance on August 27, 2005 and August 28, 2005, SunTrust Robinson Humphrey reviewed its financial analysis of the merger and delivered its oral opinion (subsequently confirmed in writing) that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the merger is fair, from a financial point of view, to the holders of Action Performance’s common stock.
      The full text of the opinion of SunTrust Robinson Humphrey, dated August 28, 2005, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. Holders of Action Performance common stock are urged to read the opinion in its entirety.
      SunTrust Robinson Humphrey’s opinion is directed to the board of directors of Action Performance and relates only to the fairness, from a financial point of view, of the consideration to be received by the holders of Action Performance’s common stock pursuant to the merger. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter related to the merger.

Material and Information Considered with Respect to the Merger
      In arriving at its opinion, SunTrust Robinson Humphrey, among other things:

•	reviewed and analyzed a draft of the merger agreement;

•	reviewed certain publicly available information concerning Action Performance that SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed certain historical and projected financial and operating data with respect to Action Performance furnished to SunTrust Robinson Humphrey by Action Performance;

•	conducted discussions with members of management of Action Performance concerning its business, operations, assets, present condition and future prospects;

•	reviewed a trading history of Action Performance’s common stock from August 25, 2000 to the present and a comparison of that trading history with those of other publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the historical and projected financial results and present financial condition of Action Performance with those of selected publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed and compared the financial terms of the merger with financial terms, to the extent publicly available, of selected merger and acquisition reference transactions that SunTrust Robinson Humphrey deemed relevant;

•	reviewed historical data relating to percentage premiums paid in acquisitions of publicly traded companies from January 1, 2004 to the present that SunTrust Robinson Humphrey deemed relevant; and

•	reviewed other financial statistics and undertook other analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.
      In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Action Performance without independent verification. With respect to the financial forecasts of Action Performance, SunTrust Robinson Humphrey was advised by the senior management of Action Performance that they were reasonably prepared and reflected the best available estimates and judgments of the management of Action Performance. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Action Performance. SunTrust Robinson Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of Action Performance.
      SunTrust Robinson Humphrey’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey as of, the date of its opinion. The financial markets in general and the market for the common stock of Action Performance, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets, the underlying valuation, future performance or long-term viability of Action Performance or the market for the common stock of Action Performance after the date of its opinion.
      For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the merger would be consummated in accordance with the terms of the merger agreement without any waiver of any material terms or conditions; and

•	all material governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the merger would be obtained without requiring any restrictions, including any divestiture requirements or amendments or modifications, that would have a material adverse effect on Action Performance or the expected benefits of the merger.
      Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm its opinion.
      In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.
      In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Action Performance, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Action Performance. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
      SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the board of directors of Action Performance in their evaluation of the merger and should not be viewed as determinative of the views of the board of directors or management of Action Performance with respect to the merger, the terms, or the consideration to be received by the common shareholders of Action Performance in the merger. The consideration to be received by the shareholders of Action Performance in the merger was determined on the basis of negotiations between Action Performance, ISC and SMI. The decision to enter into the merger was made solely by the board of directors of Action Performance.
      The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the board of directors of Action Performance.

Analysis of Transaction Structure
      SunTrust Robinson Humphrey analyzed the consideration of $13.00 per share to be received pursuant to the merger and Action Performance’s closing stock price on August 26, 2005 (the closing price on the last business date prior to the date SunTrust Robinson Humphrey rendered its opinion to the Board of Directors of Action Performance) compared to certain financial data including revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), earnings per share (“EPS”) and book value. The financial data was based on the following time periods: latest twelve months (“LTM”) ended June 30, 2005, the projected fiscal year ending September 30, 2005 (“Fiscal 2005”) and the projected fiscal year ending September 30, 2006 (“Fiscal 2006”). The results of this analysis are summarized below.
      SunTrust Robinson Humphrey used two sets of projections for its analysis. The Base Case projections were provided by management of Action Performance. The Increased Competition Case was also provided by management of Action Performance and was adjusted to take into account information and estimates assuming an increased level of future competition as compared to the Base Case, including direct competition from ISC and SMI for trackside sales and driver and team licenses. For purposes of the table below, the reference to “NM” means “not measurable.”

Offer Price

Amounts in thousands,
except per share data
Action Performance Stock Price	$13.00

Market Capitalization	245,014
Plus: Gross Debt(1)	4,281
Minus: Cash(1)	(6,336)

Firm Value	$242,959

	Offer Price

	Amounts in thousands,
	except per share data
Firm Value as a Multiple of:
LTM Revenue	0.74	x
Base Case
Fiscal 2005 Revenue	0.84	x
Fiscal 2006 Revenue	0.84
Increased Competition Case
Fiscal 2005 Revenue	0.84	x
Fiscal 2006 Revenue	0.85
LTM EBITDA	11.5	x
Base Case
Fiscal 2005 EBITDA	8.7	x
Fiscal 2006 EBITDA	6.7
Increased Competition Case
Fiscal 2005 EBITDA	8.7	x
Fiscal 2006 EBITDA	9.1
LTM EBIT	NM	x
Base Case
Fiscal 2005 EBIT	NM	x
Fiscal 2006 EBIT	33.5
Increased Competition Case
Fiscal 2005 EBIT	NM	x
Fiscal 2006 EBIT	NM
Stock Price as a Multiple of:
LTM EPS	NM	x
Base Case
Fiscal 2005 EPS	NM	x
Fiscal 2006 EPS	61.6
Increased Competition Case
Fiscal 2005 EPS	NM	x
Fiscal 2006 EPS	NM
Market Capitalization as a Multiple of:
Book Value(1)	1.03	x

(1)	As of June 30, 2005.

      SunTrust Robinson Humphrey analyzed the value of the consideration of $13.00 per share in cash to be received pursuant to the merger based on the premium to Action Performance’s historical stock prices, including Action Performance’s closing stock price on August 26, 2005 (the closing price on the last trading day prior to the date upon which our board of directors approved the merger agreement and the transactions contemplated thereby), including the merger, and July 29, 2005 (the closing price immediately prior to the date that Action Performance announced that Herbert M. Baum would join Action Performance as its executive chairman and prior to certain newspaper articles resulting in possible market speculation about a potential transaction involving Action Performance) (the closing stock price on July 29, 2005 is referred to as the “Unaffected Stock Price”) and Action Performance’s average stock price for the 5-day, 10-day, 30-day, 60-day and 90-day trading periods preceding August 26, 2005. The results of this analysis are summarized below.

			Volume Weighted
	Closing	Closing	Average Stock Price for Last
	Stock	Stock
	Price	Price	5	10	30	60	90
	7/29/05	8/26/05	Days	Days	Days	Days	Days

Merger price premium(1)	52.0%	5.9%	10.6%	13.3%	21.3%	31.1%	33.9%

(1)	Premiums based on the merger price of $13.00 per share.

Market Analysis of Selected Publicly Traded Reference Companies
      SunTrust Robinson Humphrey reviewed and compared certain publicly available financial data, market information and trading multiples for Action Performance with other selected publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant to Action Performance. These companies are:

Collectibles Companies	Toy Companies
The Boyds Collection, Ltd.	Hasbro, Inc.
Enesco Group, Inc.	JAKKS Pacific, Inc.
RC2 Corporation	Marvel Enterprises, Inc.
Russ Berrie & Company, Inc.	Mattel, Inc.
Motorsports Companies	Athletic Products and Apparel Companies
Dover Motorsports, Inc.	Columbia Sportswear Company
International Speedway Corporation	K2, Inc.
Speedway Motorsports, Inc.	Nike, Inc.
Reebok International Ltd.
Russell Corporation
V.F. Corporation
      For the selected publicly traded companies, SunTrust Robinson Humphrey analyzed, among other things, firm value (defined as market capitalization plus debt less cash and cash equivalents) as a multiple of: LTM, Fiscal 2005 and Fiscal 2006 revenues; LTM, Fiscal 2005 and Fiscal 2006 earnings before interest, taxes, depreciation and amortization (“EBITDA”); and LTM earnings before interest and taxes (“EBIT”). SunTrust Robinson Humphrey also compared stock price as a multiple of LTM and Fiscal 2005 and Fiscal 2006 earnings per share (“EPS”) and as a multiple of LTM book value per share as of June 30, 2005. All multiples were based on closing stock prices as of August 25, 2005. Historical revenues, EBITDA and EPS results were based on financial information available in public filings and press releases of the selected companies. Projected revenues and EPS estimates were based on research reports and Bloomberg, I/B/E/S or First Call consensus estimates. Bloomberg, I/B/E/S and First Call are information providers that publish a compilation of estimates of projected financial performance for publicly traded companies produced by equity research analysts at investment banking firms. The following table sets forth the average multiples indicated by the market analysis of selected publicly traded reference companies:

	All Selected Reference
	Companies

Firm Value to:
LTM Revenues	1.64	x
Fiscal 2005 Revenues	1.70
Fiscal 2006 Revenues	1.59
LTM EBITDA	9.2	x
Fiscal 2005 EBITDA	8.7
Fiscal 2006 EBITDA	7.9
LTM EBIT	11.0	x
Stock Price to:
LTM EPS	16.5	x
Fiscal 2005 EPS	15.1
Fiscal 2006 EPS	13.6
Book Value Per Share	2.1
      Based upon the multiples derived from this analysis, Action Performance’s historical results, and the Base Case estimates of Action Performance’s projected results for the fiscal years ending September 30, 2005 and September 30, 2006, SunTrust Robinson Humphrey calculated a range of implied equity values for Action Performance between $0.00 and $28.56 per share with an average equity value of $10.48 per share, a weighted average of $9.71 per share and a median of $6.65 per share, based on all of the selected publicly traded reference companies.
      Based upon the multiples derived from this analysis, Action Performance’s historical results, and the Increased Competition Case estimates of Action Performance’s projected results for the fiscal years ending September 30, 2005 and September 30, 2006, SunTrust Robinson Humphrey calculated a range of implied equity values for Action Performance between $0.00 and $28.56 per share with an average equity value of $9.62 per share, a weighted average of $8.75 per share and a median of $5.24 per share, based on all of the selected publicly traded reference companies.
      The following chart illustrates the weighting which SunTrust Robinson Humphrey applied to each valuation metric in order to derive a weighted average for the analysis above:

Weighting

Firm Value to:
LTM Revenues	10%
LTM EBITDA	20%
LTM EBIT	10%
Fiscal 2006 EBITDA	10%
Stock Price to:
LTM EPS	10%
Fiscal 2005 EPS	10%
Fiscal 2006 EPS	20%
Book Value Per Share	10%
      SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly traded reference companies was identical to Action Performance and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly traded reference companies.

Analysis of Selected Merger and Acquisition Reference Transactions
      SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in 36 selected completed and pending mergers and acquisitions since September 1998 that SunTrust Robinson Humphrey deemed relevant.
      For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM revenues; LTM EBITDA; and LTM EBIT. SunTrust Robinson Humphrey also analyzed equity value as a multiple of LTM net income and book value. LTM revenues, EBITDA, EBIT, net income and book value values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected transactions. The following table sets forth the multiples indicated by this analysis:

	Average of
	Reference
	Transactions

Firm Value to:
LTM Revenues	1.06	x
LTM EBITDA	8.2	x
LTM EBIT	12.0	x
Equity Value to:
LTM Net Income	21.3	x
Book Value	1.9
      Based upon the multiples derived from this analysis and Action Performance’s historical results SunTrust Robinson Humphrey calculated a range of implied equity values for Action Performance between $0.00 and $23.49 per share with an average equity value of $8.55 per share, a weighted average equity value of $6.99 per share and a median equity value of $4.65 per share based on all of the reference transactions.
      The following chart illustrates the weighting which SunTrust Robinson Humphrey applied to each valuation metric in order to derive a weighted average for the analysis above:

Weighting

Firm Value to:
LTM Revenues	10%
LTM EBITDA	30%
LTM EBIT	20%
Equity Value to:
LTM Net Income	10%
Fiscal 2005 Net Income	20%
Book Value	10%
      Based upon the multiples derived from this analysis and the Base Case estimates of Action Performance’s projected results for the fiscal years ending September 30, 2005 and September 30, 2006, SunTrust Robinson Humphrey calculated a range of implied equity values for Action Performance between $0.00 and $25.43 per share with an average equity value of $9.96 per share, a weighted average equity value of $9.00 per share and a median equity value of $8.67 per share based on all of the reference transactions.
      Based upon the multiples derived from this analysis and the Increased Competition Case estimates of Action Performance’s projected results for the fiscal years ending September 30, 2005 and September 30, 2006, SunTrust Robinson Humphrey calculated a range of implied equity values for Action Performance between $0.00 and $25.43 per share with an average equity value of $9.23 per share, a weighted average equity value of $8.12 per share and a median equity value of $6.46 per share based on all of the reference transactions.
      The following chart illustrates the weighting which SunTrust Robinson Humphrey applied to each valuation metric in order to derive a weighted average for the analyses above:

Weighting

Firm Value to:
Fiscal 2005 Revenue	10%
Fiscal 2005 EBITDA	30%
Fiscal 2005 EBIT	20%
Equity Value to:
Fiscal 2005 Net Income	10%
Fiscal 2006 Net Income	20%
Fiscal 2005 Book Value	10%
      SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition reference transactions is identical to the merger. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis
      SunTrust Robinson Humphrey performed a discounted cash flow analysis of Action Performance based upon the Base Case projections for the years ending September 30, 2005 through 2010 to estimate the net present equity value per share of Action Performance. SunTrust Robinson Humphrey calculated a range of net present firm values for Action Performance over the projected time period using a weighted average cost of capital for Action Performance ranging between 10.0% to 20.0% and terminal value multiples of 2010E EBITDA ranging from 5.0x to 8.0x. The analysis indicated the following per share equity valuations of Action Performance:
Discounted Present Value of Equity Per Share

	2010 Terminal Value EBITDA Multiple

Discount Rate	5.0x	6.0x	6.5x	7.0x	8.0x

10.0%	$14.59	$16.53	$17.50	$18.46	$20.40
12.5%	$13.24	$14.98	$15.84	$16.71	$18.44
15.0%	$12.06	$13.61	$14.39	$15.16	$16.72
17.5%	$11.01	$12.41	$13.10	$13.80	$15.19
20.0%	$10.08	$11.34	$11.96	$12.59	$13.85

      In addition, SunTrust Robinson Humphrey performed a discounted cash flow analysis of Action Performance based upon the Increased Competition Case projections for the years ending September 30, 2005 through 2010 to estimate the net present equity value per share of Action Performance. SunTrust Robinson Humphrey calculated a range of net present firm values for Action Performance over the projected time period using a weighted average cost of capital for Action Performance ranging between 10.0% to 20.0% and terminal value multiples of 2010E EBITDA ranging from 5.0x to 8.0x. The analysis indicated the following per share equity valuations of Action Performance:
Discounted Present Value of Equity Per Share

	2010 Terminal Value EBITDA Multiple

Discount Rate	5.0x	6.0x	6.5x	7.0x	8.0x

10.0%	$9.12	$10.41	$11.06	$11.70	$12.99
12.5%	$8.24	$9.39	$9.97	$10.55	$11.70
15.0%	$7.47	$8.50	$9.02	$9.53	$10.57
17.5%	$6.78	$7.71	$8.17	$8.64	$9.57
20.0%	$6.17	$7.01	$7.43	$7.85	$8.68

Premiums Paid Analysis
      SunTrust Robinson Humphrey analyzed the transaction premiums paid in all merger and acquisition transactions of publicly traded companies in the United States with transaction values between $100 and $500 million, effected since January 1, 2004, based on the target company’s stock price one day, five days and 30 days prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

	Purchase Price Premium
	Prior to Announcement			Closing Stock
				Price on
	1 Day	5 Days	30 Days	7/29/05(1)

Mean Premium	23.0%	23.9%	32.6%	32.6%
Median Premium	21.0%	20.0%	26.0%	26.0%

(1)	The Unaffected Stock Price.
      SunTrust Robinson Humphrey calculated a range of implied equity values for Action Performance between $11.29 and $15.62 per share with an average implied equity value of $12.93 per share, based on the mean premium for the reference transactions. SunTrust Robinson Humphrey calculated a range of implied equity values for Action Performance between $10.74 and $15.37 per share with an average implied equity value of $12.49 per share, based on the median premium paid for the reference transactions.

Summary Valuation Analysis
      The following table summarizes the range of implied common stock values per share for Action Performance based on the methods of analysis described above.

			Weight.
	High	Mean	Avg.	Median	Low

Market Analysis of Selected Publicly Traded Reference Companies:
Base Case	$28.56	$10.48	$9.71	$6.65	$0.00
Increased Competition Case	$28.56	$9.62	$8.75	$5.24	$0.00
Analysis of Selected Merger and Acquisition Reference Transactions:
LTM Analysis — Historical Results	$23.49	$8.55	$6.99	$4.65	$0.00
Projections Analysis — Base Case	$25.43	$9.96	$9.00	$8.67	$0.00
Projections Analysis — Increased Competition Case	$25.43	$9.23	$8.12	$6.43	$0.00
Discounted Cash Flow Analysis:
Base Case	$16.71	$14.39	N/A	$14.39	$12.41
Increased Competition Case	$10.55	$9.02	N/A	$9.02	$7.71
Premiums Paid Analysis:
Based on Mean of Selected M&A Transactions	$15.62	$12.93	N/A	$13.45	$11.29
Based on Median of Selected M&A Transactions	$15.37	$12.49	N/A	$13.05	$10.74

Information Regarding SunTrust Robinson Humphrey
      Action Performance selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the merger due to its reputation as a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Action Performance, its business and its industry. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.
      Action Performance has agreed to pay SunTrust Robinson Humphrey customary fees for its opinion and financial advisory services in relation to the merger. Action Performance has agreed to pay SunTrust Robinson Humphrey an opinion fee of $350,000 upon delivery of its fairness opinion. In addition, Action Performance has agreed to pay SunTrust Robinson Humphrey a financial advisory fee of approximately $1.7 million no later than the closing of the merger. In addition, Action Performance has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.
      In the ordinary course of its business, SunTrust Robinson Humphrey may actively trade in the securities of Action Performance for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust Robinson Humphrey and its affiliates (including SunTrust Banks, Inc. and its subsidiaries) may have other financing and business relationships with Action Performance, ISC and SMI in the ordinary course of business.
Payment of Consideration
      The total amount of funds necessary to consummate the merger and the related transactions is anticipated to be approximately $253.3 million, consisting of (i) approximately $242.7 million to pay Action

Performance’s stockholders and $3.1 million to pay the holders of options and warrants to purchase common stock of Action Performance, and (ii) approximately $7.5 million to pay related fees and expenses in connection with the merger, including the change of control payments described in this proxy statement.
      SMISC has represented to Action Performance that it has sufficient cash on hand, or commitments from its owners, ISC and SMI, to pay the aggregate merger consideration. In addition, ISC and SMI have severally (but not jointly) guaranteed all obligations of SMISC and Motorsports Authentics through the closing date under the merger agreement, including the obligation to pay such consideration. Accordingly, the transactions contemplated by the merger agreement are not contingent upon SMISC’s receipt of third party financing.
Interests of Action Performance Directors and Executive Officers in the Merger
      In considering the recommendations of our board of directors, you should be aware that certain executive officers and directors of Action Performance have interests in the transaction that are different from, or are in addition to, your interests as a shareholder.

Interests Relating to Employment and Service as an Officer After the Merger
      Following the merger, the directors of Motorsports Authentics immediately prior to the effective time of the merger will be the initial directors of the surviving corporation of the merger, until their successors are duly elected and qualified or until their earlier resignation or removal. It is expected, however, that the current executive officers of Action Performance immediately prior to the effective time of the merger will remain the executive officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Change of Control Arrangements
      The parties agree that the merger will constitute a “change of control” for purposes of the change of control provisions in the employment or change of control agreements with certain of Action Performance’s executive officers, and will result in a change of position or duties with respect to such executive officers. Accordingly, such executive officers will be entitled to receive severance payments under such agreements in the event such executive officers resign or are terminated in connection with the consummation of the merger.
      The following table shows the amount of potential cash severance payable to Action Performance’s current executive officers, pursuant to the change of control provisions in their individual agreements.

Current Executive Officers	Amount of Potential Cash Severance Payment(1)

Herbert M. Baum	$360,000
Fred W. Wagenhals	2,240,000
Melodee L. Volosin	840,000
David M. Riddiford	700,000

(1)	Excludes the value of certain continued health and other benefits, if any.

Action Performance Stock Options and Warrants Prior to the Merger
      All outstanding options and warrants to acquire Action Performance common stock, including the options held by the directors and executive officers of Action Performance, will become fully vested and immediately exercisable (whether or not then vested or subject to any performance condition that has not been satisfied) at the effective time of the merger. At the effective time of the merger, any option or warrant not exercised will be canceled, and the holder thereof will be entitled to receive a cash payment equal to $13.00, without interest, multiplied by the number of shares subject to the options or warrants, less the aggregate exercise prices of the options and warrants and less applicable taxes required to be withheld. Any options or warrants with an exercise price equal to or greater than $13.00 per share will be canceled without the right to receive any cash payment.

      The following table sets forth, as of September 20, 2005, for each of Action Performance’s directors and executive officers, (a) the number of shares underlying vested options for Action Performance common stock with a per share exercise price of less than $13.00, (b) the value of such vested options, calculated by multiplying (i) the excess of $13.00 over the per share exercise price of the option by (ii) the number of shares underlying the option, and without regard to deductions for income taxes and other withholding, (c) the number of unvested options with a per share exercise price of less than $13.00 that will vest upon the effectiveness of the merger, (d) the value of such unvested options, calculated by multiplying (i) the excess of $13.00 over the per share exercise price of the option by (ii) the number of shares underlying the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares underlying vested and unvested options with a per share exercise price of less than $13.00 and (f) the aggregate value of all such vested and unvested options, calculated by multiplying (i) the excess of $13.00 over the per share exercise price of the option by (ii) the number of shares underlying the option, and without regard to deductions for income taxes and other withholding.

			Unvested Options that
			Will Vest After
			December 15, 2005
			and/or as a Result of
	Vested Options		the Merger		Totals

Directors and Executive	(a)	(b)	(c)	(d)	(e)	(f)
Officers Name	Shares	Value	Shares	Value	Total Shares	Total Value

Herbert M. Baum	110,000	$261,625	—	$—	110,000	$261,625
Fred W. Wagenhals	134,195	900,912	—	—	134,195	900,912
Melodee L. Volosin	78,893	577,473	13,333	51,199	92,226	628,672
David M. Riddiford	33,333	93,999	66,667	188,001	100,000	282,000
Michael L. Gallagher	—	—	—	—	—	—
Roy A. Herberger, Jr.	—	—	—	—	—	—
Anne L. Mariucci	—	—	—	—	—	—
Robert L. Matthews	—	—	—	—	—	—
Lowell L. Robertson	10,000	75,625	—	—	10,000	75,625
All directors and executive officers as a group (9 persons)	366,421	$1,909,635	80,000	$239,200	446,421	$2,148,834

Indemnification and Insurance
      The merger agreement provides that SMISC will cause the surviving corporation to (i) assume all of Action Performance’s obligations with respect to all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of the current or former directors or officers of Action Performance, as provided in Action Performance’s articles of incorporation, bylaws or any indemnification agreement between such directors or officers and Action Performance (in each case, as in effect on August 29, 2005), (ii) to the extent not advanced by applicable insurance carriers, advance funds for expenses (including reasonable attorney’s fees) incurred by a current or former director of Action Performance in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding clause in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding clause, and (iii) for six years after consummation of the merger, maintain in effect insurance coverage similar to Action Performance’s current directors and officers insurance policy for its current or former directors and officers for events occurring prior to the consummation of the merger. See “Terms of the Merger Agreement — Indemnification and Insurance of Action Performance Directors and Officers.”

Federal Regulatory Matters
      The HSR Act, and the rules and regulations promulgated thereunder, require that SMISC, or its ultimate parent entity or entities, and Action Performance file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. The parties thereafter are required to observe a waiting period before consummating the merger. The required notification and report forms were filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on September 20, 2005.
      At any time before or after the consummation of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.
Material U.S. Federal Income Tax Consequences
      The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders of Action Performance common stock whose shares of Action Performance common stock are converted into the right to receive cash in the merger, as well as the material U.S. federal income tax consequences of the merger to Action Performance, SMISC and Motorsports Authentics. Non-U.S. holders of Action Performance common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment of the merger to them under U.S. and non-U.S. tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, applicable proposed and current Treasury regulations promulgated under the Code, administrative rulings and practice and judicial authority, all as of the date of this proxy statement. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below.
      For purposes of this summary, the term “U.S. holder” means a beneficial owner of Action Performance common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
      The U.S. federal income taxes of a partner in a partnership holding Action Performance common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of Action Performance common stock should consult their own tax advisors. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular U.S. holder of Action Performance common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to U.S. holders of Action Performance common stock who are subject to special treatment under U.S. federal income tax law, including, for example:

•	banks and other financial institutions, insurance companies,

•	tax-exempt investors,

•	S corporations, mutual funds,

•	U.S. holders that are properly classified as “partnerships” or other pass-through entities under the Code,

•	dealers in securities or foreign currencies,

•	U.S. holders who hold their common stock as part of a hedge, wash sale, constructive sale, straddle or conversion transaction,

•	U.S. holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements,

•	U.S. holders who hold (actually or constructively) an equity interest in the surviving corporation after the merger,

•	U.S. holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code,

•	U.S. holders who are subject to the alternative minimum tax provisions of the Code, and

•	U.S. holders who do not hold their shares of Action Performance common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
This summary does not address the U.S. federal income tax consequences to any Action Performance shareholder who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger to any U.S. holder under state, local or foreign tax laws.
      This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Action Performance common stock should consult its own tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Receipt of Cash for Common Stock
      Generally, the merger will be a taxable transaction to U.S. holders of Action Performance common stock for U.S. federal income tax purposes. A U.S. holder of Action Performance common stock receiving cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received in exchange for such common stock and the U.S. holder’s adjusted tax basis in the Action Performance common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Action Performance common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held the Action Performance common stock for more than one year as of the effective time of the merger. If the U.S. holder has held the Action Performance common stock for one year or less as of the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to certain limitations. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times or at different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Backup Withholding and Information Reporting
      A U.S. holder of Action Performance common stock may be subject to information reporting on the cash received in the merger unless an exemption applies. Also, cash payments to which a U.S. holder of Action Performance common stock is entitled pursuant to the merger agreement will be subject to the federal backup withholding tax at the applicable rate unless the U.S. holder provides proof of an applicable exemption, or provides its taxpayer identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies under penalties of perjury that such number is correct, that no backup withholding is otherwise required, and that the U.S. holder is a U.S. person and otherwise complies with such backup withholding rules. Each U.S. holder of Action Performance common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption otherwise applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Action Performance common stock (see “Terms of the Merger Agreement — Payment for Action Performance Common Stock in the Merger” beginning on page 48). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Action Performance, SMISC and Motorsports Authentics
      The merger will not be a taxable event in which gain is recognized by Action Performance, SMISC, Motorsports Authentics or the surviving corporation for U.S. federal income tax purposes.
No Dissenters’ Rights
      Under Arizona law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange or quoted on NASDAQ. Consequently, because shares of Action Performance’s common stock are registered on the NYSE, you will not have the right to exercise dissenters’ rights. If the merger agreement is approved and the merger is consummated, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

TERMS OF THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.
      The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that Action Performance, ISC, SMI, SMISC and Motorsports Authentics made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
      In addition, such representations and warranties are qualified by information in confidential disclosure schedules that Action Performance, ISC, SMI SMISC and Motorsports Authentics have exchanged in connection with signing the merger agreement. While none of Action Performance, ISC, SMI, SMISC nor Motorsports Authentics believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Action Performance’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Action Performance’ public disclosures.
General: The Merger
      At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the Arizona Business Corporation Act, Motorsports Authentics will merge with and into Action Performance and the separate corporate existence of Motorsports Authentics will end. Action Performance will be the surviving corporation of the merger and will continue to be an Arizona corporation after the merger, wholly-owned by SMISC. The articles of incorporation of Action Performance, as the surviving corporation of the merger, will be amended and restated in their entirety at the effective time of the merger to read as set forth in the merger agreement and the bylaws of Motorsports Authentics as in effect immediately prior to the effective time, shall be the bylaws of the surviving corporation. The name of the surviving corporation will be Motorsports Authentics, Inc.
      The initial directors of the surviving corporation shall be Messrs. John R. Saunders, Mark M. Gambill, Marcus Smith and Ms. Lesa France Kennedy, each of whom shall serve until the earlier of their resignation, death or removal or until their respective successors are duly elected or appointed and qualified. Discussions regarding the proposed employment arrangements among the surviving corporation and certain executive officers of Action Performance are ongoing as of the date of this proxy statement.
When the Merger Becomes Effective
      Action Performance and Motorsports Authentics will file articles of merger with the Arizona Corporation Commission on the closing date of the merger, which will be no later than the second business day following the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless Action Performance and SMISC agree to another date in writing. The merger will become effective when the articles of merger are filed with the Arizona Corporation

Commission or at such subsequent date and time as Action Performance and SMISC agree upon and specify in the articles of merger.
      If the shareholders of Action Performance approve the merger agreement, the parties intend to consummate the merger as soon as practicable thereafter. The parties to the merger agreement expect to consummate the merger during our first fiscal quarter ending December 31, 2005. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.
Consideration to be Received Pursuant to the Merger; Treatment of Stock Options and Warrants
      The merger agreement provides that, at the effective time of the merger:

•	each share of Action Performance common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted automatically into the right to receive $13.00 in cash, without interest (other than (a) shares of Action Performance common stock owned by Action Performance as treasury shares, and (b) shares of Action Performance common stock owned by SMISC or Motorsports Authentics or any subsidiary of Motorsports Authentics), payable upon surrender of the certificate that formerly evidenced such shares;

•	each share of Action Performance common stock owned by Action Performance as a treasury share will be canceled and no payment or distribution will be paid in exchange for it;

•	each share of Action Performance common stock owned by SMISC, Motorsports Authentics or any subsidiary of Motorsports Authentics will be canceled and no payment or distribution will be paid in exchange for it; and

•	each share of Motorsports Authentics common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation of the merger, and each certificate evidencing ownership of Motorsports Authentics shares will evidence ownership of such share of the surviving corporation of the merger.
      Each option or warrant granted to any current employee, consultant, advisor, independent contractor, officer or director of Action Performance to acquire Action Performance common stock, which is outstanding immediately prior to the effective time of the merger, will become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). At that time, any option or warrant not exercised will be canceled, and the holder thereof will be entitled to receive a single lump sum cash payment (less any applicable income or employment taxes required to be withheld) equal to $13.00 multiplied by the number of shares subject to the options or warrants, less the aggregate exercise prices of the options or warrants. Any options or warrants with an exercise price greater than $13.00 per share will be canceled without any cash payment.
Payment for Action Performance Common Stock in the Merger
      At the effective time of the merger, SMISC will deposit or will cause to be deposited with a bank or trust company reasonably acceptable to Action Performance, as paying agent, for the benefit of the holders of Action Performance common stock, options and warrants, sufficient cash to pay those holders the amounts they are entitled to receive under the merger agreement. Pending the exchange procedures, as described below, the paying agent will invest the cash so deposited as directed by SMISC, subject to certain limitations, and any net profit resulting from, or interest or income produced by, such investments will be payable to SMISC. After the effective time of the merger, there will be no further transfers in the records of Action Performance of certificates representing Action Performance common stock and, if any certificates are presented to Action Performance for transfer, they will be canceled against payment of the merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a shareholder of Action Performance.

      As promptly as practicable after the effective time of the merger, the paying agent will mail to each record holder of Action Performance common stock a letter of transmittal and instructions for use in effecting the surrender of their Action Performance common stock certificates in exchange for $13.00 per share in cash, without interest. You should not send in your Action Performance common stock certificates until you receive the letter of transmittal. If you have lost a certificate, or if it has been stolen or destroyed, you will have to provide an affidavit to that fact and, if required by SMISC, post a bond in a reasonable amount as SMISC directs as indemnity against any claim that may be made against SMISC with respect to such certificate before the paying agent makes the payment in connection with such certificate.
      The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be canceled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. SMISC or the paying agent may reduce the amount of any merger consideration paid to you by any applicable taxes that it is required to withhold.
      If payment is to be made to a person other than the person in whose name the Action Performance common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish, to the reasonable satisfaction of SMISC, that such tax has been paid or is not applicable.
      Any portion of the payment fund held by the paying agent that remains undistributed to our shareholders for six months after the effective time of the merger will be delivered to SMISC, and any shareholders who have not properly surrendered their stock certificates will thereafter look only to SMISC for payment of the merger consideration in the amount due to them under the merger agreement. Any portion of the payment fund remaining unclaimed by shareholders as of a date which is two years following the effective time of the merger (or immediately prior to any earlier date on which such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become property of SMISC, free and clear of any claims or interest of any person previously entitled to it. None of the paying agent, SMISC or the surviving corporation will be liable to any shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.
Representations and Warranties
      Action Performance has made certain customary representations and warranties in the merger agreement to SMISC and Motorsports Authentics, including as to:

•	its corporate existence and power, qualification to conduct business and good standing;

•	subsidiaries;

•	capitalization;

•	its corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	no conflicts and required filings and consents;

•	documents filed with the SEC and the accuracy of the information contained in those documents;

•	financial statements;

•	absence of undisclosed liabilities;

•	material accuracy of information supplied;

•	absence of certain changes;

•	legal actions and proceedings;

•	material contracts;

•	compliance with laws;

•	environmental and safety matters;

•	employee benefit plans and labor matters;

•	tax matters;

•	real estate and other assets, including title to and leasehold interests in, or right to use, such assets;

•	intellectual property;

•	required shareholder vote;

•	board approvals;

•	brokers and other advisory fees;

•	the opinion of SunTrust Robinson Humphrey; and

•	insurance.
      Certain aspects of the representations and warranties of Action Performance are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Action Performance means any event, occurrence, state of facts or development or developments which individually or in the aggregate would reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, properties, assets (including license agreements), liabilities (contingent or otherwise), financial condition or results of operations of Action Performance and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Action Performance of the merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, to the extent any event, occurrence, state of facts or development arises out of or relates to any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on Action Performance:

•	general economic conditions in the United States of America or conditions generally affecting industries in which Action Performance or its subsidiaries operate (except if the event, change, effect, development, condition or occurrence disproportionately impacts the business, assets or financial condition of Action Performance and its subsidiaries, taken as a whole);

•	the public announcement of the merger agreement or the consummation of the transactions contemplated by the merger agreement (including, without limitation, any loss of customers, employees, suppliers, licensees or distributors of Action Performance and any subsidiary as a result thereof, or changes arising out of, or attributable to, any such loss); or

•	conditions specifically identified in Action Performance’s filed SEC documents the effect of which is reasonably determinable from the information contained therein.
      In addition, any change in Action Performance’s stock price or trading volume or any failure, in and of itself, of Action Performance to meet its internal financial projections or published analysts’ forecasts relating to it, or any other amount of revenues or earnings of Action Performance, will not, individually or collectively, be deemed to constitute a material adverse effect (although the circumstances giving rise to any such failure may constitute a material adverse effect).

      Each of ISC, SMI, SMISC and Motorsports Authentics has made certain representations and warranties in the merger agreement to Action Performance, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	no conflicts and required filings and consents;

•	absence of litigation;

•	material accuracy of information supplied;

•	Motorsports Authentics’ operations; and

•	capital resources to pay the merger consideration.
      The representations and warranties contained in the merger agreement do not survive the termination of the agreement or the closing of the merger, except that the representation by Action Performance regarding brokers and advisory fees shall survive the termination of the merger agreement.
Agreements Relating to Action Performance’s Interim Operations
      Action Performance has agreed that, until the consummation of the merger, Action Performance and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and in material compliance with all applicable laws, and use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers, employees and consultants and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others.
      In addition, Action Performance has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the consummation of the merger, do any of the following without the prior written consent of SMISC:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of Action Performance to its parent;

•	split, combine or reclassify its capital stock;

•	issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other securities of Action Performance or its subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, amend the terms of, reprice, pledge or otherwise encumber or subject to any lien, any shares of its or its subsidiaries’ capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom stock,” “phantom” stock rights, stock appreciation rights or stock based performance units, other than issuances of common stock of Action Performance upon the exercise of stock options or warrants outstanding on the date of the merger agreement;

•	amend its articles of incorporation or bylaws or other comparable charter or organizational documents;

•	make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of shares in connection with the exercise of Action Performance stock options or warrants outstanding on the date of the merger agreement) or grant or accelerate the exercisability of any option, warrant or other right to purchase shares of its capital stock, other than in the case of options, acceleration in accordance with the terms of such options in effect as of the date of the merger agreement in connection with the transactions contemplated by the merger agreement;

•	directly or indirectly acquire, by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or any asset or assets that are material to Action Performance and its subsidiaries, taken as a whole, except purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its material properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in effect as of the date of the merger agreement;

•	enter into, modify, renew, extend or amend any lease of material property, except for modifications or amendments that are not adverse to Action Performance and its subsidiaries;

•	incur or guarantee any indebtedness for borrowed money (other than under or in connection with Action Performance’s existing facilities);

•	issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Action Performance or any of its subsidiaries;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person; enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Action Performance or any direct or indirect wholly owned subsidiary of Action Performance or to employees in respect of travel expenses in the ordinary course of business consistent with past practice;

•	make any new capital expenditure in excess of $100,000 individually or $250,000 in the aggregate;

•	pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than any such payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of Action Performance included in its SEC documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•	cancel any material note or account receivable or discount in any material respect any material account receivable, or waive or assign any claims or rights of substantial value, or waive any benefits of, or agree to modify in any respect, or, subject to the other terms of the merger agreement, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill agreement or material confidentiality agreement or similar agreement to which Action Performance or any of its subsidiaries is a party;

•	enter into any contracts (including any license agreements, but excluding confidentiality agreements containing customary terms which do not impose any obligations on Action Performance or its subsidiaries other than those relating to the treatment of confidential information) relating to the license, marketing, co-promotion, manufacturing, research, development, distribution, training, sale or supply by third parties of products of Action Performance or any of its subsidiaries or products licensed by Action Performance or any of its subsidiaries which, individually, has aggregate future payment or other obligations with a value in excess of $100,000, or, in the aggregate, have future payment or other obligations with a value in excess of $250,000;

•	enter into, modify, amend or terminate any contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to have a material adverse effect, impair in any material respect the ability of Action Performance to perform its obligations under the merger agreement or prevent or materially delay the consummation of the transactions contemplated by the merger agreement;

•	enter into any contract with a value, individually or together with all contracts entered into after the date of the merger agreement, in excess of $100,000 to the extent consummation of the transactions contemplated by the merger agreement or compliance by Action Performance with the provisions of the merger agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon any of the properties or other assets of Action Performance or any of its subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract, or containing any restriction on the ability of Action Performance or any of its subsidiaries to assign its rights, interests or obligations under such contract, unless such restriction expressly excludes any assignment to SMISC or any of its subsidiaries in connection with or following the consummation of the merger and the other transactions contemplated by the merger;

•	sell, transfer or license to any person or otherwise extend, amend or modify any of its material intellectual property rights, other then in the ordinary course of business consistent with past practice;

•	except as set forth in the merger agreement,

•	adopt, enter into, terminate or amend any company benefit plan or agreement or other material agreement, plan or policy involving Action Performance or any of its subsidiaries and one or more of their respective current or former directors, officers, employees or consultants,

•	increase in any manner the compensation, bonus or fringe or other benefits of (including severance or termination pay), or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, other than normal increases in compensation to non-executive employees consistent with past practice,

•	pay any benefit or amount not required under any company benefit plan or agreement in effect on the date of the merger agreement other than the payment of compensation and severance in the ordinary course of business consistent with past practice,

•	increase the severance or termination pay of any current or former director, officer, employee or consultant,

•	grant, amend, reprice or remove any restrictions on any stock options, warrants, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock,

•	amend the terms of any bonus, incentive, performance or other compensation plan or arrangement, company benefit agreement or plan, other than in the ordinary course of business consistent with past practice,

•	amend or modify any option or warrant to purchase Action Performance capital stock;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or company benefit plan or agreement,

•	take any action to reprice or accelerate the vesting or payment of any compensation or benefit under any company benefit plan or agreement, or

•	materially change any actuarial or other assumption in connection with any pension plan, or change the manner in which contributions are made thereto or the basis on which such contributions are determined;

•	revalue any material assets of Action Performance or any of its subsidiaries or make any change in accounting methods, principles or practices, other than any such changes required to comply with

GAAP or applicable law and with respect to which Action Performance has notified and consulted with SMISC prior to its implementation;

•	enter into or modify any related party transaction; or

•	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions, or, except as permitted in the merger agreement, take any action that would, or that would reasonably be expected to, result in any of the conditions to the merger not being satisfied.

No Solicitation of Competing Proposals
      The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, neither Action Performance nor any of its subsidiaries will, whether directly or indirectly through its directors, officers, employees, investment bankers, financial advisers, attorneys, accountants or other advisors, agents or representatives, do any of the following, or authorize or permit any of the following:

•	solicit, initiate or encourage, or knowingly take any other action designed to, or which could be reasonable expected to, facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a “takeover proposal” (as defined below); or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or knowingly cooperate with respect to, any takeover proposal.
      However, Action Performance or its board of directors (or any committee thereof) may, prior to obtaining the approval of the Action Performance shareholders to the merger, take any of the actions described in the second bullet point of the prior paragraph if:

•	Action Performance has received an unsolicited bona fide written takeover proposal from a third party after the date of the merger agreement that did not result from a breach of Action Performance’s obligations described above;

•	the board of directors (a) has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such takeover proposal constitutes or is reasonably likely to lead to a “superior proposal” (as defined below), and (b) has determined in good faith after consultation with its outside legal counsel that it is required to do so in order to comply with its fiduciary duties to its shareholders under applicable law; and

•	the board of directors has notified SMISC of the takeover proposal and has received from the third party an executed confidentiality agreement with terms not less restrictive to the third party than those contained in the confidentiality agreement executed by SMISC on June 17, 2005.
      The merger agreement further provides that Action Performance will, and will cause its subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted before the date of the merger agreement with respect to any takeover proposal and to request that any such persons promptly return or destroy all confidential information furnished to such person before the date of the merger agreement.
      Under the merger agreement, Action Performance must promptly, and in any event within two business days after receipt, advise SMISC orally and in writing of any takeover proposal or any inquiry with respect to or that could reasonably be expected to lead to any takeover proposal, the material terms and conditions of any such takeover proposal or inquiry (including any changes thereto) and the identity of the person or entity making such takeover proposal or inquiry. Action Performance is required to inform SMISC of the status and details of any such takeover proposal or inquiry, including any changes to the terms thereof, and is not permitted to enter into any confidentiality agreement which would prohibit it from providing such information to SMISC. Action Performance is required, as soon as practicable after the receipt or delivery thereof, to provide to SMISC copies of all relevant portions of correspondence and other material sent or provided to Action Performance from any person that describes any of the terms or conditions of any takeover proposal, as well as copies of all non-public information subsequently provided by Action Performance or any of its subsidiaries in connection with any takeover proposal or inquiry that SMISC was not previously provided.
      For purposes of the merger agreement, the term “takeover proposal” means any inquiry, proposal or offer from any person other than SMISC relating to or that could reasonably be expected to lead to:

•	any direct or indirect acquisition or purchase in one transaction or a series of transactions, of (i) assets or businesses that constitute 15% or more of the revenues, net income or the fair market value of the assets of Action Performance and its subsidiaries, taken as a whole or (ii) 15% or more of any class of equity securities of Action Performance or any of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Action Performance or any of its subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Action Performance or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of Action Performance or any of its subsidiaries or of any resulting parent company of Action Performance.
      For purposes of the merger agreement, the term “superior proposal” means any bona fide offer made by a third party which:

•	if consummated, would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of common stock of Action Performance then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Action Performance; and

•	Action Performance’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be

•	more favorable to Action Performance’s shareholders from a financial point of view than the merger agreement (taking into account all of the terms and conditions of such proposal and the merger agreement including any changes to the financial terms of the merger agreement with SMISC and Motorsports Authentics proposed by SMISC in response thereto); and

•	reasonably capable of being completed, taking into account all legal, financial, regulatory, and other aspects of such proposal.
Special Meeting of Action Performance Shareholders; Recommendation of Our Board of Directors
      The merger agreement provides that Action Performance, as soon as practicable following the date of the merger agreement, will establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of obtaining its shareholders’ approval of the merger agreement. The merger agreement further provides that, except in the circumstances described below, our board of directors must recommend approval of the merger agreement by Action Performance’s shareholders, including in this proxy statement. The merger agreement prohibits our board of directors (or any committee thereof) from:

•	withdrawing or modifying in a manner adverse to SMISC, or proposing to withdraw or modify in a manner adverse to SMISC, such recommendation;

•	recommending, adopting or approving, or proposing to recommend, adopt or approve, any alternative transaction; or

•	approving or recommending, or proposing to approve or recommend, or allowing Action Performance or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any alternative transaction, other than a permitted confidentiality agreement.

      If prior to the special meeting of shareholders, Action Performance receives a proposal for an alternative transaction, SMISC may request that our board of directors publicly reaffirm its recommendation relating to the merger agreement within five business days following such request, unless the board withdraws, modifies or changes its recommendation of the merger agreement in a manner provided for in the merger agreement, as described below.
      The merger agreement provides that our board of directors may withdraw or modify in a manner adverse to SMISC its recommendation before obtaining the approval of the Action Performance shareholders in response to the receipt of an unsolicited bona fide alternative transaction proposal made after the date of the merger agreement if it:

•	determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) that such alternative transaction proposal is a superior proposal in accordance with the terms of the merger agreement;

•	determines in good faith (after consultation with its outside counsel) that it is required to do so in order to comply with its fiduciary duties to the Action Performance shareholders under applicable law; and

•	is not otherwise in violation of the nonsolicitation provisions of the merger agreement.
The board of directors may not change its recommendation, however, unless Action Performance has provided notice to SMISC within two business days of its receipt of such superior proposal advising SMISC of such superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal; and (ii) taken into account any changes to the financial terms of the merger agreement proposed by SMISC in response to such superior proposal.
      Even if our board of directors withdraws or modifies in a manner adverse to SMISC its recommendation of the merger as described above, or publicly proposes to do so, we are still required to submit the merger agreement to Action Performance’s shareholders for their consideration at the special meeting, unless the merger agreement is otherwise terminated. See “— Termination of the Merger Agreement” for a description of each party’s ability to terminate the merger agreement.
      Nothing in the merger agreement will prohibit Action Performance from taking and disclosing to Action Performance’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14e-2(a) under the Exchange Act or making any required disclosure to the shareholders of Action Performance if, in the good faith judgment of the board of directors, failure to so disclose would constitute a violation of law. However, neither Action Performance nor its board of directors (nor any committee thereof) may recommend that the shareholders of Action Performance tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any alternative transaction proposal) or withdraw or modify in a manner adverse to SMISC the board of directors’ recommendation relating to the merger agreement in a manner inconsistent with the requirements of the merger agreement, or otherwise take, agree or resolve to take, any prohibited actions relating to the board of directors’ change in recommendation under the merger agreement.
Indemnification and Insurance of Action Performance Directors and Officers
      The merger agreement provides that SMISC shall, to the fullest extent permitted by law, cause the surviving corporation to assume, as of the effective time, all of Action Performance’s obligations with respect to all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of the current or former directors or officers of Action Performance, as provided in its articles of incorporation, bylaws or any indemnification agreement between such directors or officers and Action Performance (in each case, as in effect on the date of the merger agreement).
      In the event of any claim, action, suit, proceeding or investigation covered by the indemnification provisions described above, to the extent not advanced by applicable insurance carriers, the merger agreement requires SMISC, to the fullest extent permitted by applicable law, to cause the surviving corporation of the merger to advance funds for expenses (including reasonable attorney’s fees) incurred by a person who was a director of Action Performance prior to the effective time in defending any civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding paragraph in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that he or she is not entitled to such indemnification.
      The merger agreement also provides that, for a period of six years after the effective time of the merger, SMISC shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Action Performance (provided that SMISC may substitute therefor policies provided or extended by SMISC or the surviving corporation, at the sole election of SMISC, with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate) with respect to claims arising from or related to facts or events which occurred at or before the effective time. However, neither SMISC nor the surviving corporation are obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid by Action Performance as of the date of the merger agreement for such insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of 300% of the annual premiums paid by Action Performance as of the date of the merger agreement for such insurance, SMISC is obligated to maintain the most advantageous policies, as determined by SMISC in good faith, of directors’ and officers’ insurance obtainable for an annual premium equal to 300% of the annual premiums paid by Action Performance as of the date of the merger agreement for such insurance.
Employee Matters
      The merger agreement provides that for the period beginning at the effective time of the merger and ending on December 31, 2006, SMISC will provide or cause the surviving corporation to provide all persons who are Action Performance’s and its subsidiaries’ employees on the date of the consummation of the merger, while employed by the surviving corporation and its subsidiaries, compensation and employee benefits that, taken as a whole, are comparable in the aggregate to those provided to such employees immediately prior to the effective time. Each such employee will receive credit for purposes of eligibility and vesting (but not for the purposes of determining the amount of benefits with respect to any employee benefit plan) under any employee benefit plan, program or arrangement established or maintained by SMISC and its subsidiaries under which each employee may be eligible to participate after the consummation of the merger to the same extent recognized by Action Performance or any of its subsidiaries under comparable plans immediately prior to the date on which the merger is consummated, unless such crediting of service would have the effect of duplicating any benefit or the funding of any benefit or unless such service credit is not provided under a newly adopted plan to similarly situated employees of SMISC who were never employees of Action Performance and its subsidiaries.
      Furthermore, SMISC is obligated to use its commercially reasonable efforts to cause each employee of Action Performance or any subsidiary as of the effective time to be immediately eligible to participate, without any waiting period, in any and all plans of SMISC to the extent coverage under any such plan replaces coverage under a comparable plan of Action Performance in which such employee participated immediately prior to the effective time. In addition, for purposes of any plan of SMISC providing medical, dental, pharmaceutical and/or vision benefits to any such employee, SMISC has agreed to use its commercially reasonable efforts to cause all pre-existing condition exclusions, limitations and actively-at-work requirements of such plan to be waived for each employee of Action Performance or its subsidiaries and his or her covered dependents (to the extent such exclusions, limitations and actively-at-work requirements were waived or satisfied as of the effective time under the corresponding Action Performance plan) and to cause all deductibles, coinsurance and maximum out-of-pocket expenses incurred by such employee and his or her covered dependents under any Action Performance plan during the portion of the plan year of such Action Performance plan ending on the date such employee’s participation in the corresponding SMISC plan begins to be taken into account under the SMISC plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such SMISC plan.
      The merger agreement does not, however, limit the power of SMISC or the surviving corporation to amend or terminate any particular welfare benefit plan or any other employee benefit or pension plan, program, agreement or policy, or require it to offer to continue the employment of any employee of Action Performance or any of its subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any employee benefit plan. SMISC and Action Performance have agreed that the merger constitutes a “change of control” for purposes of each applicable benefit plan or agreement.
Other Agreements
      The merger agreement provides that:

•	until the date on which the merger transaction is consummated, each of Action Performance and SMISC must promptly notify each other of

•	any representation or warranty of such party contained in the merger agreement being untrue or inaccurate, and

•	any failure to comply with or satisfy any of such party’s covenants, conditions or agreements to be complied with or satisfied by it under the merger agreement, although such notice will not affect the remedies available under the merger agreement.

•	Action Performance will

•	timely file (without extensions) all tax returns required to be filed and timely pay all taxes due and payable in respect of such returns;

•	accrue a reserve in its books and records and financial statements for taxes in accordance with past practice;

•	promptly notify SMISC of any actions pending against or with respect to Action Performance or any of its subsidiaries in respect of any material amount (individually or in the aggregate) of tax and obtain SMISC’s consent (which shall not be unreasonably withheld) to any settlement or compromise thereof;

•	obtain SMISC’s consent in connection with making (other than in the ordinary course of business consistent with past practice), amending or revoking any material tax election or settling or compromising any material tax liability, other than as required by applicable law;

•	obtain SMISC’s consent in connection with executing any waiver of restrictions on assessment or collection of any tax; and

•	cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which Action Performance or any of its subsidiaries is or may be a party or by which it or its subsidiaries is or may otherwise be bound to be terminated as of the effective date of the merger.
      Action Performance will also provide SMISC with copies of any such tax return that SMISC reasonably requests;

•	as promptly as practicable after the date of the merger agreement, Action Performance and SMISC must prepare and Action Performance must file with the SEC the proxy statement. With respect to this proxy statement:

•	each of Action Performance and SMISC must use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to this proxy statement, and Action Performance must use its commercially reasonable efforts to cause the definitive proxy statement to be mailed to its shareholders as promptly as practicable after the date of the merger agreement;

•	Action Performance must promptly notify SMISC upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to this proxy statement or for additional information and must provide SMISC with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to this proxy statement. Notwithstanding the foregoing, prior to filing or mailing this proxy statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, Action Performance will provide SMISC an opportunity to review and comment on such document or response and include in such document or response all comments proposed by SMISC and reasonably acceptable to Action Performance; and

•	Action Performance, ISC, SMI, SMISC and Motorsports Authentics agreed that the information supplied by them for inclusion or incorporation by reference, if any, in this proxy must not, at (a) the time this proxy statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Action Performance, and (b) the time of the shareholders’ meeting contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

•	subject to compliance with applicable law, Action Performance will:

•	afford to SMISC and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of Action Performance and its subsidiaries) during normal business hours during the period prior to the effective time or the termination of the merger agreement to all of Action Performance’s and its subsidiaries’ properties, books, contracts, commitments, personnel and records;

•	furnish promptly to SMISC

•	a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, and

•	all other information concerning Action Performance’s and its subsidiaries’ business, properties and personnel as SMISC may reasonably request and receive consistent with applicable law and agreements.

The information so provided, however, will be subject to the terms of the confidentiality agreement executed by SMISC or its affiliates and Action Performance on June 17, 2005;

•	afford to SMISC and its representatives access to, and facilitate and participate in discussions with, all drivers, team owners, sanctioning bodies, automobile manufacturers and other licensors for purposes of discussing such parties’ license agreements and other contracts with Action Performance and its subsidiaries; provided, that all such discussions must be arranged by Action Performance and are to be undertaken jointly by SMISC and Action Performance unless they otherwise agree;

•	upon the terms and subject to the conditions of the merger agreement, Action Performance, SMISC and Motorsports Authentics will each use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using commercially reasonable efforts to:

•	take all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	obtain all necessary actions or nonactions, waivers, consents and approvals from governmental entities and make all necessary registrations and filings (including filings with governmental entities) and take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtain all necessary consents, approvals or waivers from third parties;

•	as promptly as practicable, Action Performance and SMISC each must file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice any notification and report forms relating to the merger required by the HSR Act. Action Performance and SMISC each will cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Act filing and, if requested, to promptly amend or furnish additional information thereunder and use its commercially reasonable efforts to:

•	take such actions as are necessary or advisable to obtain prompt approval of the consummation of the merger by any governmental entity; and

•	resolve any objections and challenges, including by contest through litigation on the merits, negotiation or other action, that may be asserted by any governmental entity or third party with respect to the transaction contemplated by the merger agreement under the HSR Act or any other antitrust or unfair competition law, rule or regulation. In the event of any such litigation, such litigation will be directed by SMISC, and SMISC will pay all of Action Performance’s litigation costs in excess of $100,000. Notwithstanding the foregoing, SMISC is not required to initiate or continue any such litigation if SMISC determines that the litigation costs it would be required to bear (including any litigation costs of Action Performance in excess of $100,000) are reasonably likely to exceed $1,000,000, or SMISC determines in good faith (after consultation with outside counsel) that SMISC, Action Performance or one of their affiliates will be required to proffer, divest or hold separate any material assets or any material portion of any business of SMISC, Action Performance or any of their affiliates in connection with resolving any such objection or challenge. In addition, in the event of such litigation, SMISC may not effect any settlement which will in any way affect the consideration to be received by the holders of shares of Action Performance common stock or holders of Action Performance options or warrants without Action Performance’s prior consent;

•	Action Performance and its board of directors will:

•	take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the shareholder agreement and the merger, and

•	if any state takeover statute or similar statute becomes applicable to the merger agreement, the shareholder agreement and the merger, take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger agreement and the shareholder agreement;

•	our board of directors (or, if appropriate, any committee thereof administering Action Performance’s stock option plans) will adopt such resolutions or take such other actions with respect to Action Performance’s outstanding stock options and warrants as may be required to effectuate the terms of the merger agreement;

•	after the initial press release relating to the merger agreement, which was a joint press release, Action Performance and SMISC must use their respective reasonable efforts to consult with each other before issuing, and to the extent reasonably feasible give each other the opportunity to review and comment upon, any press release or other public statements with respect to the merger, except to the extent public disclosure is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; and

•	until the merger agreement is terminated, SMISC has the right to participate, at its own cost, in the defense or settlement of any shareholder litigation against Action Performance (or any of its directors) relating to the merger, and Action Performance may not settle any such litigation without SMISC’s prior written consent to the extent such settlement is for an amount which exceeds Action Performance’s insurance coverage plus the applicable deductible.

Conditions to the Merger

Closing Conditions for Each Party
      The obligations of Action Performance, ISC, SMI, SMISC and Motorsports Authentics to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver by the other parties, at or prior to the closing date of the merger, of the following conditions:

•	the approval of the merger agreement by holders of a majority of the shares of Action Performance common stock outstanding on the record date in accordance with the provisions of the Arizona Business Corporation Act and the articles of incorporation and bylaws of Action Performance;

•	any applicable waiting periods under the HSR Act will have expired or been terminated; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction, or other statute, law, rule, legal restraint or prohibition will be in effect which prevents the consummation of the merger or which otherwise would reasonably be expected to have a material adverse effect.

Additional Closing Conditions for SMISC and Motorsports Authentics
      SMISC’ and Motorsports Authentics’ obligations to consummate the merger are subject to the fulfillment of the following additional conditions, any of which may be waived by SMISC:

•	the representations and warranties of Action Performance contained in the merger agreement that are qualified as to materiality must be true and correct, and the representations and warranties of Action Performance contained in the merger agreement that are not so qualified must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the date on which the merger is to be consummated as though such representations and warranties were made on such consummation date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

•	Action Performance must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is to be consummated;

•	Action Performance must deliver to SMISC a certificate signed by its chief executive officer, chief operating officer and chief financial officer dated as of the date on which the merger is to be consummated to the effect that the conditions described in the two prior bullet points have been satisfied;

•	there must not be pending, or, to the knowledge of Action Performance, any overt, written credible threat of, any suit, action or proceeding by any governmental authority or any other person, having a reasonable likelihood of success,

•	challenging the merger agreement or the transactions contemplated thereby, seeking to restrain or prohibit the merger, or seeking to place limitations on the ownership of shares of Action Performance common stock (or shares of common stock of the surviving corporation) by SMISC or Motorsports Authentics, or seeking to obtain from Action Performance any damages that are material in relation to Action Performance,

•	seeking to prohibit or materially limit the ownership or operation by Action Performance, SMISC or any of their subsidiaries of any portion of any business or any assets of Action Performance, SMISC or any of their respective subsidiaries, or to compel Action Performance, SMISC or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of Action Performance, SMISC or any of their respective subsidiaries, or

•	seeking to prohibit SMISC or any of its subsidiaries from effectively controlling in any material respect the business or operations of Action Performance or any of its subsidiaries;

•	Action Performance must not have suffered a material adverse effect since the date of the merger agreement;

•	Action Performance must have delivered to SMISC an executed copy of the fairness opinion of SunTrust Robinson Humphrey;

•	Action Performance must have delivered to SMISC audited financial statements for its fiscal year ended September 30, 2005, including an unqualified opinion of Action Performance’s independent auditors as to such financial statements;

•	Action Performance must have provided a written representation to SMISC setting forth any and all deficiencies, significant deficiencies, and/or material weaknesses noted in Action Performance’s compliance efforts with Section 404 of the Sarbanes-Oxley Act of 2002, as amended to date, and a separate written description of remediation and/or proposed remediation plans for such deficiencies, significant deficiencies, and/or material weaknesses, and the remediation or proposed remediation plan with respect to any identified material weakness must reasonably be expected to prevent a material adverse effect; and

•	Action Performance must have obtained and delivered to SMISC the consents of specified drivers, driver teams and automobile manufacturers to the merger.

Additional Closing Conditions for Action Performance
      Action Performance’s obligation to consummate the merger is subject to the fulfillment of the following additional conditions, which may be waived by it:

•	the representations and warranties of SMISC and Motorsports Authentics contained in the merger agreement that are qualified as to materiality must be true and correct, and the representations and warranties of SMISC and Motorsports Authentics contained in the merger agreement that are not so qualified must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the date on which the merger is to be consummated as though such representations and warranties were made on such consummation date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

•	SMISC and Motorsports Authentics must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the date on which the merger is to be consummated; and

•	SMISC must have delivered to Action Performance a certificate signed by an executive officer dated as of the date on which the merger is to be consummated to the effect that the conditions described in the two prior bullet points have been satisfied.
Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement
      SMISC, Motorsports Authentics and Action Performance may mutually agree to terminate the merger agreement at any time upon the approval of their respective boards of directors or other authorized persons. SMISC or Action Performance may also terminate the merger agreement at any time if:

•	the merger is not consummated by December 31, 2005 (but no party may terminate the merger agreement on this basis if its breach of a representation or warranty or failure to fulfill any obligation under the merger agreement has been a principal cause of, or resulted in, the failure of the merger to occur on or before December 31, 2005);

•	a court or any governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action, or there shall be in effect any statute, law, rule, legal restraint or prohibition, in either case permanently restraining, enjoining or otherwise prohibiting the merger or which would otherwise reasonably be expected to have a material adverse effect (but, if such order, decree, ruling or action relates to any antitrust or unfair competition law, rule or regulation, then SMISC may only terminate the merger agreement on this basis if it is in compliance with its obligations to litigate any such matters as described above under “Other Agreements”; or

•	the requisite vote of Action Performance’s shareholders required for approval of the merger was not obtained at the special meeting or any adjournment or postponement of such special meeting.

Circumstances Under Which SMISC May Terminate the Merger Agreement
      SMISC may also terminate the merger agreement at any time, if:

•	Action Performance has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “— Conditions to the Merger — Additional Closing Conditions for SMISC and Motorsports Authentics” and is incapable of being cured, or which has not been cured (if capable of being cured) by December 31, 2005 (but SMISC may not terminate the merger agreement on this basis if it or Motorsports Authentics is in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement);

•	a court or any governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action, or there shall be in effect any statute, law, rule, legal restraint or prohibition, in either case

•	restraining or prohibiting the merger, or placing limitations on the ownership of shares of Action Performance common stock (or shares of common stock of the surviving corporation) by SMISC or Motorsports Authentics, or imposing upon Action Performance any damages that are material in relation to Action Performance,

•	prohibiting or materially limiting the ownership or operation by Action Performance, SMISC or any of their subsidiaries of any portion of any business or any assets of Action Performance, SMISC or any of their respective subsidiaries, or compelling Action Performance, SMISC or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of Action Performance, SMISC or any of their respective subsidiaries, or

•	prohibiting SMISC or any of its subsidiaries from effectively controlling in any material respect the business or operations of Action Performance or any of its subsidiaries;

•	our board of directors

•	withdraws or modifies in a manner adverse to SMISC, or proposes to so withdraw or modify, the approval, recommendation or adoption by the board of directors of the merger agreement and the merger,

•	recommends, adopts or approves, or proposes to so recommend, adopt or approve, any alternative transaction,

•	fails publicly to reaffirm its recommendation of the merger agreement and the merger within five business days of receipt of a written request by SMISC to provide such reaffirmation following the receipt by Action Performance of a proposal for an alternative transaction, or

•	notifies SMISC it has received a superior proposal and that a majority of the disinterested directors of Action Performance have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the merger agreement and the merger would violate the board of director’s fiduciary duties to Action Performance’s shareholders under applicable law;

•	SMISC determines that any litigation costs it would be required to bear in connection with resolving any objections and challenges asserted by any governmental entity or third party with respect to the transactions contemplated by the merger agreement under the HSR Act or any other antitrust or unfair competition law, rule or regulation are reasonably likely to exceed $1,000,000, or SMISC determines in good faith (after consultation with outside counsel) that SMISC, Action Performance or one of their affiliates will be required to proffer, divest or hold separate any material assets or any material portion of any business of SMISC, Action Performance or any of their affiliates in connection with resolving any such objection or challenge;

•	Action Performance fails to deliver its audited financial statements for its fiscal year ended September 30, 2005, including an unqualified opinion of Action Performance’s independent auditors as to its financial statements, or its written representation concerning deficiencies, significant deficiencies and/or material weaknesses (and the proposed remediation plans), to SMISC by December 31, 2005; or

•	the amount required to obtain the consents of the specified drivers, driver teams and automobile manufacturers described above exceeds, in the aggregate, $1,000,000 (exclusive of any expenses, settlement amounts, or damages arising out of litigation relating to this transaction).

Circumstances Under Which Action Performance May Terminate the Merger Agreement
      Action Performance may also terminate the merger agreement at any time, if:

•	there is a breach or failure to perform by SMISC or Motorsports Authentics of any of their respective representations, warranties, covenants or other agreements contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “— Conditions to the Merger — Additional Closing Conditions for Action Performance” and is incapable of being cured, or which has not been cured (if capable of being cured) by December 31, 2005 (but Action Performance may not terminate the merger agreement on this basis if it is in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement ); or

•	(a) our board of directors has received an unsolicited, bona fide, written proposal for an alternative transaction which constitutes a superior proposal, (b) in light of such superior proposal a majority of the disinterested directors of Action Performance have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the merger agreement and the merger would violate the board of directors’ fiduciary duties to Action Performance’s shareholders under applicable law, (c) Action Performance has notified SMISC in writing of the determinations described in clause (b) above, (d) at least five business days following receipt by SMISC of the notice referred to in clause (c) above, and taking into account any revised proposal made by SMISC since receipt of the notice referred to in clause (c) above, such superior proposal remains a superior proposal and a majority of the disinterested directors of Action Performance has again made the determinations referred to in clause (b) above, (e) Action Performance is in compliance, in all material respects, with the nonsolicitation requirements and provisions under the merger agreement described under “— Special Meeting of Action Performance Shareholders; Recommendation of Our Board of Directors,” (f) Action Performance has paid the termination fee and expense reimbursement (as described below) due to SMISC under the merger agreement, (g) the board of directors of Action Performance concurrently approves, and Action Performance concurrently enters into, a definitive agreement providing for the implementation of such superior proposal and (h) SMISC is not at such time entitled to terminate the merger agreement as a result of Action Performance’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “— Conditions to the Merger — Additional Closing Conditions for SMISC and Motorsports Authentics.”

Effects of Terminating the Merger Agreement
      If the merger agreement is terminated, the merger agreement becomes void and there will be no liability on the part of Action Performance, SMISC or their respective officers, directors, shareholders, or members, except

•	for the fees and expenses described below,

•	as relating to publicity, confidentiality and certain other miscellaneous provisions of the merger agreement, and

•	that neither Action Performance, on the one hand, nor SMISC or Motorsports Authentics, on the other hand, will be relieved from any liabilities arising out of any willful and material breach of such party of any of its respective representations, warranties, covenants or other agreements contained in the merger agreement.
      Action Performance and SMISC have agreed to make certain payments to each other upon termination of the merger agreement in the following circumstances:

Circumstances Under Which SMISC Must Pay Action Performance
      First, if

•	Action Performance terminates the merger agreement because SMISC and Motorsports Authentics have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “— Conditions to the Merger — Additional Closing Conditions for Action Performance” and which is incapable of being cured, or has not been cured (if capable of being cured) by December 31, 2005;

then SMISC must,

•	upon such termination, pay to Action Performance termination expenses equal to the reasonable and documented out-of-pocket expenses of Action Performance, not to exceed $1.55 million.
      Second, if

•	SMISC terminates the merger agreement because (a) SMISC determines that any litigation costs it would be required to bear in connection with resolving any objections and challenges asserted by any governmental entity or third party with respect to the transaction contemplated by the merger agreement under the HSR Act or any other antitrust or unfair competition law, rule or regulation are reasonably likely to exceed $1,000,000, or SMISC determines in good faith (after consultation with outside counsel) that SMISC, Action Performance or one of their affiliates will be required to proffer, divest or hold separate any material assets or any material portion of any business of SMISC, Action Performance or any of their affiliates in connection with resolving any such objection or challenge, or (b) a court or any governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action relating to any antitrust or unfair competition law, rule or regulation, or there shall be in effect any statute, law, rule, legal restraint or prohibition relating to any antitrust or unfair competition law, rule or regulation, in either case (i) restraining or prohibiting the merger, or placing limitations on the ownership of shares of Action Performance common stock (or shares of common stock of the surviving corporation) by SMISC or Motorsports Authentics, or imposing on Action Performance any damages that are material in relation to Action Performance, (ii) prohibiting or materially limiting the ownership or operation by Action Performance, SMISC or any of their subsidiaries of any portion of any business or any assets of Action Performance, SMISC or any of their respective subsidiaries, or compelling Action Performance, SMISC or any of their respective subsidiaries to divest or hold separate any portion of any business or of any assets of Action Performance, SMISC or any of their respective subsidiaries, (iii) prohibiting SMISC or any of its subsidiaries from effectively controlling in any material respect the business or operations of Action

Performance or any of its subsidiaries, or (iv) which would otherwise reasonably be expected to have a material adverse effect;

then SMISC must,

•	upon such termination, pay to Action Performance termination expenses equal to the reasonable and documented out-of-pocket expenses of Action Performance, not to exceed $1.55 million.

Circumstances Under Which Action Performance Must Pay SMISC
      First, if

•	SMISC terminates the merger agreement because (a) Action Performance has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under “— Conditions to the Merger — Additional Closing Conditions for SMISC and Motorsports Authentics” and which is incapable of being cured, or has not been cured (if capable of being cured) by December 31, 2005, or (b) Action Performance has failed to deliver to SMISC by December 31, 2005 (i) its audited financial statements for its fiscal year ended September 30, 2005, including an unqualified opinion of Action Performance’s independent auditors as to its financial statements, or (ii) its written representation concerning deficiencies, significant deficiencies and/or material weaknesses (and the proposed remediation plans);

then Action Performance must,

•	upon such termination, pay to SMISC termination expenses equal to the reasonable and documented out-of-pocket expenses of SMISC, not to exceed $1.55 million.
      Second, if

•	SMISC terminates the merger agreement because our board of directors (a) withdraws or modifies in a manner adverse to SMISC, or proposes to so withdraw or modify, the approval, recommendation or adoption by the board of directors of the merger agreement and the merger, (b) recommends, adopts or approves, or proposes to so recommend, adopt or approve, any alternative transaction, (c) fails publicly to reaffirm its recommendation of the merger agreement and the merger within five business days of receipt of a written request by SMISC to provide such reaffirmation following the receipt by Action Performance of a proposal for an alternative transaction, or (d) notifies SMISC it has received a superior proposal and that a majority of the disinterested directors of Action Performance have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the merger agreement and the merger would violate the board of director’s fiduciary duties to Action Performance’s shareholders under applicable law, then Action Performance must,

•	upon such termination, pay to SMISC termination expenses equal to the reasonable and documented out-of-pocket expenses of SMISC, not to exceed $1.55 million, and a termination fee in the amount of $7.0 million.
      Third, if

•	Action Performance or SMISC terminates the merger agreement because the merger has not occurred on or before December 31, 2005 or because the shareholder approval required for the consummation of the merger has not been obtained at the special meeting or any adjournment of such meeting and (a) prior to the date of such termination, an alternative transaction proposal had been communicated to our board of directors or directly to our shareholders or otherwise had become publicly known, or any person had publicly announced an intention (whether or not conditional) to propose such an alternative transaction, and (b) within 12 months of such termination, Action Performance enters into a definitive agreement to consummate, or consummates, a merger, business combination, acquisition or other such transaction, regardless of whether related to such alternative transaction proposal, of a type that is described in the definition of “takeover proposal” provided above, substituting 32% for all references to 15% in the definition (referred to herein as a “takeover transaction”),

then Action Performance must,

•	upon the earlier of the consummation of such takeover transaction or Action Performance’s entering into the agreement to engage in such takeover transaction, pay to SMISC termination expenses equal to the reasonable and documented out-of-pocket expenses of SMISC, not to exceed $1.55 million, and a termination fee in the amount of $7.0 million.
      Fourth, if

•	Action Performance terminates the merger agreement because our board of directors has, in accordance with the provisions of the merger agreement, determined to accept a superior proposal,

then Action Performance must

•	upon such termination, pay to SMISC termination expenses equal to the reasonable and documented out-of-pocket expenses of SMISC, not to exceed $1.55 million, and a termination fee in the amount of $7.0 million.
      All termination payments, as described above, must be paid by wire transfer in immediately available funds to the applicable party. If a party fails to promptly make any termination or other payments required by the merger agreement and the other party commences a suit to collect such payment, the first party must indemnify the other party for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and must pay interest on the amount of the payment at the prime rate of Wachovia Bank, N.A. in effect on the date the payment was payable pursuant to the terms of the merger agreement.
Fees and Expenses
      Except as otherwise described under “— Effects of Terminating the Merger Agreement” above, all costs and expenses incurred in connection with the merger agreement and the merger, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such expenses, whether or not the merger is consummated, except that SMISC is responsible for any filing fees required under the HSR Act.
Modification or Amendment of the Merger Agreement
      Any provision of the merger agreement may be amended, modified or waived by Action Performance, SMISC or Motorsports Authentics prior to the consummation of the merger, whether before or after approval of the merger agreement by the shareholders of Action Performance, by an instrument signed by each party to the merger agreement in the case of an amendment or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after the shareholder approval of the merger agreement, no amendment may be made without further shareholder approval if such amendment requires shareholder approval under the Arizona Business Corporation Act.
Guaranty by ISC and SMI
      Under the merger agreement, each of ISC and SMI unconditionally and irrevocably guaranteed severally, but not jointly, to Action Performance the due and punctual performance of each of the obligations and the undertakings of SMISC and Motorsports Authentics under the merger agreement during the period from the date of the merger agreement and until the consummation of the transactions contemplated thereby. In accordance with this guarantee, if either SMISC or Motorsports Authentics were to fail to perform fully and punctually any obligation or undertaking of SMISC or Motorsports Authentics under the merger agreement, when and to the extent the same is required to be performed, including the obligation to pay the merger consideration required to be paid under the merger agreement, then each of ISC and SMI, upon written demand from Action Performance, must perform or cause to be performed such obligation or undertaking, as the case may be. The obligations of each of ISC and SMI under this guaranty constitute an absolute and unconditional present and continuing guarantee of performance to the extent provided in the merger agreement and are not contingent upon any attempt by Action Performance to enforce performance by SMISC or Motorsports Authentics.
      In the merger agreement, SMISC represented and warranted to Action Performance that it had sufficient cash on hand, or commitments from ISC and SMI, to pay the aggregate merger consideration payable to holders of Action Performance common stock, options and warrants. Such representation and warranty, together with the guaranty of each of ISC and SMI described above, means that the consummation of the transactions contemplated by the merger agreement are not contingent upon SMISC’s receipt of third party financing.
Shareholder Agreement
      As an inducement to entering into the merger agreement, Fred W. Wagenhals, Action Performance’s chief executive officer and largest shareholder, executed a shareholder agreement with SMISC, which is attached as Appendix C to this Proxy Statement. Under the terms of the shareholder agreement, Mr. Wagenhals agreed to vote all outstanding shares of capital stock of Action Performance over which he beneficially holds voting power (approximately 9.7% of our outstanding shares of capital stock as of the record date for the special meeting) in favor of the approval of the merger agreement and the merger and against approval of any proposal made in opposition to or in competition with the consummation of the merger. The shareholder agreement terminates on the earlier of the date of the consummation of the merger or the date on which the merger agreement has been validly terminated. In addition, under the terms of the shareholder agreement, Mr. Wagenhals irrevocably granted to SMISC and certain of its managers a proxy to vote his shares in favor of:

•	approval of the merger agreement and approval of the merger and against approval of any proposal made in opposition to or in competition with the consummation of the merger; and

•	against any amendment of Action Performance’s articles of incorporation or bylaws or any other proposal or transaction (including any consent solicitation to remove or elect any directors on the Action Performance board of directors) involving Action Performance, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Action Performance under or with respect to, the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of the common stock of Action Performance.
      Mr. Wagenhals agreed that he shall not directly or indirectly, cause or permit any transfer, pledge, assignment or disposition of the Subject Shares (as defined in the Shareholder Agreement), nor would he permit any entity under his control to, deposit any Subject Shares in a voting trust. Mr. Wagenhals also agreed that he would not, nor authorize or permit any of his employees or affiliates, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative to, directly or indirectly (i) solicit, initiate or encourage, or knowingly take any other action designed to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal (as defined in the Shareholder Agreement) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Takeover Proposal.
      Under Arizona’s anti-takeover statute, an Arizona corporation is prohibited from engaging in a business combination with a shareholder who owns or controls 10% or more of the voting power of the corporation’s stock (an “interested shareholder”) for three years after the shareholder attains such status, unless the transaction that gave rise to such status (or the subject business combination) is approved by a committee of disinterested members of the board of directors before the person becomes an interested shareholder. Accordingly, the execution of the shareholder agreement, by giving SMISC voting control of approximately 10.2% of Action Performance’s outstanding common stock (including for this purpose, shares of common stock issuable upon exercise of vested options), may have made SMISC an “interested shareholder.”

      In order to ensure that SMISC did not become an “interested shareholder” for purposes of the Arizona anti-takeover statute, our board of directors formed a special committee consisting of Messrs. Robertson, Matthews, Herberger and Gallagher, and Ms. Mariucci, each of whom is a “disinterested” member of the board for purposes of the statute, and authorized the special committee to consider and take such actions as it deemed appropriate, in its sole discretion, concerning the approval or disapproval of the shareholder agreement, the potential status of SMISC as an “interested shareholder” and the “business combination” contemplated by the merger agreement. At a meeting of the special committee convened on August 27, 2005, for the reasons described above under “Reasons for the Merger; Recommendations of our Board of Directors; Fairness of the Merger — The Action Performance Board of Directors,” the special committee approved and adopted the merger agreement, the shareholder agreement and the transactions contemplated under each, and approved SMISC as an “interested shareholder.”

MARKET PRICE OF ACTION PERFORMANCE’S COMMON STOCK
      Our common stock is traded on the NYSE under the symbol “ATN.” The following table sets forth the high and low sales prices per share of our common stock on the NYSE for each calendar quarter indicated as reported on the NYSE.

	High	Low

2003
Fourth Quarter (ended December 31, 2003)	$27.71	$16.74
2004
First Quarter (ended March 31, 2004)	$19.89	$12.58
Second Quarter (ended June 30, 2004)	18.13	13.57
Third Quarter (ended September 30, 2004)	15.49	9.74
Fourth Quarter (ended December 31, 2004)
2005
First Quarter (ended March 31, 2005)	$14.97	$9.63
Second Quarter (ended June 30, 2005)	13.62	8.18
Third Quarter (ended September 30, 2005)	12.85	8.00
      The closing sale price of our common stock on the NYSE on August 29, 2005, the last trading day before Action Performance announced the execution of the merger agreement, was $11.99 per share. On                     , 2005, the last trading day before this proxy statement was printed, the closing price for Action Performance’s common stock on the NYSE was $           per share. You are encouraged to obtain current market quotations for Action Performance common stock in connection with voting your shares.
      In September 2002, we initiated an ongoing quarterly dividend policy with respect to our common stock with an initial dividend of $0.03 per share. A summary of the dividends paid on our common stock after September 30, 2003 follows (in thousands, except per share data):

Amount	Rate Per Share	Acceleration Date	Record Date	Paid

$914	$0.05	September 22, 2003	September 26, 2003	October 13, 2003
$915	$0.05	December 10, 2003	December 19, 2003	January 12, 2004
$917	$0.05	March 5, 2004	March 19, 2004	April 12, 2004
$917	$0.05	June 9, 2004	June 18, 2004	July 12, 2004
$919	$0.05	August 19, 2004	September 17, 2004	October 18, 2004
$924	$0.05	November 12, 2004	December 17, 2004	January 5, 2005
      We have not declared or paid any dividends on our common stock for our past three fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. We are currently restricted by the terms of our credit agreement, as well as the merger agreement, from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table contains information regarding the beneficial ownership of shares of Action Performance common stock by each person or entity known by Action Performance to beneficially own 5% or more of the total number of outstanding shares of Action Performance common stock. This information has been obtained from filings with the SEC as of August 15, 2005. The following table also contains information regarding the beneficial ownership of shares of Action Performance common stock as of August 15, 2005 by (i) each director of Action Performance, (ii) the person who served as chief executive officer of Action Performance during fiscal year 2004, (iii) the other four most highly compensated executive officers of Action Performance serving as such on September 30, 2004, and (iv) the directors and executive officers of Action Performance as of September 30, 2004 as a group.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number(2)		Percent(2)

Directors and Executive Officers
Herbert M. Baum	146,000	(3)	*
Fred W. Wagenhals	2,413,599	(4)	13%
Melodee L. Volosin	226,800	(5)	1.2%
David R. Riddiford	100,000	(6)	*
Edward J. Bauman	55,000	(7)	*
L. David Martin	253,503	(8)	1.3%
John S. Bickford, Sr.	63,333	(9)	*
Michael L. Gallagher	18,000	(10)	*
Roy A. Herberger, Jr.	38,300	(11)	*
Anne L. Mariucci	18,000	(12)	*
Robert L. Matthews	37,300	(13)	*
Lowell L. Robertson	46,500	(14)	*
All executive officers and directors as a group (9 persons)	3,044,499	(15)	15.3%

Non-Management 5% Shareholders
FMR Corp.	1,831,600	(16)	9.7%
ICM Asset Management, Inc.	1,713,800	(17)	9.1%
Putnam Investments	1,694,400	(18)	9.0%
Barrow, Hanley, Mewhinney & Strauss, Inc.	1,345,520	(19)	7.1%
Prentice Capital Management, L.P.	1,323,900	(20)	7.0%
S.A.C. Capital Advisors, LLC	1,230,900	(21)	6.5%
Endowment Capital, L.P.	1,180,160	(22)	6.3%
Lisa K. Wagenhals	1,122,605	(23)	6.0%

*	Less than 1% of the outstanding common stock.

(1)	Except as otherwise noted, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them. Except as otherwise indicated, the business address of each person is 1480 S. Hohokam Drive, Tempe, Arizona 85281.

(2)	The percentages shown are calculated based upon 18,668,711 shares of common stock outstanding on August 15, 2005. The numbers and percentages shown include the shares of common stock actually owned as of August 15, 2005, and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 15, 2005, upon the exercise of options, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Represents shares of common stock issuable upon exercise of stock options.

(4)	Represents 1,813,600 shares of common stock and vested options to acquire 599,999 shares of common stock. Mr. Wagenhals has sole voting power over all of such shares and options and shares dispositive power with respect to 906,800 shares of common stock and 215,805 of the vested options. See footnote 23.

(5)	Includes 4,574 shares of common stock held in trust and includes 202,226 shares of common stock issuable upon exercise of stock options.

(6)	Represents shares of common stock issuable upon exercise of stock options. Mr. Riddiford was appointed as our chief financial officer and as a director in October 2004.

(7)	Includes 54,000 shares of common stock issuable upon exercise of stock options. Mr. Bauman resigned as a director in May 2005.

(8)	Includes 251,503 shares of common stock issuable upon exercise of stock options. Mr. Martin resigned as our chief financial officer, secretary and treasurer and as a director in October 2004.

(9)	Includes 30,000 shares of common stock issuable upon exercise of stock options. Mr. Bickford resigned as our executive vice president — strategic alliances and as a director in March 2004.

(10)	Represents shares of common stock issuable upon exercise of stock options.

(11)	Includes 38,000 shares of common stock issuable upon exercise of stock options.

(12)	Represents shares of common stock issuable upon exercise of stock options.

(13)	Represents 1,300 shares of common stock held in trust and includes 36,000 shares of common stock issuable upon exercise of stock options.

(14)	Represents 500 shares of common stock held in trust and includes 46,000 shares of common stock issuable upon exercise of stock options.

(15)	Amounts listed in the director and executive officer group include shares and options held by Mr. Riddiford, our current chief financial officer, secretary, and treasurer and a director, and exclude shares and options held by Messrs. Martin and Bickford, former officers and directors of our company.

(16)	Represents 1,831,600 shares of common stock beneficially owned by FMR Corp. or various of its subsidiaries. FMR Corp., or various of its subsidiaries, have sole power to dispose of all of such shares. The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(17)	Represents 1,713,800 shares of common stock beneficially owned by ICM Asset Management, Inc. ICM has shared power to vote 875,750 of such shares and shared power to dispose of all of such shares. The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005. The address of ICM Asset Management, Inc. is 601 W. Main Avenue, Suite 600, Spokane, Washington 99201.

(18)	Represents 1,694,400 shares of common stock beneficially owned by Putnam Investments. Putnam Investments has shared power to vote 488,300 of such shares and shared power to dispose of all of such shares. The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005. The address of Putnam Investments is One Post Office Square, Boston, MA 02109.

(19)	Represents 1,345,520 shares of common stock beneficially owned by Barrow, Hanley, Mewhinney & Strauss, Inc.. Barrow, Hanley, Mewhinney & Strauss, Inc. has shared power to vote 325,520 of such shares and sole power to dispose of all of such shares. The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005. The address of Barrow, Hanley, Mewhinney & Strauss, Inc. is One McKinney Plaza, 3232 McKinney Avenue, 15th Floor, Dallas, TX 75204-2929.

(20)	Represents 1,323,900 shares of common stock beneficially owned by Prentice Capital Management, L.P.. Prentice Capital Management, L.P. has shared power to vote and dispose of all of such shares. The information is based on a Schedule 13G filed with the Securities and Exchange Commission on May 12, 2005. The address of Prentice Capital Management, L.P. is 623 Fifth Avenue, 32nd Floor, New York, New York 10022.

(21)	Represents 1,230,900 shares of common stock beneficially owned by S.A.C. Capital Advisors, LLC or various of its affiliates. SAC Capital Advisors, or various of its affiliates, have shared voting and dispositive power of all of such shares. The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. The address of S.A.C. Capital Advisors, LLC is 72 Cummings Point Road, Stamford, Connecticut 06902.

(22)	Represents 1,180,160 shares of common stock beneficially owned by Endowment Capital, L.P. or various of its affiliates. Endowment Capital, or various of its affiliates, have shared voting and dispositive power of all of such shares. The information is based on a Schedule 13G filed with the Securities and Exchange Commission on April 7, 2005. The address of Endowment Capital, L.P. is 1105 N. Market Street, 15th Floor, Wilmington, Delaware 19801.

(23)	Represents 906,800 shares of common stock and 215,805 shares subject to vested options over which Ms. Wagenhals shares voting and/or dispositive power with Fred W. Wagenhals.

FUTURE SHAREHOLDER PROPOSALS
      If the merger is consummated, there will be no public participation in any future meetings of shareholders of Action Performance. If the merger is not consummated, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the merger is not consummated, Action Performance will inform its shareholders, by press release or other means determined reasonable by Action Performance, of the date by which shareholder proposals must be received by Action Performance for inclusion in the proxy materials relating to Action Performance’s 2005 annual meeting of shareholders, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
      Action Performance files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other documents contain additional information about Action Performance and will be made available for inspection and copying at Action Performance’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.
      Shareholders may read and copy any reports, statements or other information filed by Action Performance at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-5546. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549-5546, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Action Performance’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at “http://www.sec.gov.” You can also inspect reports, proxy statements and other information about Action Performance at the NYSE offices. For further information on obtaining copies of our public filings from the NYSE, you should call Mr. David M. Riddiford, our Chief Financial Officer, at (602) 337-3700.
      A list of shareholders will be available for inspection by shareholders of record at Action Performance’s executive offices at 1480 S. Hohokam Drive, Tempe, Arizona 85281 during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of shareholders will be available at the special meeting or any adjournment thereof. The opinion of SunTrust Robinson Humphrey that, as of August 29, 2005 and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by holders of shares of Action Performance common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders, a copy of which is attached to this proxy statement as Appendix B, will also be available for inspection and copying at the same address, upon written request by, and at the expense of, the interested shareholder.
      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Action Performance since the date of this proxy statement or that the information herein is correct as of any later date.
      Shareholders should not rely on information other than that contained or referred to in this proxy statement. Action Performance has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                    , 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Action Performance will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

APPENDIX A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Action Performance, ISC, SMI, SMISC or Motorsports Authentics. Such information can be found elsewhere in this proxy statement and in the public filings Action Performance, ISC and SMI make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The merger agreement contains representations and warranties Action Performance, ISC, SMI, SMISC and Motorsports Authentics made to each other. The assertions, embodied in those representations and warranties, are qualified by information in confidential disclosure schedules that Action Performance, ISC, SMI SMISC and Motorsports Authentics have exchanged in connection with signing the merger agreement. While none of Action Performance, ISC, SMI, SMISC nor Motorsports Authentics believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Action Performance’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Action Performance’ public disclosures.

A-1

AGREEMENT AND PLAN OF MERGER
dated as of
August 29, 2005
among
SMISC, LLC,
MOTORSPORTS AUTHENTICS, INC.,
and
ACTION PERFORMANCE COMPANIES, INC.

i

ii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 29, 2005, among SMISC, LLC, a Delaware limited liability company (“Parent”), Motorsports Authentics, Inc., an Arizona corporation (“Sub”) and a wholly owned indirect Subsidiary of Parent, Action Performance Companies, Inc., an Arizona corporation (the “Company”), and, for purposes of Section 3.02 and Section 8.12 only, the members of Parent listed on the signature pages hereof (the “Guarantors”).
      WHEREAS, the Board of Directors of each of the Company and Sub has adopted, and the Board of Managers of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive $13 in cash;
      WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent and a certain shareholder of the Company (the “Principal Shareholder”) have entered into an agreement (the “Shareholder Agreement”) pursuant to which the Principal Shareholder has agreed to vote for, approve and adopt this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Shareholder Agreement; and
      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE 1
The Merger
      Section 1.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Arizona Business Corporation Act, A.R.S. Sections 10-001 et seq. (the “Arizona Code”), Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the Arizona Code. The parties agree and acknowledge that Parent may determine prior to the Closing Date to revise the structure or the mechanics of the form of the merger of the Company with Sub in a manner to be mutually agreed upon between the Company and Parent; provided, however, such revised structure shall not reduce the Merger Consideration or the Option and Warrant Consideration in any way or change or revise any of the other covenants or conditions of this Agreement in any meaningful way, except to the extent that Parent agrees to make the Company and its stockholders whole for any such change. Each of the parties agree to use commercially reasonable efforts to take such actions as may be reasonably requested of each such party to effect any such revisions to the structure, including executing any amendments to this Agreement in a form agreed upon among the parties.
      Section 1.02     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern time on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Baker Botts L.L.P., 1299 Pennsylvania Avenue, N.W., Washington, D.C. 20004, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article 6 shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day following the day on which all such conditions shall have been satisfied or (to

1

the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
      Section 1.03     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Corporation Commission of the State of Arizona articles of merger (the “Articles of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the Arizona Code and, as soon as practicable on or after the Closing Date, the Surviving Corporation shall make all other filings or recordings required under the Arizona Code. The Merger shall become effective upon the filing of the Articles of Merger with the Corporation Commission of the State of Arizona, or at such other time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being referred to in this Agreement as the “Effective Time”).
      Section 1.04     Effects of the Merger. The Merger shall have the effects set forth in Article 10-1106(A) of the Arizona Code.
      Section 1.05     Articles of Incorporation and Bylaws.
      (a) The First Amended and Restated Articles of Incorporation of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Charter shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
      (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
      Section 1.06     Directors. Set forth on Schedule 1.06 of the Company Disclosure Schedule is a list of persons who shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE 2
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
      Section 2.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any member interests of Parent or shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive $13.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

2

(d) Options and Warrants. In accordance with and as provided in Section 5.04, each holder of Company Stock Options or Warrants shall be entitled to receive the amounts specified in Section 5.04(a) and Section 5.04(b), respectively (the “Option and Warrant Consideration”).
      Section 2.02     Exchange of Certificates.
      (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and the Option and Warrant Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, Company Stock Options and Warrants cash in an amount sufficient to pay the aggregate Merger Consideration and Option and Warrant Consideration required to be paid pursuant to Section 2.01(c) and Section 2.01(d), respectively (such cash being hereinafter referred to as the “Exchange Fund”).
      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock entitled to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall contain other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration pursuant to the provisions of this Article 2. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to make any payments required pursuant to Section 2.01(d).
      (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be cancelled against delivery of the Merger Consideration to the holder thereof as provided in this Article 2.
      (d) Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration.
      (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official

3

pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
      (f) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent, in (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from Standard & Poor’s (“S&P”) is at least A-1 or the equivalent thereof or from Moody’s Investor Services, Inc. (“Moody’s”) is at least P-1 or the equivalent thereof, (iii) U.S. dollar denominated deposits in and cash management functions with banks domiciled in the United States of America, (iv) commercial paper and variable or fixed rate notes issued by or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, (v) repurchase agreements with a bank or trust company or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America and (vi) U.S. Security Exchange Corporation registered or unregistered money market funds with a rating from S&P that is at least A-1 or the equivalent thereof or from Moody’s that is at least P-1 or the equivalent thereof.
      (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration in respect thereof pursuant to the provisions of this Article 2.
      (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
ARTICLE 3
Representations and Warranties
      Section 3.01     Representations and Warranties of the Company. Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be. Each of the Company and its Subsidiaries have all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and

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operate its properties and other assets and to carry on its business as presently conducted other than such corporate power and authority, franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, such jurisdictions being set forth on Section 3.01(a) of the Company Disclosure Schedule, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and accurate copies of the Company Charter and its Bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company has made available to Parent complete and accurate copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of the Company and each of its Subsidiaries, the Board of Directors of the Company and each of its Subsidiaries and the committees of each such Board of Directors, in each case held since October 1, 1999 and prior to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, all the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 62,500,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on August 29, 2005, (i) 18,858,711 shares of Company Common Stock were issued and outstanding, (ii) 190,000 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,144,606 shares of Company Common Stock were subject to outstanding Company Stock Options under the Company’s 1993 Stock Option Plan, 1998 Non-Qualified Stock Option Plan, 1999 Employee Stock Purchase Plan, and 2000 Stock Option Plan, each as amended to the date hereof (such plans, collectively, the “Company Stock Plans”) , (iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares, and (v) warrants to acquire 565,000 shares of Company Common Stock from the Company pursuant to the warrant agreements set forth on Section 3.01(c) of the Company Disclosure Schedule and previously delivered in complete and correct form to Parent (the “Warrants”) were issued and outstanding.

(ii) Except as set forth above in this Section 3.01(c), at the close of business on August 29, 2005, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options and the Warrants) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). Section 3.01(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of August 29, 2005, of all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) under the Company Stock Plans (including, but not limited to, the Company’s 1999 Employee Stock Purchase Plan), and all outstanding Warrants, the

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number of shares of Company Common Stock (or other stock) subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof.

(iii) There are no outstanding shares of Company Common Stock in respect of which the Company has a right under specified circumstances to repurchase such shares at a fixed purchase price.

(iv) All outstanding Company Stock Options are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, in each case in the forms previously delivered or made available to Parent, and no stock option agreement, restricted stock purchase agreement or other award agreement contains terms that are materially inconsistent with such forms.

(v) Each Company Stock Option may, by its terms, be cancelled in connection with the transactions contemplated hereby for a lump sum payment in accordance with and to the extent required by Section 5.04(a). All Warrants may, by their terms, be cancelled in exchange for a lump sum cash payment in accordance with and to the extent required by Section 5.04(b).

(vi) All outstanding shares of capital stock of the Company are, and all shares which may be issued prior to the Effective Time pursuant to the Company Stock Options or the Warrants will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(vii) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

(viii) Except as set forth above in this Section 3.01(c) or in Section 3.01(c) of the Company Disclosure Schedule, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

(ix) Except as set forth above in this Section 3.01(c) or Section 3.01(c) of the Company Disclosure Schedule, there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other

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corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) adopting this Agreement and approving the Merger and the other transactions contemplated by this Agreement, (ii) determining that it is in the best interests of the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the shareholders of the Company and (iv) recommending that the shareholders of the Company approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(e) Noncontravention. Except as set forth in Section 3.01(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under:

(i) the Company Charter or the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries;

(ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject; or

(iii) subject to the governmental filings, the obtaining of the Shareholder Approval and the other matters referred to in the following sentence and in Section 3.01(f) below, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets;

other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(f) Consents. Except as set forth in Section 3.01(f) of the Company Disclosure Schedule, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for:

(i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations

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thereunder (the “HSR Act”), and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation;

(ii) the filing with the United States Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the approval by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

(iii) the filing of the Articles of Merger with the Corporation Commission of the State of Arizona and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business;

(iv) any filings required under the rules and regulations of the New York Stock Exchange; and

(v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(g) Company SEC Documents. Except as set forth in Section 3.01(g) of the Company Disclosure Schedule, the Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since October 1, 2002 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company SEC Documents identify all transactions required to bedisclosed pursuant to Item 404 of Regulation S-K (“Related Party Transactions” and any person described in Item 404 of Regulation S-K, a “Related Party”). As of the date hereof, management has not determined that it will have, as of September 30, 2005, a material weakness in its internal controls. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(h) No Additional Liabilities. Except (I) as set forth in the most recent financial statements included in the Company SEC Documents filed or furnished by the Company during the past 12 months and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred since June 30, 2005 in the ordinary course of business, or (iii) set forth in Section 3.01(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities

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or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(i) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as set forth in Section 3.01(j) of the Company Disclosure Schedule or included in Filed Company SEC Documents, since June 30, 2005, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and from such date until the date hereof there has not been:

(i) any event, change, effect, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, including but not limited to, other than as referenced in any Filed Company SEC Document, any failure by the Company to preserve intact its current business organizations, keep available the services of its officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders;

(iii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or of any options, warrants, calls or rights to acquire such shares or other securities;

(iv) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock;

(v) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or its Subsidiaries of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for normal increases in cash compensation to non-executive employees (including, with respect to new hires, cash bonus opportunities and compensation) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any right to receive any increase in severance or termination pay, except (x) in the ordinary course of business consistent with past practice in connection with new hires to replace departed employees and (y) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice for non-executive employees, (C) any entry into, adoption by, amendment by or termination by, the Company or any of its Subsidiaries of (1) any

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employment, deferred compensation, severance, change of control, termination or indemnification agreement or any other agreement, plan or policy (including the Company Benefit Plans), or any consulting agreement with aggregate amounts paid or payable in excess of $50,000, with or involving any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than any of the foregoing entered into, adopted, amended or terminated in the ordinary course of business consistent with past practice with respect to non-executive employees, or (2) any agreement with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Company Benefit Agreements”), or (D) any payment of any benefit under, or the grant of any award under, or any material amendment to, or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including in respect of stock options, “phantom” stock, stock appreciation rights, restricted stock, “phantom” stock rights, restricted stock units, deferred stock units, performance stock units or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with applicable law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents;

(vi) any sale, lease, transfer, assignment or other disposition of any assets material to the business and operations of the Company and its Subsidiaries as presently conducted;

(vii) any incurrence of indebtedness for borrowed money or guarantee of any such indebtedness of another person, other than the incurrence of indebtedness under the Amended and Restated Credit Agreement dated as of June 30, 2004 by and among the Company and certain subsidiaries and affiliates, as guarantors, and Bank One, N.A., as amended as of the date hereof;

(viii) any transfer, assignment, disposition, material amendment, termination or other material change to any Contract between the Company or a Subsidiary of the Company and any driver, team owner, sanctioning body, automobile manufacturer or other material licensor;

(ix) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(x) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses; or

(xi) any material tax election by the Company or any settlement or compromise of any material income tax liability by the Company.

(k) Litigation. Except as set forth in Section 3.01(k) of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective assets that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(l) Contracts. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any contract or agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the

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giving of notice or both could cause such a violation of or default under) any Contract to which it is a party or by, to the Knowledge of the Company, which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.01(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any Contract with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents. Except as set forth in Section 3.01(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant restricting the Company’s or any of its Subsidiaries’ ability to compete or by any agreement or covenant restricting in any respect the license, marketing, co-promotion, manufacturing, research, development, distribution, training, sale or supply of products or services of the Company or any of its Subsidiaries.

(m) Compliance with Laws. Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Sections 3.01(n), 3.01(p) and 3.01(r), respectively, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for instances of noncompliance or possible noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, except for such Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No default has occurred under, and there has been no violation of, any such Permit, except for any such default or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger would not cause the revocation or cancellation of any such Permit, other than where such revocation or cancellation would not reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, except as set forth in Section 3.01(m) of the Company Disclosure Schedule, during the five years immediately preceding the date hereof, neither the Company nor any of its Subsidiaries, nor any employee of the Company or any Subsidiary of the Company, nor any other person acting on behalf of the Company, any such Subsidiary or any such employee, has given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other person who is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction), which might subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding and which, if not continued in the future, would be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.01(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries, has taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977 or any applicable law of similar effect, except for such violations that, individually or in the aggregate, would not reasonably be expected to result in a criminal proceeding against the Company.

(n) Environmental Matters.

(i) Except for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws and has obtained and complied with all material Permits required under any Environmental Laws to own, lease or operate its properties or other assets and to carry on its business and operations as presently conducted; (B) there have been no Releases or threatened Releases of Hazardous Materials in, on, from, under

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or affecting any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that reasonably would be expected to form the basis of any claim against, or liability or other loss incurred by, the Company or any of its Subsidiaries or against or by any person whose liabilities for such claims the Company or any Subsidiary has, or may have, retained or assumed, either contractually or by operation of law; (C) no investigation, suit, claim, action, allegation or proceeding is pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written notice of any such investigation, suit, claim, action, allegation or proceeding; and (D) neither the Company nor any of its Subsidiaries has retained or assumed by Contract or operation of law or otherwise, any obligation or liability that would reasonably be expected to form the basis of any claim, liability or other loss arising under Environmental Laws.

(ii) The term “Environmental Laws” means all Federal, state, local and foreign laws (including the common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or threatened, endangered or other special status species, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety. The term “Hazardous Materials” means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances or (2) any chemical, material, substance, waste, pollutant or contaminant for which the use, treatment, storage, management, release or disposal is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(o) Absence of Changes in Company Benefit Plans; Labor Relations. Since the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment, in any material respect, by the Company or any of its Subsidiaries of any collective bargaining agreement or material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans, or any material change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Filed Company SEC Documents or in Section 3.01(o) of the Company Disclosure Schedule, there exist no currently binding Company Benefit Agreements. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since October 1, 2004, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

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(p) Erisa Compliance.

(i) Section 3.01(p)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”), each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans. The Company has provided or made available to Parent complete and accurate copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all collective bargaining agreements, except for any instances of noncompliance that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(ii) All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications with respect to “GUST” (as defined in Section 1 of Notice 2001-42), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs (individually or in the aggregate) relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs (individually or in the aggregate) relating thereto. The Company has delivered to Parent a complete and accurate copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

(iii) Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA or (B) has any unsatisfied liability under Title IV of ERISA.

(iv) All reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. None of the Company or any of its Subsidiaries has received written notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity pending with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that would give rise to any material liability (individually or in the aggregate).

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(v) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents. Neither any Company Pension Plan nor any single-employer plan of any Commonly Controlled Entity has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vi) With respect to each Company Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA, except for any such transactions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law, except for any such transactions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan, during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.

(vii) Section 3.01(p)(vii) of the Company Disclosure Schedule discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (A) unfunded or self-insured, (B) funded through a “welfare benefit fund”, as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (individually or in the aggregate) to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state statute, except for any instances of noncompliance that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any material obligations (individually or in the aggregate) for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980(f) of the Code).

(viii) Except as set forth in Section 3.01(p)(viii) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, the Shareholder Agreement, the obtaining of the Shareholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement or the Shareholder Agreement (including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the

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amount payable or trigger any other material obligation (individually or in the aggregate) pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement. The Company has provided Parent with an estimate of the total amount of all payments and the fair market value of all non-cash benefits that may become payable or provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries under the Company Benefit Agreements (assuming for such purpose that such individuals’ employment were terminated immediately following the Effective Time as if the Effective Time were the date hereof).

(ix) Neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries, except for any such liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(x) No deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.

(q) No Excess Parachute Payments. Other than payments or benefits that may be made to the persons listed in Section 3.01(q) of the Company Disclosure Schedule (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the Shareholder Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Shareholder Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be set forth therein as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”). The Company has provided Parent with a calculation, as Section 3.01(q) of the Company Disclosure Schedule sets forth, calculated as of the date set forth therein of (i) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for (A) each Primary Company Executive and (B) each other disqualified individual (defined as set forth above) whose Company Stock Options will vest pursuant to their terms in connection with the execution and delivery of this Agreement, the Shareholder Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Shareholder Agreement (including as a result of any termination of employment on or following the Effective Time) and (ii) the estimated maximum amount, including any Parachute Gross Up Payment, that could be paid or provided to each Primary Company Executive as a result of the execution and delivery of this Agreement, the Shareholder Agreement, the obtaining of the Shareholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Shareholder Agreement (including as a result of any termination of employment on or following the Effective Time), in each case subject to the assumptions stated therein.

(r) Taxes.

(i) Each of the Company, its Subsidiaries and each Company Consolidated Group has filed or has caused to be filed in a timely manner (within any applicable extension period) all material tax returns required to be filed with any taxing authority pursuant to the Code (and any applicable Treasury Regulations) or applicable state, local or foreign tax laws. All such tax returns are complete

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and accurate in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Each of the Company, its Subsidiaries and each Company Consolidated Group has paid or caused to be paid (or the Company has paid on its behalf) all material taxes (individually or in the aggregate) due and owing, and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes established to reflect timing differences between book and tax income) for all material taxes (individually or in the aggregate) payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(ii) No tax return of the Company or any of its Subsidiaries or any Company Consolidated Group is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries or any Company Consolidated Group. Except as set forth in Section 3.01(r)(ii) of the Company Disclosure Schedule, there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount (individually or in the aggregate) of taxes due and owing by the Company or any of its Subsidiaries or any Company Consolidated Group. Except as set forth in Section 3.01(r)(ii) of the Company Disclosure Schedule, each material assessed deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid (including payment of applicable penalties or interest). No issues relating to any material amount (individually or in the aggregate) of taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. Except as set forth in Section 3.01(r)(ii) of the Company Disclosure Schedule, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes of the Company or its Subsidiaries or any Company Consolidated Group, nor has any request been made by the Company, any of its Subsidiaries or any Company Consolidated Group for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company, any of its Subsidiaries or any Company Consolidated Group to act on behalf of the Company, any of its Subsidiaries or any Company Consolidated Group) with respect to any taxes has been executed or filed by the Company, any of its Subsidiaries or any Company Consolidated Group with any taxing authority.

(iii) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) any method of accounting for tax purposes (including, without limitation, the installment method or the long-term contract method of accounting) or Section 481 of the Code or (D) any comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

(iv) The Company and its Subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount (individually or in the aggregate) of taxes and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts (individually or in the aggregate) required to be so withheld and paid over under applicable laws.

(v) None of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

(vi) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return other than an affiliated group the common parent of which is the Company, (B) is

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or has been a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign tax purposes other than a group the common parent of which is the Company, (C) is or has been a party to any tax allocation, tax sharing, or tax indemnification agreement, or (D) has any material liability (individually or in the aggregate) for the taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vii) No written claim has ever been made by any authority in a jurisdiction where any of the Company or its Subsidiaries does not file a tax return that it is, or may be, subject to a material amount (individually or in the aggregate) of tax by that jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority.

(ix) No Liens for taxes exist with respect to any assets or properties of the Company or its Subsidiaries, except for statutory Liens for taxes not yet due and payable.

(x) The Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xi) Except as set forth in Section 3.01(r)(xi) of the Company Disclosure Schedule, there are no material “deferred intercompany transactions” or “intercompany transactions” between the Company and any of its Subsidiaries (or any of their respective predecessors), the gain or loss in which has not yet been taken into account under the consolidated return Treasury Regulations currently or previously in effect, as applicable.

(xii) Neither the Company nor any of its Subsidiaries has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar listed transaction under applicable state law.

(xiii) As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all (x) Federal, state, local and foreign income, gross receipts, franchise, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer, value added and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “Company Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any other similar state, local or foreign law, in which the Company (or any Subsidiary of the Company) is or has ever been a member or any group of corporations with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate tax return; (C) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; (D) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes; and (E) “Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

(s) Title to Properties.

(i) Except as set forth in Section 3.01(s)(i) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its

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properties and other assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and that would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. Except as set forth in Section 3.01(s)(i) of the Company Disclosure Schedule, all such properties and other assets, other than properties and other assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct their respective businesses as presently conducted. Except as set forth in Section 3.01(s)(i) of the Company Disclosure Schedule, the Company has good and marketable title to all memorabilia, other than photographs, on display in its corporate headquarters in Tempe, Arizona.

(ii) Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, except for any instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of the Company, all such leases to which the Company is a party or under which it is in occupancy are in full force and effect. Each of the Company and its Subsidiaries enjoys in all material respects peaceful and undisturbed possession of the real property assets purported to be leased under its material leases.

(t) Intellectual Property.

(i) Subject to Section 3.01(t)(i) of the Company Disclosure Schedule, each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all inventions, discoveries, innovations, improvements, patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, software, source code, tooling, manufacturing methods, technical know-how and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens. No Related Party owns or licenses any Intellectual Property Rights used by the Company in the conduct of its business.

(ii) Except as set forth in Section 3.01(t)(ii) of the Company Disclosure Schedule, no suit, action or proceeding is pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of their respective products) the rights of any person with regard to any Intellectual Property Right. To the Knowledge of the Company, no person or persons are infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

(iii) Except as set forth in Section 3.01(t)(iii) of the Company Disclosure Schedule, no suit, action or proceeding is pending or, to the Knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights.

(iv) Section 3.01(t)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all material patents, registered trademarks and applications therefor, common law trademarks, domain name registrations and copyright registrations (if any) owned by or licensed to the Company or any of its Subsidiaries. All patents and patent applications listed in Section 3.01(t)(iv) of the Company Disclosure Schedule are owned by or licensed to the Company or a Subsidiary of the Company free and clear of all Liens. The patent applications listed in Section 3.01(t)(iv) of the Company Disclosure Schedule are pending and have not been abandoned, and have been and continue to be timely prosecuted. All material patents, registered trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries have been duly

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registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(t)(iv) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.01(t)(iv) of the Company Disclosure Schedule, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than as would not reasonably be expected to have a Material Adverse Effect. Each of the patents and patent applications listed in Section 3.01(t)(iv) of the Company Disclosure Schedule each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 3.01(t)(iv) of the Company Disclosure Schedule has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company.

(v) Section 3.01(t)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (ii) by the Company or any of its Subsidiaries to any other person, in each case that are material to the Company.

(vi) The Company and its Subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential.

(u) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Shareholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(v) State Takeover Statutes. The Board of Directors of the Company or a committee of such Board of Directors has unanimously approved the terms of this Agreement and the Shareholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Shareholder Agreement, and such approval or approvals represent all the action necessary to render inapplicable to this Agreement, the Shareholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Shareholder Agreement, the limitations on business combinations contained in Sections 10-2741 through 10-2743 of the Arizona Code. No other state takeover statute or similar statute or regulation applies to this Agreement, the Shareholder Agreement, the Merger or the other transactions contemplated by this Agreement or the Shareholder Agreement.

(w) Brokers and Other Advisors. Except as set forth in Section 3.01(w) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person (other than SunTrust Robinson Humphrey, the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

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(x) Opinion of Financial Advisor. The Company has received the opinion of SunTrust Robinson Humphrey, dated as of the date of the meeting of the Company’s Board of Directors referred to in Section 3.01(d) above, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

(y) Insurance. Section 3.01(y) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business), and the Company has heretofore delivered to Parent a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or business) for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received with respect to any such policy except for such policies, premiums, cancellations or terminations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
      Section 3.02     Representations and Warranties of Parent Parties. Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates) delivered by the Parent Parties to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), each of the Parent Parties severally (and not jointly) represents and warrants (and as to the Guarantors, each in proportion to its respective ownership of Parent) to the Company, as to such Parent Party, as follows (for purposes of this Section 3.02, the Parent Parties shall mean Parent Sub and each Guarantor):

(a) Organization, Standing and Corporate Power. Each Parent Party is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite limited liability company or corporate power and authority to carry on its business as now being conducted. Each Parent Party is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent or Sub.

(b) Authority; Noncontravention. Each Parent Party has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Parent Party and the consummation by each Parent Party of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or corporate action on the part of such Parent Party and no other limited liability company or corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not require approval of the holders of any member interests of Parent. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Parent Party, as applicable, enforceable against such Parent Party, as applicable, in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of any Parent Party under (x) the Certificate of Formation or Limited Liability Company Agreement of Parent or the Certificate of Incorporation or Bylaws of Sub or any Guarantor, (y) any Contract to which any Parent Party is a party or any of their respective properties or other assets is subject, in any way that would prevent the

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consummation by Parent or Sub of the Merger or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to such Parent Party or their respective properties or other assets, and in each case, in any way that would prevent the consummation by Parent or Sub of the Merger. No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Parent Party in connection with the execution and delivery of this Agreement by such Parent Party or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent or the Guarantors under the HSR Act and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation and (2) the filing of the Articles of Merger with the Corporation Commission of the State of Arizona.

(c) Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of any Parent Party, threatened against or affecting a Parent Party or any of its Affiliates that would reasonably be expected to materially impair the ability of a Parent Party to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. To the knowledge of any Parent Party, after consultation with its professional advisors, consummation of the transactions hereby will not violate any rule, law or regulation.

(d) Information Supplied. None of the information supplied or to be supplied by or on behalf of any Parent Party specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(f) Capital Resources. Parent has sufficient cash, or commitments from the Guarantors, to pay the aggregate Merger Consideration.

ARTICLE 4
Covenants Relating to Conduct of Business
      Section 4.01     Conduct of Business.
      (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in material compliance with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others, except to the extent that the Company’s failure to use such commercially reasonable efforts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, or except as set forth in Section 4.01(a) of the Company Disclosure Schedule:

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its

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capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except as provided in Section 5.04, issue, deliver, sell, grant, amend the terms of, reprice, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Warrants, in each case outstanding on the date hereof in accordance with their terms on the date hereof);

(iii) amend the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets that are material to the Company and its Subsidiaries, taken as a whole, except purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

(v) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other assets or any interests therein (including securitizations), except for sales of inventory and used equipment in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in effect as of the date hereof; or (y) enter into, modify, renew, extend or amend any lease of material property, except for modifications or amendments that are not adverse to the Company and its Subsidiaries;

(vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (including any Related Party) (other than any such indebtedness or guarantees under existing facilities or among the Company and its direct or indirect wholly owned Subsidiaries or among the direct and indirect wholly owned Subsidiaries), issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person (including any Related Party), other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company or to employees in respect of travel expenses in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $250,000;

(viii) (v) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any material note or account receivable or discount in any material respect any material account receivable, (x) waive or assign any claims or rights of substantial value, (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to

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enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

(ix) enter into any Contracts (including any license agreements, but excluding confidentiality agreements containing customary terms which do not impose any obligations on the Company or its Subsidiaries other than those relating to the treatment of confidential information) relating to the license, marketing, co-promotion, manufacturing, research, development, distribution, training, sale or supply by third parties of products of the Company or any Subsidiary of the Company or products licensed by the Company or any Subsidiary of the Company which, individually, has aggregate future payment or other obligations with a value in excess of $100,000, or, in the aggregate, have future payment or other obligations with a value in excess of $250,000;

(x) except to the extent permitted under Section 4.02, enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(xi) enter into any Contract with a value, individually or together with all Contracts entered into pursuant to this Section 4.01(a)(xi) and together with all Contracts entered into pursuant to Section 4.01(a)(xii) hereof, in the aggregate, in excess of $100,000 to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) enter into any Contract with a value, individually or together with all Contracts entered into pursuant to this Section 4.01(a)(xii) and together with all Contracts entered into pursuant to Section 4.01(a)(xi) hereof, in the aggregate, in excess of $100,000 containing any restriction on the ability of the Company or any of its Subsidiaries to assign its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent or any of its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiii) sell, transfer or license to any person or otherwise extend, amend or modify any material rights to the Intellectual Property Rights of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(xiv) except as otherwise contemplated by this Agreement or as required to comply with applicable law or the terms of any plan or agreement in effect on the date hereof,

(A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other material agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants;

(B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, other than normal increases in compensation to non-executive employees consistent with past practice;

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(C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement other than the payment of compensation and severance in the ordinary course of business consistent with past practice;

(D) increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries;

(E) (i) grant or amend any awards of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock (including the grant or repricing of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), or (ii) amend the terms of any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan, other than in the ordinary course of business consistent with past practice;

(F) amend or modify any Company Stock Option or Warrant;

(G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement;

(H) take any action to reprice or accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement; or

(I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(xv) revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices, other than any such changes required to comply with GAAP or applicable law; provided, that the Company shall notify and consult with Parent with respect to any such revaluation or change prior to its implementation;

(xvi) enter into or modify any Related Party Transaction; or

(xvii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
      (b) Other Actions. The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except any action permitted by Section 4.02 or Section 7.01.
      (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

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      (d) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely file (without extensions) all tax returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity; (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount (individually or in the aggregate) of tax and not settle or compromise any such Action without Parent’s consent; provided, that Parent’s consent shall not be unreasonably withheld; provided, further, that Parent must respond to the Company within ten business days following the receipt by Parent of written notice of any proposed settlement or compromise of any Action by the Company; (v) not make (other than in the ordinary course of business consistent with past practice), amend or revoke any material tax election or settle or compromise any material tax liability, other than as required by applicable law or with Parent’s consent; (vi) not execute any waiver of restrictions on assessment or collection of any tax, other than with Parent’s consent; and (vii) cause all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements or practices with respect to taxes to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder. Any tax returns described in this Section 4.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with past practice. The Company shall promptly provide Parent with copies of any Post-Signing Returns, as Parent may reasonably request.
      Section 4.02     No Solicitation.
      (a) Subject to Section 4.02(b), from the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or knowingly take any other action designed to, or which could reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or knowingly cooperate with respect to, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.
      (b) Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law, and subject to compliance with Section 4.02(d) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, the terms of which do not hinder or prohibit the Company from fulfilling its duties to Parent under this Section 4.02, provided that all such non-public

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information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
      The term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, net income or the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement and the Shareholder Agreement.
      The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise as of the date of such determination)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.
      (c) Subject to Section 7.01(f), neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or adoption by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(b)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 4.02, make a Company Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable law.
      (d) In addition to the obligations of the Company set forth in paragraphs (a) and (c) of this Section 4.02, the Company shall promptly (and in any event within two business days after receipt thereof) advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal or inquiry, and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all relevant portions of correspondence

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and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.
      (e) Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any required disclosure to the shareholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would constitute a violation of applicable law.
ARTICLE 5
Additional Agreements
      Section 5.01     Preparation of the Proxy Statement; Shareholders’ Meeting.
      (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare, and the Company shall file with the SEC, the Proxy Statement. Each of Parent and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall provide Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, the Company shall (i) provide Parent an opportunity to review and comment on such document or response and (ii) include in such document or response all comments proposed by Parent and reasonably acceptable to the Company.
      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) solely for the purpose of obtaining the Shareholder Approval. Subject to Section 4.02(c), the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.
      Section 5.02     Access to Information; Confidentiality. Subject to compliance with applicable law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request and receive consistent with applicable law and agreements. Without limiting the generality of the foregoing, the Company will afford to Parent and its Representatives access to, and facilitate and participate in discussions with, all drivers, team owners, sanctioning bodies, automobile manufacturers and other licensors for purposes of discussing such parties’ license agreements and other Contracts with the Company and its Subsidiaries; provided, that all such discussions shall be arranged by the Company and shall

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be undertaken jointly by the Parent and the Company unless the Parent and the Company otherwise agree. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated as of June 17, 2005 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.
      Section 5.03     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Shareholder Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report forms (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing and, if requested, to promptly amend or furnish additional information thereunder and shall use their commercially reasonable efforts to (A) take such actions as are necessary or advisable to obtain prompt approval of the consummation of the Transactions by any Governmental Entity; and (B) to resolve any objections and challenges, including by contest through litigation on the merits (such litigation to be directed by Parent, with any litigation costs incurred by the Company in connection with its participation therein in excess of $100,000 to be borne by Parent), negotiation or other action, that may be asserted by any Governmental Entity or third party with respect to the transaction contemplated by this Agreement under the HSR Act or any other antitrust or unfair competition law, rule or regulation; provided, however, that Parent shall not be required to initiate or continue such contest through litigation and shall be entitled to terminate this Agreement pursuant to Section 7.01(g) if (x) Parent shall determine that the litigation cost to Parent and its Affiliates (including any litigation costs of the Company that Parent would bear pursuant to this Section 5.03) are reasonably likely to exceed $1,000,000, or (y) Parent shall determine in good faith (after consultation with outside counsel) that Parent, the Company or one of their Affiliates will be required to proffer, divest or hold separate any material assets or any material portion of any business of Parent, the Company or any of their Affiliates in connection with resolving any such objection or challenge; and provided, further, that no settlement in respect of any such litigation which will in any way affect the consideration to be received by the holders of the Company Common Stock, Company Stock Options or Warrants hereunder shall be approved by Parent without the Company’s prior consent. The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Shareholder Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Shareholder Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Shareholder Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Shareholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Shareholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholder Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the

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Shareholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Shareholder Agreement.
      Section 5.04     Company Stock Options; Warrants.
      (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall then become entitled to receive, as soon as practicable following the Effective Time, a single lump sum cash payment equal to (A) the product of (1) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (2) the Merger Consideration, minus (B) the product of (1) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (2) the per share exercise price of such Company Stock Option (provided that if such calculation results in a negative number, the lump sum cash payment shall be deemed to be $0); and

(ii) make such other changes to the Company Stock Plans as the Company and Parent may agree in writing are appropriate to give effect to the Merger.
      (b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt such resolutions or take such other actions (if any) as may be required to provide that each Warrant outstanding immediately prior to the Effective Time shall be cancelled in exchange for a lump sum cash payment equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Warrant and (B) the Merger Consideration, minus (ii) the product of (A) the number of shares of Company Common Stock subject to such Warrant and (B) the per share exercise price of such Warrant (provided that if such calculation results in a negative number, the lump sum cash payment shall be deemed to be $0). As of the Closing, the Company will have obtained all consents of the holders of the Warrants necessary to effectuate the foregoing.
      (c) All amounts payable to holders of the Company Stock Options or Warrants pursuant to Section 5.04(a) and (b) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time.
      (d) The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option), nor any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement, shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights). In addition, the Company shall, subject to receiving applicable consents and contingent upon the Closing, amend the 1999 Employee Stock Purchase Plan (“ESPP”) to (i) provide that as of the date of this Agreement, no participant in the ESPP may increase his or her payroll deductions or contributions to such plan, and (ii) terminate the ESPP and provide that the “Offering Termination Date” (as such term is defined in Section 4.1 of the ESPP) for the offering beginning August 1, 2005, shall be the date prior to the Closing Date.
      Section 5.05     Indemnification, Exculpation and Insurance.
      (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to assume all of the Company’s obligations with respect to all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

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      (b) To the extent not advanced by applicable insurance carriers, Parent shall, to the fullest extent permitted by applicable law, cause the Surviving Corporation to advance funds for expenses (including reasonable attorney’s fees) incurred by a director in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.
      (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies provided or extended by Parent or the Surviving Corporation, at the sole election of Parent, with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent or the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies, or as determined by Parent in good faith, of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.
      (d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
      Section 5.06     Fees and Expenses.
      (a) Except as provided in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except for all filing fees paid in respect of filings made by the Company and Parent pursuant to the HSR Act in connection with the Merger, with such filing fees to be borne by Parent. If this Agreement is terminated by Parent pursuant to Section 7.01(c)(i), Section 7.01(e) or Section 7.01(h), the Company shall, promptly following such termination, pay to Parent by wire transfer of same-day funds an amount equal to all documented, third-party, out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement, such amount not to exceed $1,550,000 (the “Parent Expense Reimbursement”). If this Agreement is terminated (i) by the Company pursuant to Section 7.01(d), (ii) by Parent pursuant to Section 7.01(g), or (iii) by Parent pursuant to either Section 7.01(b)(ii) or Section 7.01(c)(ii), in each case, where the Restraint at issue is related to any antitrust or unfair competition law, rule or regulation, then Parent shall, promptly following such termination, pay to the Company by wire transfer of same-day funds an amount equal to all documented, third-party, out-of-pocket expenses incurred by the Company in connection with the transactions contemplated by this Agreement, including but not limited to expenses incurred by the Company in connection with printing, mailing and filing the Proxy Statement, such amount not to exceed $1,550,000 (the “Company Expense Reimbursement”).
      (b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e), (ii) (A) after the date hereof and prior to the termination of this Agreement pursuant to Article 7, a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Shareholder Approval or the Shareholders’ Meeting has not been held) or Section 7.01(b)(iii) (but only if a Takeover Proposal is publicly announced at or prior to the time of the Shareholders Meeting) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or

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consummates, the transactions contemplated by any Takeover Proposal, or (iii) the Company terminates this Agreement pursuant to 7.01(f) then the Company shall pay Parent a fee equal to $7,000,000 (the “Termination Fee”), plus the Parent Expense Reimbursement, by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (iii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C). Solely for purposes of clause (ii) hereof, the term “Superior Proposal” shall have the meaning assigned to such term in Section 4.02(b), except that all references to “15%” shall be changed to “32%”.
      (c) The parties hereto acknowledge and agree that the agreements contained in Section 5.06(a) and (b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to Section 5.06(a) or (b), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Company for the Termination Fee and/or the Parent Expense Reimbursement or against Parent for the Company Expense Reimbursement, as applicable, the party against which such judgment is obtained shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, the Parent Expense Reimbursement and/or the Company Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Wachovia Bank, N.A. in effect on the date such payment was required to be made. The Company further acknowledges and agrees that the Termination Fee represents a reasonable estimate of future damages, which are uncertain and difficult to quantify, and does not constitute a penalty. The remedies set forth in this Section 5.06 shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party.
      Section 5.07     Public Announcements. Parent and the Company shall use their respective reasonable efforts to consult with each other before issuing, and, to the extent reasonably feasible, give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Shareholder Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
      Section 5.08     Shareholder Litigation. The Company shall give Parent the opportunity, at Parent’s own cost, to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Shareholder Agreement. No such settlement in respect of any such litigation shall be agreed to without Parent’s prior written consent to the extent such settlement is for an amount which exceeds the Company’s insurance coverage plus the applicable deductible.
      Section 5.09     Shareholder Agreement Legend. The Company will inscribe upon any Certificate representing Subject Shares tendered by a Shareholder (as such terms are defined in the Shareholder Agreement) for such purpose the following legend: “THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF ACTION PERFORMANCE COMPANIES, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF AUGUST 29, 2005, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF ACTION PERFORMANCE COMPANIES, INC.”.
      Section 5.10     Benefit Plans.
      (a) From the Effective Time through December 31, 2006, except as set forth below, Parent shall provide or cause the Surviving Corporation to provide to employees of the Company and its Subsidiaries who remain employed by the Surviving Corporation and its subsidiaries compensation and employee benefits that, taken as

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a whole, are comparable in the aggregate to those provided to such employees immediately prior to the Effective Time; provided, however, that for this purpose, all bonus arrangements and equity compensation arrangements shall be disregarded, except as set forth in Section 5.10(d). Parent and the Company agree and acknowledge that consummation of the transactions contemplated by this Agreement shall constitute a “change of control” for purposes of each applicable Company Benefit Plan and Company Benefit Agreement. Nothing herein shall be construed to prohibit Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with the terms thereof and with applicable law, so long as they comply with the requirements of this Section 5.10.
      (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company Benefit Plans and Company Benefit Agreements disclosed in the Company Disclosure Schedule (subject, in each case, to the right of Parent or the Surviving Corporation to amend or terminate any Company Benefit Plan or Company Benefit Agreement in accordance with the terms thereof and with applicable law). For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Parent and its subsidiaries providing benefits after the Effective Time to any employee of the Company or any Subsidiary immediately prior to the Effective Time (all such plans, collectively, the “New Plans”), each such employee shall be credited with all years of service for which such employee was credited before the Effective Time under any comparable Company Benefit Plans, except where such crediting would lead to a duplication of benefits or to the extent such service credit is not provided under a newly adopted plan to similarly situated employees of Parent who were never employees of the Company and its affiliates. In addition and without limiting the generality of the foregoing, Parent shall use its commercially reasonable efforts to (i) cause each employee of the Company or any Subsidiary as of the Effective Time to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Company Benefit Plan in which such employee participated immediately prior to the Effective Time (all such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, to cause all pre-existing condition exclusions, limitations and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (to the extent such exclusions, limitations and actively-at-work requirements were waived or satisfied as of the Effective Time under the corresponding Old Plan) and (iii) cause all deductibles, coinsurance and maximum out-of-pocket expenses incurred by such employee and his or her covered dependents under any Old Plan during the portion of the plan year of such Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
      (c) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person.
      (d) In the event that the Closing Date occurs prior to payment of annual bonuses for the 2005 calendar year, Parent shall cause the Surviving Corporation to continue to maintain and honor the Company’s 2005 annual bonus plans set forth in the Company Disclosure Schedule (the “2005 Bonus Plans”) for the 2005 calendar year and to pay Company employees the bonus amounts due under such 2005 Bonus Plans pursuant to the objective formulae set forth therein (including formulae approved thereunder by the Company or the Board of Directors of the Company, or a committee thereof, prior to the date of this Agreement and previously provided to Parent), based on the performance of the Company and its operating units, without adjusting such total for individual performance unless required by such 2005 Bonus Plan.
      Section 5.11     Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with the transactions contemplated hereby shall be paid by the Surviving Corporation.

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ARTICLE 6
Conditions Precedent
      Section 6.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) preventing the consummation of the Merger or (ii) which otherwise would reasonably be expected to have a Material Adverse Effect.
      Section 6.02     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, chief operating officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, chief operating officer and the chief financial officer of the Company to such effect.

(c) No Litigation. Except as set forth in Section 3.01(k) of the Company Disclosure Schedule, there shall not be pending, or to the knowledge of any party hereto no overt, written, credible threat of, any suit, action or proceeding by any Governmental Entity, or by any other person, having a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.

(d) Restraints. No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (c) of this Section 6.02 shall be in effect.

(e) Fairness Opinion. Parent shall have received an executed copy of the opinion of SunTrust Robinson Humphrey referred to in Section 3.01(x).

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(f) [Reserved]

(g) Related Party Transactions. All Contracts between the Company and any Related Party listed on Section 6.02(g) of the Company Disclosure Schedule shall have been cancelled or terminated, and the Company shall have no further liability or obligation with respect to any such Contract.

(h) No Material Adverse Change. Except as disclosed in the Company Disclosure Schedule, no Material Adverse Effect shall have occurred since the date of this Agreement.

(i) Audited Financial Statements. The Company shall have delivered to Parent audited financial statements, including an unqualified opinion of the Company’s independent auditors as to its financial statements. For purposes of clarification, such auditor’s report need not address (or need not be unqualified with respect to) the Company’s internal controls.

(j) Internal Controls. The Company shall have provided a written representation to Parent setting forth any and all deficiencies, significant deficiencies, and/or material weaknesses noted in the Company’s compliance efforts with Section 404 of the Sarbanes-Oxley Act of 2002, as amended to date, and a separate written description of remediation and/or proposed remediation plans for such deficiencies, significant deficiencies, and/or material weaknesses, which remediation or proposed remediation plan with respect to any identified material weakness would not reasonably be expected to prevent a Material Adverse Effect.

(k) Consents. The Company will obtain (i) the consents set forth on Schedule 6.02(k)(1) of the Company Disclosure Schedule in a form substantially similar to the attached, and (ii) the certificates from the Persons set forth on Schedule 6.02(k)(2) in a form substantially similar to the attached.
      Section 6.03     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
      Section 6.04     Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

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ARTICLE 7
Termination, Amendment and Waiver
      Section 7.01     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided, however, that, if such Restraint relates to any antitrust or unfair competition law, rule or regulation, Parent may only terminate this Agreement under this Section 7.01(b)(ii) if Parent is in compliance with its obligations under Section 5.03; or

(iii) if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured, or is not cured, by the Company by the Outside Date (provided that neither Parent nor Subsidiary is in material breach of any representation, warranty, covenant or agreement set forth in this agreement) or (ii) if any Restraint having the effects referred to in clauses (i) through (iii) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; provided, however, that, if such Restraint relates to any antitrust or unfair competition law, rule or regulation, Parent may only terminate this Agreement under this Section 7.01(c)(ii) if Parent is in compliance with its obligations under Section 5.03;

(d) by the Company, if Parent or Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent or Sub (as applicable), or is not cured, by the Outside Date (provided that the Company is not then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(e) by Parent, in the event that (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five business days of receipt of a written request by Parent to provide such reaffirmation following the receipt by the Company of a Takeover Proposal, or (iii) if the Company gives Parent the notification referred to in Section 7.05(b)(iii);

(f) by the Company prior to receipt of the Shareholder Approval in accordance with Section 7.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein;

(g) by Parent, if Parent is entitled to terminate pursuant to Section 5.03;

(h) by Parent, if the Company shall have not satisfied the conditions set forth in Section 6.02(i) or Section 6.02(j) by the Outside Date; or

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(i) by Parent, if the aggregate of all of the amounts required to obtain the consents and certificates set forth in Section 6.02(k) exceed, in the aggregate, $1,000,000; provided that expenses, settlement amounts, or damages, in each case, arising out of litigation relating to this transaction shall be excluded; provided, further, that nothing herein shall affect the separate conditions set forth in Section 6.01(c) or Section 6.02(c).
      Section 7.02     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(w), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article 8, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
      Section 7.03     Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the shareholders of the Company or the approval of the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      Section 7.04     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
      Section 7.05     Procedure for Termination or Amendment.
      (a) A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Managers or Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Managers or Board of Directors to the extent permitted by law.
      (b) The Company may terminate this Agreement pursuant to Section 7.01(f) only if (i) the Board of Directors of the Company has received an unsolicited, bona fide, written Takeover Proposal which constitutes a Superior Proposal, (ii) in light of such Superior Proposal a majority of the disinterested directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the Merger and this Agreement would violate the Board of Director’s fiduciary duties to the Company’s stockholders under applicable law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance, in all material respects, with Section 4.02, (vi) the Company has previously paid the fee and reimbursement, as applicable, due under Section 5.06(a) and Section 5.06(b), (vii) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal and (viii) Parent is not at such time entitled to terminate this Agreement pursuant to Section 7.01(c) (assuming for purposes of this clause (viii) that the Outside Date is the date of termination of this Agreement by the Company, except where the applicable breach or failure to perform is not willful and material and is capable of being cured prior to the Outside Date).

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ARTICLE 8
General Provisions
      Section 8.01     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 8.02     Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

c/o International Speedway Corporation
1801 W International Speedway Blvd.
Daytona Beach, FL 32114-1243
Telecopy No. (386) 947-6884
Attention: Glenn Padgett, Esquire

and

c/o Speedway Motorsports, Inc.
5555 Concord Parkway South,
Concord, NC 28027
Attention: Laurie Wilks, Esquire

with a copy to:

Three Wachovia Center
401 South Tryon Street
Suite 3000
Charlotte, NC 28202
Telecopy No. (704) 335-9677
Attention: Fred T. Lowrance, Esquire

with a copy to:

Baker Botts L.L.P.
The Warner
1299 Pennsylvania Ave., NW
Washington, DC 20004-2400
Telecopy No.: (202) 639-7890
Attention: Michael A. Gold, Esq.

if to the Company, to:

Action Performance Companies, Inc.
1480 South Hohokam Drive
Tempe, Arizona 85281
Attention: Kory Klecker

with a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, AZ 85004
Telecopy No.: 602-382-6070
Attention: Steven D. Pidgeon, Esq.

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      Section 8.03     Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, that the National Association for Stock Car Auto Racing, Inc. and its Affiliates shall not be deemed to be Affiliates of Parent for any purpose hereunder;

(b) “Knowledge” of any person that is not an individual means, with respect to any matter in question, the knowledge of such person’s executive officers and other officers, executives and managers having primary responsibility for such matter, in each case after due inquiry;

(c) “Material Adverse Effect” means any (i) event, (ii) occurrence, (iii) state of facts or (iv) development or developments which individually or in the aggregate would reasonably be expected to result in any change or effect, that (A) is materially adverse to the business, properties, assets (including license agreements), liabilities (contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect with respect to the Company shall not include any event, occurrence, state of facts or development arising out of or relating to (1) general economic conditions in the United States of America, (2) conditions generally affecting industries in which any of the Company or its Subsidiaries operates (except, in the case of clauses (1) and (2) above, if the event, change, effect, development, condition or occurrence disproportionately impacts the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole), (3) the public announcement of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, any loss of customers, employees, suppliers, licensees or distributors of the Company or any Subsidiary as a result thereof, or changes arising out of, or attributable to, any such loss) or (4) conditions specifically identified in the Filed Company SEC Documents the effect of which is reasonably determinable from the information contained therein; and provided, further, that (x) any change in the Company’s stock price or trading volume or (y) any failure, in and of itself, of the Company to meet its internal financial projections or published analysts’ forecasts relating to it, or any other amount of revenues or earnings of the Company shall each not, individually or collectively, be deemed to constitute a Material Adverse Effect (it being understood that the circumstances giving rise to any such failure may constitute a Material Adverse Effect); provided, further, that for purposes of analyzing whether any event, occurrence, state of facts or development constitutes a “Material Adverse Effect” under this definition, the parties agree that (x) Parent will be deemed to have no knowledge of any state of facts, effect, condition, development, event or occurrence that is not (A) disclosed in Section 3.01(j) of the Company Disclosure Schedule or (B) specifically identified in the Filed Company SEC Documents the effect of which is reasonably determinable from the information contained therein, (y) the analysis of materiality shall not be limited to either a long-term or a short-term perspective, and (z) each of the terms contained in clauses (i) through (iv) above are intended to be separate and distinct;

(d) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

(e) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
      Section 8.04     Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of

38

similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
      Section 8.05     Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
      Section 8.06     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 8.07     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Shareholder Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Shareholder Agreement and the Confidentiality Agreement and (b) except for the provisions of Article 2 upon, but not before, the completion of the Merger, and Section 5.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.
      Section 8.08     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
      Section 8.09     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that either of Parent or Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to an Affiliate it directly or indirectly wholly owns or by which it is directly or indirectly wholly owned, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      Section 8.10     Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Arizona or in any state court in the State of Arizona, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Arizona or of any state court located in the State of Arizona in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Arizona or a state court located in the State of Arizona.

39

      Section 8.11     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
      Section 8.12     Guaranty.
      (a) Each Guarantor hereby unconditionally and irrevocably guarantees severally, but not jointly, to the Company the due and punctual performance of each of the obligations and the undertakings of Parent and Sub under this Agreement when and to the extent the same are required to be performed and subject to all of the terms and conditions hereof; provided, however, that each Guarantor’s liability under this Agreement shall be limited to the portion of such liability equal to its pro rata percentage ownership of Parent as listed on Section 8.12 of the Parent Disclosure Schedule; and provided, further that no Guarantor shall have any liability whatsoever under this guaranty after the Closing, whether based upon events occurring prior to or after the Closing. If Parent or Sub shall fail to perform fully and punctually any obligation or undertaking of Parent or Sub under this Agreement when and to the extent the same is required to be performed, subject to the first sentence of this Section 8.12(a), each Guarantor will, upon written demand from the Company, forthwith perform or cause to be performed such obligation or undertaking, as the case may be. The obligations of each Guarantor under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of performance to the extent provided herein, and shall not be contingent upon any attempt by the Company to enforce performance by Parent or Sub.
      (b) Subject to 8.12(a), the obligations of each Guarantor under this guaranty are absolute and unconditional, are not subject to any counterclaim, set off, deduction, abatement or defense based upon any claim a Guarantor may have against the Company (except for any defense Parent or Sub may have against the Company under the terms of this Agreement), and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement or any other agreement which may hereafter be made relating thereto; (ii) any exercise, non-exercise, or waiver by the Company of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Parent or Sub at or prior to the Closing; (iv) absence of any notice to, or knowledge by, a Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (iii); (v) any transfer of shares of capital stock of Parent or Sub, or any assignment by Parent or Sub of its rights and obligations under this Agreement, to a wholly-owned subsidiary of Parent or Sub or a Guarantor; or (vi) any other circumstance, whether similar or dissimilar to the foregoing.
      (c) Each Guarantor unconditionally waives (i) any and all notice of default, non-performance or non-payment by Parent or Sub under this Agreement, and (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of the Company against a Guarantor, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement.

40

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SMISC, LLC

By:	/s/ Marcus G. Smith

Name: Marcus G. Smith Title: Vice President

MOTORSPORTS AUTHENTICS, INC.

By:	/s/ Glenn R. Padgett

Name: Glenn R. Padgett
Title: Authorized Officer

ACTION PERFORMANCE COMPANIES, INC.

By:	/s/ Fred Wagenhals

Name: Fred Wagenhals
Title: Chief Executive Officer

Guarantors:

SPEEDWAY MOTORSPORTS, INC.

By:	/s/ Marcus G. Smith

Name: Marcus G. Smith

Title:	Executive Vice President,

National Sales & Marketing

41

INTERNATIONAL SPEEDWAY CORPORATION

By:	/s/ Glenn R. Padgett

Name: Glenn R. Padgett

Title:	Vice President and Chief Counsel Operations
[Signature Page to Agreement and Plan of Merger]

42

ANNEX I
TO THE MERGER AGREEMENT
INDEX OF DEFINED TERMS

2005 Bonus Plan	Section 5.10(d)
Acquisition Agreement	Section 4.02(c)
Actions	Section 4.01(d)
Affiliate	Section 8.03(a)
Agreement	Preamble
Arizona Code	Section 1.01
Articles of Merger	Section 1.03
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 3.01(o)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(c)
Company Benefit Agreements	Section 3.01(j)
Company Benefit Plans	Section 3.01(o)
Company Bylaws	Section 3.01(a)
Company Charter	Section 1.05(a)
Company Common Stock	Preamble
Company Consolidated Group	Section 3.01(r)
Company Disclosure Schedule	Section 3.01
Company Expense Reimbursement	Section 5.06(a)
Company Pension Plan	Section 3.01(p)
Company Preferred Stock	Section 3.01(c)
Company SEC Documents	Section 3.01(g)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Confidentiality Agreement	Section 5.02
Contract	Section 3.01(e)
Effective Time	Section 1.03
Environmental Laws	Section 3.01(n)
ERISA	Section 3.01(m)
Exchange Act	Section 3.01(f)
Exchange Fund	Section 2.02(a)
Filed Company SEC Documents	Section 3.01(h)
GAAP	Section 3.01(g)
Governmental Entity	Section 3.01(f)
Hazardous Materials	Section 3.01(n)
HSR Act	Section 3.01(f)
HSR Filing	Section 5.03
Intellectual Property Rights	Section 3.01(t)
IRS	Section 3.01(p)
Knowledge	Section 8.03(b)

43

Legal Provisions	Section 3.01(m)
Liens	Section 3.01(b)
Material Adverse Effect	Section 8.03(c)
Maximum Premium	Section 5.05(c)
Merger	Preamble
Merger Consideration	Section 2.01(c)
Moody’s	Section 3.2.02(f)
New Plans	Section 5.10(b)
Old Plans	Section 5.10(b)
Option and Warrant Consideration	Section 2.01(d)
Outside Date	Section 7.01(b)
Parachute Gross Up Payment	Section 3.01(q)
Parent	Preamble
Parent Disclosure Schedule	Section 3.02
Parent Expense Reimbursement	Section 5.06(a)
Paying Agent	Section 2.02(a)
Permits	Section 3.01(m)
person	Section 8.03(d)
Post-Signing Returns	Section 4.01(d)
Primary Company Executives	Section 3.01(q)
Principal Shareholders	Preamble
Proxy Statement	Section 3.01(f)
Related Party	Section 3.01(g)
Related Party Transaction	Section 3.01(g)
Release	Section 3.01(n)
Representatives	Section 4.02(a)
Restraints	Section 6.01(c)
S&P	Section 2.02(f)
SEC	Section 3.01(f)
Securities Act	Section 3.01(g)
Shareholder Agreement	Preamble
Shareholder Approval	Section 3.01(u)
Shareholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(e)
Superior Proposal	Section 4.02(b)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(b)
tax returns	Section 3.01(r)
taxes	Section 3.01(r)
Taxing authority	Section 3.01(r)
Termination Fee	Section 5.06(b)
Treasury Regulations	Section 3.01(r)
Warrants	Section 3.01(c)

44

EXHIBIT A
TO THE MERGER AGREEMENT
ARTICLES OF INCORPORATION
OF THE SURVIVING CORPORATION
      FIRST: The name of the corporation (hereinafter called the “Corporation”) is Motorsports Authentics, Inc.
      SECOND: The name and address of the statutory agent of the Corporation is Corporation Trust Company, [Address]. This address will also be the corporation’s known place of business.
      THIRD: The character of business that the Corporation initially intends to conduct in the State of Arizona is manufacturing, licensing and selling motorsports and other collectibles and consumer items, and all manner of activity related thereto.
      FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.
      FIFTH: To the fullest extent permitted by the Arizona Business Corporation Act as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for any action taken or any failure to take any action as a director,; provided, however, that nothing contained in this Article FIFTH shall eliminate or limit the liability of a director or officer for (a) the amount of a financial benefit received by a director to which the director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders, (c) a violation of section A.R.S. Section 10-833, or (d) an intentional violation of criminal law. No amendment to or repeal of this Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
      SIXTH: The Corporation shall, to the fullest extent permitted by A.R.S. Sections 10-850 through 10-858, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Sections from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Sections. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SIXTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.
      SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
      EIGHTH: The initial board of directors shall consist of four members. The names and addresses of the persons who are to serve as the members of the board of directors until their successors are elected and qualify are:

Lesa France Kennedy
c/o International Speedway Corporation
1801 W. International Speedway Blvd.
Daytona Beach, FL 32114

45

John R. Saunders
c/o International Speedway Corporation
1801 W. International Speedway Blvd.
Daytona Beach, FL 32114

Mark M. Gambill
c/o Speedway Motorsports, Inc.
5555 Concord Parkway South
Concord, NC 28027

Marcus Smith
c/o Speedway Motorsports, Inc.
5555 Concord Parkway South
Concord, NC 28027
      NINTH: The name and address of the incorporator is:

Name:	Address:
      All powers, duties and responsibilities of the incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission.
      EXECUTED this 28th day of August 2005 by

Name:

46

APPENDIX B
August 28, 2005
Board of Directors
Action Performance Companies, Inc.
1480 South Hohokam Drive
Tempe, Arizona 85281
Ladies and Gentlemen:
      We understand that Action Performance Companies, Inc. (the Company) intends to merge with White Cliffs Alliance, LLC (“Parent”), a joint venture between International Speedway Corporation (“ISC”) and Speedway Motorsports, Inc. (“SMI”). In the merger, common stockholders of the Company will receive $13 per share in cash for each share of Company common stock outstanding (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the “Agreement”).
      We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered in the Proposed Transaction.
      In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement dated August 28, 2005; (2) publicly available information concerning the Company which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) a trading history of the Company’s common stock from August, 2000 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded companies; (7) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.
      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company. Our opinion is necessarily based upon market, economic and other conditions
SunTrust Robinson Humphrey Capital Markets   3333 Peachtree Road, NE   Atlanta, GA 30326   www.SunTrustRH.com   ph: 404.926.5000
Member New York Stock Exchange, Inc.

B-1

as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or Parent. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company, ISC and SMI in the ordinary course of business.
      Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered in the Proposed Transaction is fair to the common stockholders of the Company. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board and stockholders in their evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction.

SUNTRUST ROBINSON HUMPHREY
SUNTRUST CAPITAL MARKETS, INC.

B-2

APPENDIX C
EXECUTION COPY
      SHAREHOLDER AGREEMENT dated as of August 29, 2005, (this “Agreement”), among SMISC, LLC, a Delaware limited liability company (“Parent”), and the individuals and other parties listed on Schedule A attached hereto (each, a “Shareholder” and, collectively, the “Shareholders”).
      WHEREAS, Parent, Motorsports Authentics, Inc., a Delaware corporation and a indirect wholly owned Subsidiary of Parent (“Sub”), and Action Performance Companies, Inc., an Arizona corporation (“Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
      WHEREAS, each Shareholder owns the number of shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) set forth opposite his, her or its name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the “Subject Shares” of such Shareholder);
      WHEREAS, the Board of Directors of the Company has unanimously approved the terms of this Agreement; and
      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Shareholder enter into this Agreement.
      NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual promises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:
      1.     Representations and Warranties of Each Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

(a) Authority, Execution and Delivery; Enforceability. The Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Shareholder and, assuming this Agreement constitutes the legal, valid and binding obligation of Parent, constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Subject Shares of the Shareholder under, (i) any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding or instrument, (collectively, “Contracts”) to which the Shareholder is a party or by which any of the Subject Shares of the Shareholder is bound or (ii) subject to the filings and other matters referred to in the next sentence, any provision of any judgment, order or decree (collectively, “Judgment”) or any statute, law, ordinance, rule or regulation (collectively, “Applicable Law”) applicable to the Subject Shares of the Shareholder. No consent, approval, order or authorization (collectively, “Consent”) of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance by the Shareholder of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Shareholder’s receipt in the Merger of the Merger Consideration, (ii) such reports under Sections 13(d)

and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) where the failure to obtain such Consent or action, or to make such registration, declaration or filing, could not reasonably be expected to prevent, materially impede or delay the performance by the Shareholder of its obligations under this Agreement. If the Shareholder is a natural person and is married, and the Shareholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. The Shareholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto. The Shareholder has the sole right to vote such Subject Shares (except to the extent that such Subject Shares are issuable upon the exercise of options or Warrants that have not been exercised by such Shareholder), and, except as contemplated by this Agreement, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares.

      2.     Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder that Parent (i) is duly formed, validly existing and in good standing under the laws of the State of Delaware, and (ii) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized. The execution and delivery by Parent of this Agreement and consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (i) the Certificate of Formation or Limited Liability Company Agreement of Parent, (ii) any Contract to which Parent is a party or by which any properties or assets of Parent are bound in any way that would prevent the consummation by Parent of the transactions contemplated by this Agreement or (iii) subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Parent or the properties or assets of Parent, in any way that would prevent the consummation by Parent of the transactions contemplated by this Agreement. No Consent of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
      3.     Covenants of Each Shareholder. Each Shareholder, acting as a shareholder of the Company and not as an officer or director of the Company, severally and not jointly, agrees as follows:

(a) Without in any way limiting each Shareholder’s right to vote its Subject Shares in its sole discretion with respect to any other matters, at any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Shareholder shall, including by executing a written consent if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

(b) Notwithstanding the foregoing paragraph (a), each Shareholder may decline to vote, or cause to be voted, the Subject Shares in favor of the Merger, if (i) without the prior written consent of such Shareholder, the Merger Agreement shall be amended to (A) reduce the price per share to be paid for the Subject Shares to less than $13.00 per share, net to the seller in cash, (B) change the form of consideration payable in the Merger Agreement, or (C) amend or modify any term or condition of the Merger Agreement in a manner adverse to the shareholders of the Company; or (ii) any Governmental Entity shall have issued a final, nonappealable order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting such Shareholder from tendering Shares.

(c) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company’s First Amended and Restated Articles of Incorporation or Bylaws or other proposal or transaction involving the Company, in each case which proposal, transaction or amendment would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(d) The Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), consent to any Transfer of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein) to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares other than pursuant to this Agreement and shall not commit or agree to take any of the foregoing actions. The Shareholder shall not, nor shall such Shareholder permit any entity under such Shareholder’s control to, deposit any Subject Shares in a voting trust.

(e) The Shareholder shall not, nor shall it authorize or permit any employees or Affiliates of, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of, the Shareholder (collectively, the “Shareholder Representatives”) to, directly or indirectly through any person or entity, (i) solicit, initiate or encourage, or knowingly take any other action designed to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Shareholder Representative of such Shareholder, whether or not such person is purporting to act on behalf of such Shareholder, shall be a breach of this Section 3(e) by such Shareholder. The Shareholder shall promptly advise Parent orally and in writing of any Takeover Proposal or inquiry made to the Shareholder with respect to any Takeover Proposal.

(f) Until the earlier of (i) the consummation of the Merger and (ii) termination of the Merger Agreement pursuant to its terms, the Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger

Agreement. The Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as may be required by Applicable Law.

(g) The Shareholder, and any beneficiary of a revocable trust for which such Shareholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

(h) The Shareholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

      4.     Grant of Irrevocable Proxy; Appointment of Attorney-In-Fact.
      (a) Each Shareholder hereby irrevocably grants to, and appoints, Parent and Lesa Kennedy and Marcus Smith, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, and any individual designated in writing by any of them, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), during and for the Proxy Term (hereinafter defined), for and in the name, place and stead of such Shareholder, to vote such Shareholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, (i) in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement, (ii) against any Takeover Proposal and (iii) against any amendment of the Company’s First Amended and Restated Articles of Incorporation or Bylaws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.
      (b) Such Shareholder represents that any proxies heretofore given in respect of such Shareholder’s Subject Shares are not irrevocable, and that all such proxies are hereby or heretofore have been revoked.
      (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 10-722 of the Arizona Code. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with Section 7.
      (d) For purposes of this Agreement, “Proxy Term” means the period from the execution of this Agreement until the termination of this Agreement in accordance with the terms of Section 7 hereof.
      5.     Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
      6.     Additional Matters. (a) Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors, and that each certificate representing such Subject Shares will be inscribed with a legend to such effect. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Shareholder, the number of Subject Shares listed in Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Shareholder. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall require or be deemed to require the exercise of, or give any person other than the Shareholder the power to exercise, any option to purchase Company Common Stock or any Warrants held at any time by such Shareholder, it being understood that the foregoing shall in no way limit the provisions of Section 3 herein.
      (b) Each Shareholder agrees that such Shareholder will tender to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Shareholder’s Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 5.12 of the Merger Agreement.
      (c) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such a director or officer of the Company. Each Shareholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Subject Shares and nothing herein shall limit or affect any actions taken by any Shareholder or any employee or Affiliate of any Shareholder in his or her capacity as an officer or director of Company to the extent specifically permitted by the Merger Agreement.
      (d) The parties hereto agree that the legend referenced above shall be removed and the restrictions set forth in the legend above shall be of no further force and effect, in each case, upon termination of this Agreement in accordance with Section 7 hereof.
      7.     Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement. Nothing in this Section 7 shall relieve or otherwise limit the liability of any party for breach of this Agreement.
      8.     General Provisions.
      (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Shareholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).
      (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
      (d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Shareholder. This Agreement shall become effective against any Shareholder when one or more counterparts have been executed by such Shareholder and delivered to Parent. Each party need not sign the same counterpart.

      (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any legal or equitable rights or remedies.
      (f) Governing Law; Capitalized Terms. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF. CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.
      (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an “interested shareholder” with whom the Company would be prevented for any period pursuant to Sections 10-2741 et seq. of the Arizona Code from engaging in any “business combination” (as such terms are defined in Section ARS 10-2701 of the Arizona Code), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.
      9.     Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.
      10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any Shareholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Shareholders, and any assignment without such consent shall be null and void, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
      11.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
      12.     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and related to the Subject Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Subject Shares, except as otherwise provided herein.

      13.     Service of Process. Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by law.
      14.     Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, in the case of any Shareholder who is a director of the Company, the agreements of such Shareholder contained in this Agreement shall not govern, limit or restrict such Shareholder’s ability to exercise his or her fiduciary duties as a director to the shareholders of the Company under applicable law in his or her capacity as a director of Company.
      IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

SMISC, LLC

By:	/s/ Marcus G. Smith

Marcus G. Smith

Title:	Vice President

SHAREHOLDER

By:	/s/ Fred Wagenhals

Fred Wagenhals
[Signature Page to Shareholder Agreement]

SCHEDULE A

Name	Shares

Fred Wagenhals	Fred Wagenhals has sole voting and disposition power over 906,800 shares of the Company and 284,195 options of the company. In addition, Mr. Wagenhals has the right to vote up to 906,800 shares owned by Lisa Wagenhals (to the extent still owned by Lisa Wagenhals) and stock issued upon the exercise of up to 284,195 options of the company (to the extent still owned by Ms. Wagenhals)

ACTION PERFORMANCE COMPANIES, INC.
2005 SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement of the Company, each dated                     , 2005, and hereby appoints Herbert M. Baum and David M. Riddiford, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of ACTION PERFORMANCE COMPANIES, INC., to be held on Friday,                     , 2005 at 8:00 a.m. local time, at Action Performance’s corporate headquarters located at 1480 S. Hohokam Drive, Tempe, AZ, and at any adjournment or adjournments or postponement or postponements thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF ACTION PERFORMANCE COMPANIES, INC.
             , 2005
FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 29, 2005, BY AND AMONG INTERNATIONAL SPEEDWAY CORPORATION, SPEEDWAY MOTORSPORTS, INC., SMISC, LLC, MOTORSPORTS AUTHENTICS, INC. AND ACTION PERFORMANCE

☐ FOR	☐ AGAINST	☐ ABSTAIN
and upon such matters as may properly come before the meeting or any adjournment or adjournments or postponement or postponements thereof.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN FAVOR OF THE AGREEMENT AND PLAN OF MERGER, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
    A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments or postponement or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder
Date:
Signature of Shareholder
Date:
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.